As filed with the Securities and Exchange Commission on March 28, 2022.
Registration No. 333-262267

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALERUS FINANCIAL CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Delaware (State or Other Jurisdiction of Incorporation or Organization)	6021 (Primary Standard Industrial Classification Code Number)	45-0375407 (I.R.S. Employer Identification Number)
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Katie A. Lorenson
President and Chief Executive Officer
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Joseph T. Ceithaml Barack Ferrazzano Kirschbaum & Nagelberg LLP 200 W. Madison Street, Suite 3900 Chicago, Illinois 60606 (312) 984-3100	Ernest J. Panasci Spierer Woordward Corbalis Goldberg, P.C. 5050 South Syracuse Street Suite 900 Denver, Colorado 80237 (303) 999-3422

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as reasonably practicable after the Registration Statement becomes effective and after the conditions to the completion of the proposed transaction described in the proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED March 28, 2022
MPB BHC, INC.

PROSPECTUS OF ALERUS FINANCIAL CORPORATION

PROXY STATEMENT OF MPB BHC, INC.

Merger Proposal — Your Vote Is Important
DEAR MPB BHC, INC. STOCKHOLDERS:
The board of directors of MPB BHC, Inc. (which we refer to as “MPB”) and Alerus Financial Corporation (which we refer to as “Alerus”) have each unanimously approved a transaction that will result in the merger of MPB with and into Alerus (which we refer to as the “merger”). Alerus will be the surviving bank holding company in the merger. If the merger is completed, each issued and outstanding share of MPB common stock will be converted into the right to receive 0.74 shares of Alerus common stock, with cash paid in lieu of fractional shares. The Exchange Ratio is subject to potential downward adjustment, as described in the merger agreement. After the merger is completed, we expect that current Alerus stockholders will own approximately 87.0% of the outstanding shares of common stock of the combined company, and current MPB stockholders will own approximately 13.0% of the outstanding shares of common stock of the combined company.
Alerus’s common stock currently trades on the Nasdaq Capital Market under the symbol “ALRS.” MPB common stock is listed on the OTC Pink Open Market under the symbol “MPHX.” Based on the closing price of Alerus common stock as reported on the Nasdaq Capital Market of $31.43 as of December 7, 2021, the trading day immediately preceding the public announcement of the merger, the implied merger consideration that a MPB stockholder would be entitled to receive for each share of MPB common stock owned would be $23.26, with an aggregate transaction value of approximately $85.3 million. Based on the closing price of Alerus common stock as reported on the Nasdaq Capital Market of $28.21 as of March 23, 2022, the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that a MPB stockholder would be entitled to receive for each share of MPB common stock owned would be $20.88, with an aggregate transaction value of approximately $78.7 million.
We cannot complete the merger unless we obtain the necessary governmental approvals and unless the stockholders of MPB approve the merger agreement and the transactions contemplated therein. Your vote is important, regardless of the number of shares that you own. Whether or not you plan to attend the special meeting, please take the time to vote by following the voting instructions included in the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting. If you do not vote your shares as instructed in the enclosed proxy card, or if you do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote against the merger and the transactions contemplated therein.
The date, time and place of the stockholders’ meeting follow:
Date:	April 29, 2022
Time:	10:00 A.M., local time
Place:	4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008
This proxy statement/prospectus contains a more complete description of the special meeting of MPB stockholders and the terms of the merger. We urge you to review this entire document carefully. You may also obtain information about MPB and Alerus from documents that Alerus has filed with the Securities and Exchange Commission (which we refer to as the “SEC”).
MPB’s board of directors recommends that MPB’s stockholders vote “FOR” approval of the merger agreement and the transactions contemplated therein and “FOR” the other matters to be considered at the special meeting.
Sincerely,
Stephen P. Haggard
President and Chief Executive Officer
MPB BHC, Inc.
You should read this entire proxy statement/prospectus carefully because it contains important information about the merger. In particular, you should read carefully the information under the section entitled “Risk Factors” beginning on page 15.
Neither the SEC nor any state securities regulatory body has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
This proxy statement/prospectus is dated March   , 2022, and is first being mailed to MPB’s stockholders on or about March   , 2022.

MPB BHC, Inc.
4686 E. Van Buren Street, Suite 150
Phoenix, AZ 85008
(602) 346-1800
Notice of Special Meeting of Stockholders
Date:	April 29, 2022
Time:	10:00 A.M., local time
Place:	4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008
TO MPB STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that MPB BHC, Inc. (which we refer to as “MPB”) will hold a special meeting of stockholders on April 29, 2022 at 10:00 A.M., local time, at 4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008. The purpose of the meeting is to consider and vote on the following matters:
•
a proposal to approve the Agreement and Plan of Merger, dated as of December 8, 2021, between Alerus Financial Corporation (which we refer to as “Alerus”) and MPB, pursuant to which MPB will merge with and into Alerus, and the transactions contemplated therein (which we refer to as the “merger proposal”); and

•
a proposal to approve the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the “adjournment proposal”).

Holders of record of MPB common stock at the close of business on March 15, 2022, are entitled to receive this notice and to vote at the special meeting and any adjournments or postponements thereof. The presence, in person or by proxy, of a majority of the shares of MPB common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Adoption of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MPB common stock entitled to vote, represented in person or by proxy. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the special meeting, in person or by proxy, and entitled to vote.
The board of directors of MPB unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein and“FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.
Your vote is important. Whether or not you plan to attend the meeting, please act promptly to vote your shares. You may vote your shares by completing, signing and dating a proxy card and returning it in the accompanying postage paid envelope. Please review the instructions for each of your voting options described in this proxy statement/prospectus. If you attend the meeting, you may vote your shares in person, even if you have previously submitted a proxy in writing. Submitting a proxy will ensure that your shares are represented at the meeting.
We will send you a letter of transmittal separately on a later date with instructions informing you how to send in your stock certificates to the exchange agent to receive your portion of the merger consideration. Please do not send in your stock certificates at this time.
Under Arizona law, if the merger is completed, MPB stockholders of record who do not vote to approve the merger agreement, and otherwise comply with the applicable provisions of Arizona law pertaining to objecting stockholders, will be entitled to exercise dissenters’ rights and obtain payment in cash for the fair value of their shares of MPB common stock by following the procedures set forth in detail in this proxy statement/prospectus. A copy of the section of Title 10 of the Arizona Revised Statutes, as amended, pertaining to dissenters’ rights is included as Appendix B to this proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Stephen P. Haggard, President and Chief Executive Officer of MPB BHC, Inc., at (602) 346-1800 or shaggard@metrophoenixbank.com.
By Order of the Board of Directors
Helen DeFusco Corporate Secretary
Phoenix, Arizona
March   , 2022

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about Alerus from documents filed with the SEC that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” You can obtain any of the documents filed with or furnished to the SEC by Alerus at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by requesting them in writing or by telephone at the following address and telephone number:
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
The section of this proxy statement/prospectus entitled “Where You Can Find More Information” has additional information about obtaining copies of documents that Alerus has filed with the SEC.
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of the special meeting. This means that stockholders requesting documents must do so by April 24, 2022, to receive them before the MPB special meeting.
ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the SEC by Alerus (File No. 333-262267), constitutes a prospectus of Alerus under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of common stock, par value $1.00 per share, of Alerus, which we refer to as “Alerus common stock,” to be issued pursuant to the Agreement and Plan of Merger, dated as of December 8, 2021, by and between Alerus and MPB, as it may be amended from time to time, which we refer to as the “merger agreement.” This document also constitutes a proxy statement of MPB under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act.” It also constitutes a notice of meeting with respect to the special meeting at which MPB stockholders will be asked to consider and vote upon the approval of the merger agreement.
Alerus has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Alerus, and MPB has supplied all information contained in this proxy statement/prospectus relating to MPB.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated         , 2022, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to MPB stockholders nor the issuance by Alerus of shares of Alerus common stock in connection with the merger will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address some commonly asked questions regarding the merger, the merger agreement and the special meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document. See “Where You Can Find More Information.”
Q:
What is the proposed transaction?

A:
You are being asked to vote on the approval of a merger agreement that provides for the merger of MPB BHC, Inc. (which we refer to as “MPB”) with and into Alerus Financial Corporation (which we refer to as “Alerus”), with Alerus as the surviving company (which we refer to as the “merger proposal”). The merger is anticipated to be completed in the second quarter of 2022. At a date following the completion of the merger, Alerus intends to merge Metro Phoenix Bank (which we refer to as “Metro Bank”), MPB’s wholly-owned bank subsidiary, with and into Alerus Financial, National Association (“Alerus Financial”), Alerus’s wholly-owned bank subsidiary, with Alerus Financial as the surviving bank (which we refer to as the “bank merger”). At such time, Metro Bank’s banking offices will become banking offices of Alerus Financial. Until the banks are merged, Alerus will own and operate Metro Bank and Alerus Financial as separate bank subsidiaries.

Q:
What will MPB stockholders be entitled to receive in the merger?

A:
If the merger is completed, each share of MPB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or MPB, and other than any dissenting shares) will be converted into the right to receive 0.7400 shares of Alerus common stock (which we refer to as the “exchange ratio”), with cash paid in lieu of fractional shares. Shares of MPB common stock held by MPB stockholders who elect to exercise their dissenters’ rights (which we refer to as “dissenting shares”) will not be converted into merger consideration.

Q:
Will the exchange ratio adjust based on the trading price of Alerus common stock prior to closing?

A:
No, the exchange ratio is fixed and will not increase or decrease due to changes in the trading price of Alerus common stock prior to the closing of the merger. The exchange ratio is subject to potential downward adjustment, as described in the merger agreement, if certain financial metrics of MPB are not met at closing. See “Description of the Merger Agreement — Consideration to be received in the merger.”

Q:
What is the value of the per share merger consideration?

A:
The value of the merger consideration to be received by MPB stockholders will fluctuate as the market price of Alerus common stock fluctuates before the completion of the merger. This price will not be known at the time of MPB’s special meeting and may be more or less than the current price of Alerus common stock or the price of Alerus common stock at the time of the special meeting. Based on the closing stock price of Alerus common stock on the Nasdaq Capital Market on December 7, 2021, the trading day immediately prior to the public announcement of the merger, of $31.43, the implied merger consideration that a MPB stockholder would be entitled to receive for each share of MPB common stock owned would be $23.26 with an aggregate transaction value of approximately $85.3 million. Based on the closing price of Alerus common stock as reported on the Nasdaq Capital Market of $28.21 as of March  23, 2022, the latest practicable date before the date of this proxy statement/prospectus, the implied merger consideration that a MPB stockholder would be entitled to receive for each share of MPB common stock owned would be $20.88 with an aggregate transaction value of approximately $78.7 million. After the merger is completed, we expect that current Alerus stockholders will own approximately 87.0% of the outstanding shares of common stock of the combined company, and current MPB stockholders will own approximately 13.0% of the outstanding shares of common stock of the combined company. We urge you to obtain current market quotations for shares of Alerus common stock.

Q:
Why do MPB and Alerus want to engage in the merger?

A:
MPB believes that the merger will provide MPB stockholders with substantial benefits, and Alerus believes that the merger will further its strategic growth plans. To review the reasons for the merger in more detail, see “The Merger — MPB’s reasons for the merger and recommendation of the board of directors” and “The Merger — Alerus’s reasons for the merger.”

Q:
In addition to approving the merger agreement, what else are MPB stockholders being asked to vote on?

A:
In addition to the merger agreement and the transactions contemplated therein, MPB is soliciting proxies from holders of its common stock with respect to a proposal to adjourn the MPB special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein (which we refer to as the “adjournment proposal”). Completion of the merger is not conditioned upon approval of the adjournment proposal.

Q:
What does the MPB board of directors recommend?

A:
MPB’s board of directors has determined that the merger agreement and the transactions contemplated therein are in the best interests of MPB and its stockholders. MPB’s board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated therein and “FOR” the approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. To review the reasons for the merger in more detail, see “The Merger — MPB’s reasons for the merger and recommendation of the board of directors.”

Q:
What vote is required to approve each proposal at the MPB special meeting, and how will abstentions and broker non-votes affect the vote?

A:
Approval of the merger agreement and the transactions contemplated therein requires the affirmative vote of the holders of a majority of the outstanding shares of MPB common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares represented at the special meeting, in person or by proxy, and entitled to vote. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent MPB from obtaining a quorum and require MPB to adjourn the special meeting to solicit additional proxies.

Q:
Why is my vote important?

A:
The merger cannot be completed unless the merger agreement is approved by MPB stockholders. If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your bank, brokerage firm or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the approval of the merger agreement. The MPB board of directors unanimously recommends that MPB’s stockholders vote “FOR” the merger proposal. Completion of the merger is not conditional upon approval of the adjournment proposal.

Q:
What do I need to do now? How do I vote?

A:
You may vote at the special meeting if you own shares of MPB common stock of record at the close of business on the record date for the special meeting, March 15, 2022. After you have carefully read and considered the information contained in this proxy statement/prospectus, please vote by a method described on your proxy card. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not vote by proxy and do not vote at the special meeting, this will make it more difficult to achieve a quorum for the meeting.

Q:
If my shares of common stock are held in “street name” by my bank, broker or other fiduciary, will my bank, broker or other fiduciary automatically vote my shares for me?

A:
No. Your bank, broker or other fiduciary cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker or other fiduciary, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank, broker or other fiduciary. You may not vote shares held in street name by returning a proxy card directly to MPB, or by voting in person at the MPB special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank or other fiduciary. Further, banks, brokers or other fiduciaries that hold shares of MPB common stock on behalf of their customers may not give a proxy to MPB to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks and other fiduciaries do not have discretionary voting power on these matters. Failure to instruct your bank, broker or other fiduciary how to vote will have the same effect as a vote against adoption of the merger agreement.
Q:
How will my proxy be voted?

A:
If you complete, sign, date and mail your proxy card, your proxy will be voted in accordance with your instructions. If you sign, date and send in your proxy card, but you do not indicate how you want to vote, your proxy will be voted “FOR” approval of the merger agreement and the other proposals in the notice.

Q:
Can I revoke my proxy and change my vote?

A:
You may change your vote or revoke your proxy prior to the special meeting by filing with the corporate secretary of MPB, a duly executed revocation of proxy or submitting a new proxy with a later date. You may also revoke a prior proxy by voting in person at the applicable special meeting.

Q:
Are there risks I should consider in deciding to vote on the approval of the merger agreement?

A:
Yes, in evaluating the merger agreement and the transactions contemplated therein, you should read this proxy statement/prospectus carefully, including the factors discussed in the section titled “Risk Factors” beginning on page 15.

Q:
What if I oppose the merger? Do I have dissenters’ rights?

A:
MPB stockholders who do not vote in favor of approval of the merger agreement and otherwise comply with all of the procedures of Title 10 of the Arizona Revised Statutes, as amended (which we refer to as the “ARS”), will be entitled to receive payment in cash of the fair value of their shares of MPB common stock as ultimately determined under the statutory process. A copy of the applicable section of the ARS is attached as Appendix B to this document. This “fair value” could be more than the merger consideration but could also be less.

Q:
What are the tax consequences of the merger to me?

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer as the “Internal Revenue Code”), and it is a condition to Alerus’s and MPB’s obligations to complete the merger that each of them receives a legal opinion from its tax counsel to that effect. However, neither MPB nor Alerus has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization.
Provided the merger qualifies as a reorganization for United States federal income tax purposes, MPB stockholders generally will not recognize any gain or loss upon the exchange of their MPB common stock for shares of Alerus common stock, except with respect to cash received in lieu of fractional shares, if any.
The tax consequences of the merger to each MPB stockholder will depend on such MPB stockholder’s own situation and many variables not within our control. You should consult with your tax advisor for the specific tax consequences of the merger to you. See “The Merger — Material U.S. federal income tax consequences of the merger.”
Q:
When and where is the MPB special meeting?

A:
The MPB special meeting will take place on April 29, 2022, at 10:00 A.M. local time, at 4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008.

Q:
Who may attend the MPB special meeting?

A:
Only MPB stockholders as of the record date may attend the special meeting. If you are a stockholder of record, you will need to present the proxy card that you received or another proof of identification in order to be admitted into the meeting.

Q:
Should I send in my MPB stock certificates now?

A:
No. The exchange agent will mail letters of transmittal within two business days following the closing date of the merger. After you receive the letter of transmittal, you should complete the letter of transmittal and, if you hold MPB stock certificates, return them with your completed form to submit them for exchange. Please send the letter of transmittal and your MPB stock certificates, if any, to the exchange agent, in the envelope provided with the letter of transmittal. Do not send your stock certificates with your proxy card.

Q:
Whom may I contact if I cannot locate my MPB stock certificate(s)?

A:
If you are unable to locate your original MPB stock certificate(s), you should follow the instructions regarding lost or stolen stock certificates set forth in the letter of transmittal that will be mailed to you following the closing of the merger.

Q:
What should I do if I hold my shares of MPB common stock in book-entry form?

A:
If you hold shares of MPB common stock in book-entry form, you should follow the instructions set forth in the letter of transmittal with respect to shares of MPB common stock held in book-entry form.

Q:
What should I do if I receive more than one set of voting materials?

A:
MPB stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of MPB common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of MPB common stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of MPB common stock that you own.

Q:
When is the merger expected to be completed?

A:
The merger agreement must be approved by stockholders of MPB, and we must obtain the necessary regulatory approvals, before we can complete the merger. Assuming MPB stockholders vote to approve the merger and adopt the merger agreement and we obtain the other necessary approvals and satisfaction or waiver of the other conditions to the closing described in the merger agreement, we expect to complete the merger in the second quarter of 2022. See “Description of the Merger Agreement — Conditions to completion of the merger.”

Q:
Is completion of the merger subject to any conditions besides stockholder approval?

A:
Yes. The transaction must receive the required regulatory approvals, and there are other standard closing conditions that must be satisfied. See “Description of the Merger Agreement — Conditions to completion of the merger.”

Q:
What happens if the merger is not completed?

A:
MPB and Alerus expect to complete the merger in the second quarter of 2022. However, neither MPB nor Alerus can assure you of when or if the merger will be completed. MPB and Alerus must first obtain the approval of MPB stockholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other standard closing conditions. If the merger is not completed, MPB stockholders will not receive any consideration for their shares and will continue to be MPB stockholders. Each of Alerus and MPB will remain independent companies. Under certain circumstances, MPB may be required to pay Alerus a fee with respect to the termination of the merger agreement, as described under “Description of the Merger Agreement — Termination fees.”

Q:
Who can answer my other questions?

A:
If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact: MPB BHC, Inc., Stephen P. Haggard, President and Chief Executive Officer of MPB BHC, Inc., 4686 E. Van Buren Street, Suite 150 Phoenix, Arizona 85008, at (602) 346-1800 or shaggard@metrophoenixbank.com.

SUMMARY
This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully, you should read this entire proxy statement/prospectus carefully, including the Appendixes and the documents referred to or incorporated in this proxy statement/prospectus. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.
Information about Alerus and MPB
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
(701) 795-3200
Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, North Dakota. Through its subsidiary, Alerus Financial, National Association, Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments — banking, retirement and benefit services, wealth management, and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client‑friendly technology.
As of December 30, 2021, Alerus had total assets of approximately $3.4 billion, total loans of approximately $1.8, total deposits of approximately $2.9 billion, total stockholders’ equity of approximately $359.4 million, assets under administration/management in its retirement and benefit services segment of approximately $36.7 billion, and assets under administration/management in its wealth management segment of approximately $4.0 billion.
Alerus common stock is traded on the Nasdaq Capital Market under the ticker symbol “ALRS.”
MPB BHC, Inc.
4686 E. Van Buren Street, Suite 150
Phoenix, AZ 85008
(602) 346-1800
MPB BHC, Inc. is an Arizona corporation and registered bank holding company for Metro Phoenix Bank, a privately held, locally owned and operated full-service community bank. Metro Phoenix Bank operates one branch in Phoenix, serving small- and medium-sized businesses throughout the metro area.
As of December 30, 2021, MPB had total assets of approximately $412 million, total loans of approximately $293 million, total deposits of approximately $365 million and total stockholders’ equity of approximately $43.4 million.
MPB common stock is listed on the OTC Pink Open Market under the symbol “MPHX.”
The merger and the merger agreement (See page 24)
Alerus’s acquisition of MPB is governed by a merger agreement. The merger agreement provides that, if all of the conditions set forth in the merger agreement are satisfied or waived, MPB will be merged with and into Alerus. The merger is anticipated to be completed in the second quarter of 2022. After the consummation of the merger, Metro Bank will be a wholly-owned subsidiary of Alerus. At a date following the completion of the merger, Alerus intends to merge Metro Bank with and into Alerus Financial, with Alerus Financial as the surviving bank. At such time, Metro Bank’s banking offices will become banking offices of Alerus Financial. Until the banks are merged, Alerus will own and operate Metro Bank and Alerus Financial as separate bank subsidiaries.
The merger agreement is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. We urge you to read the merger agreement carefully and fully, as it is the legal document that governs the merger.

What MPB stockholders will receive (See page 45)
If the merger is completed, each share of MPB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or MPB, and other than any dissenting shares) will be converted into the right to receive 0.7400 shares of Alerus common stock, subject to potential downward adjustment, with cash paid in lieu of fractional shares. Shares of MPB common stock held by MPB stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Material U.S. federal income tax consequences of the merger (See page 37)
The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and it is a condition to Alerus’s and MPB’s obligations to complete the merger that each of Barack Ferrazzano Kirschbaum & Nagelberg LLP (which we refer to as “Barack Ferrazzano”) and Robinson, Diss and Clowdus, P.C. (which we refer to as “Robinson”) have delivered opinions, dated as of the closing date, to the effect that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. The opinion will not bind the Internal Revenue Service, which could take a different view. Neither Alerus nor MPB has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization.
Provided the merger qualifies as a reorganization for United States federal income tax purposes, MPB stockholders generally will not recognize any gain or loss upon the exchange of their MPB common stock for shares of Alerus common stock, except with respect to cash received in lieu of fractional shares, if any.
Determining the actual tax consequences of the merger to you as an individual taxpayer can be complicated. The tax consequences of the merger to each MPB stockholder will depend on such MPB stockholder’s own situation and many variables not within our control. For these reasons, we strongly urge MPB stockholders to consult with their own tax advisors for a full understanding of the federal and any applicable state, local or other tax consequences of the merger to them.
MPB’s reasons for the merger; Board recommendation to MPB’s stockholders (See page 26)
The MPB board of directors believes that the merger agreement and the transactions contemplated therein are in the best interests of MPB and its stockholders. MPB’s board of directors unanimously recommends that MPB stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” adjournment of the MPB special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.
Opinion of MPB’s Financial Advisor (See page 29)
At the December 8, 2021 meeting of the board of directors of MPB (the “MPB Board”), representatives of Raymond James & Associates, Inc. (“Raymond James”) rendered Raymond James’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the Board dated December 8, 2021, as to the fairness, as of such date, from a financial point of view, to the holders of MPB’s outstanding common stock (other than dissenting shares) of the merger consideration to be received by such holders in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion.
The full text of the written opinion of Raymond James, dated December 8, 2021, which sets forth, among other things, the various qualifications, assumptions and limitations on the scope of the review undertaken, is attached as Appendix C to this document. Raymond James provided its opinion for the information and assistance of the MPB Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger and the transactions contemplated thereby, and its opinion only addresses whether the merger consideration to be received by the holders of MPB common stock (other than dissenting shares) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James did not address the underlying business decision of MPB to engage in the merger or enter into the merger agreement or any other term or aspect of the merger agreement or the merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the MPB Board in connection with the merger or any holder of MPB common stock as to how such stockholder or any other person should vote or otherwise act with respect to the proposed merger or any other matter.
Interests of officers and directors of MPB in the merger may be different from, or in addition to, yours (See page 41)
When you consider the MPB board of directors’ recommendation to vote in favor of approval of the merger agreement, you should be aware that some of MPB’s directors and officers may have interests in the merger that are different from, or in addition to, your interests as stockholders. MPB’s board of directors was aware of such interests and took them into account in reaching its decisions to approve and adopt the merger agreement and to recommend the approval of the merger agreement to MPB stockholders. These interests are as follows:
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The receipt of merger consideration due to the stock ownership of certain executive officers and directors. See “The Merger — Interests of certain persons in the merger — Stock Ownership”.

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Payments due under the change in control and salary continuation provisions of the employment agreements between MPB and certain of its officers. See “The Merger — Interests of certain persons in the merger — Payments Pursuant to Employment Agreements.”

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MPB’s Chief Executive Officer’s employment agreement with Alerus, which is contingent on the closing of the merger. Under the terms of the employment agreement, if the merger closes and other conditions of the agreement are satisfied, Stephen Haggard will assume the position of President of the Arizona market for Alerus and will receive compensation and certain other benefits, as described in the employment agreement. See “The Merger — Interests of certain persons in the merger — Stephen P. Haggard Employment Agreement”.

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Severance benefits payable to MPB’s officers not covered by change in control agreements. See “The Merger — Interests of certain persons in the merger — Severance Payments”.

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The continued indemnification and directors’ and officers’ insurance coverage of current MPB and Metro Bank directors and officers following the merger. See “The Merger — Interests of certain persons in the merger — Indemnification and Insurance”.

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Payments to certain of MPB’s officers may be subject to a 20% excise tax under Section 280G of the Internal Revenue Code absent a stockholder vote for approval of such payments prior to the effective time of the merger. See “The Merger — Interests of certain persons in the merger — Code Section 280G”.

MPB stockholders will have dissenters’ rights in connection with the merger (See page 42)
MPB stockholders may assert dissenters’ rights in connection with the merger and, upon complying with the requirements of the ARS, receive cash in the amount of the fair value of their shares instead of the merger consideration.
A copy of the section of the ARS pertaining to dissenters’ rights is attached as Appendix B to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.
The merger and the performance of the combined company are subject to a number of risks (See page 15)
There are a number of risks relating to the merger and to the businesses of Alerus, MPB and the combined company following the merger. See the “Risk Factors” beginning on page 15 for a discussion of these and other risks relating to the merger. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Stockholder approval will be required to complete the merger and approve the other proposals set forth in the notice (See page 21)
Approval by MPB’s stockholders at MPB’s special meeting of stockholders on April 29, 2022, is required to complete the merger. The presence, in person or by proxy, of a majority of the shares of MPB common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the meeting. Each share of MPB common stock outstanding on the record date entitles its holder to one vote on the merger agreement and any other proposal listed in the notice. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MPB common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent MPB from obtaining a quorum and require MPB to adjourn the special meeting to solicit additional proxies.
Completion of the merger is subject to regulatory approvals (See page 40)
The merger cannot proceed without the parties obtaining all requisite regulatory approvals. Alerus and MPB have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of Alerus and MPB is subject to prior approval of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve”) and the Arizona Department of Insurance and Financial Institutions (which we refer to as the “ADIFI”). Alerus submitted an application with the Federal Reserve Bank of Minneapolis on January 6, 2022 seeking the necessary approval. Alerus intends to submit an application to the ADIFI after the date of this proxy statement/prospectus. The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise.
At a date following the completion of the merger, Alerus intends to merge Metro Bank with and into Alerus Financial, with Alerus Financial as the surviving bank. The bank merger will be subject to approval by the Office of the Comptroller of the Currency (which we refer to as the “OCC”) and the ADIFI.
On January 22, 2022, the Federal Reserve received a public comment requesting an extension of the public comment period for the application. When the Federal Reserve receives a properly filed public comment on an application regarding (among other issues) the institution’s performance under the Community Reinvestment Act of 1977, as amended, the Federal Reserve must consider the comment, which may delay regulatory approval. Alerus promptly responded to the comment and believes that it generally misrepresents Alerus’s practices and should not delay the approval of the application.
While neither Alerus nor MPB knows of any other reason why the approval of any of the applications would be denied or unduly delayed, it cannot assure you that all regulatory approvals required to complete the merger and the bank merger will be obtained or obtained in a timely manner.
Conditions to the merger (See page 51)
Closing Conditions for the Benefit of Alerus. Alerus’s obligations are subject to fulfillment of certain conditions, including:
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accuracy of representations and warranties of MPB in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

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performance by MPB in all material respects of its obligations under the merger agreement;

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approval of the merger agreement and the transactions contemplated therein at the meeting of MPB stockholders;

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no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

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no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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receipt of all necessary regulatory approvals;

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the registration statement, of which this proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the Securities and Exchange Commission (which we refer to as the “SEC”);

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receipt of a certificate signed on behalf of MPB certifying (i) the accuracy of the representations and warranties of MPB in the merger agreement and (ii) performance by MPB in all material respects of its obligations under the merger agreement;

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receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and MPB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of MPB common stock upon the receipt of shares of Alerus common stock in exchange for their shares of MPB common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;

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non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on the Nasdaq Capital Market;

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no material adverse change in the financial condition, assets or business of MPB since the date of the merger agreement;

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the termination, by MPB, of certain business customer accounts; and

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the stockholders’ equity (as defined in the merger agreement) of the Company must be no less than an amount equal to: (a) $40,000,000; plus (b) the amount of stockholders’ equity attributable to the exercise of Company Stock Options (as defined in the merger agreement) after September 30, 2021.

Closing Conditions for the Benefit of MPB. MPB’s obligations are subject to fulfillment of certain conditions, including:
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accuracy of representations and warranties of Alerus in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

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performance by Alerus in all material respects of its obligations under the merger agreement;

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approval of the merger agreement and the transactions contemplated therein at the meeting of MPB stockholders;

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no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

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no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

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receipt of all necessary regulatory approvals;

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the registration statement, of which this proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

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receipt of a certificate signed on behalf of Alerus certifying (i) the accuracy of representations and warranties of Alerus in the merger agreement and (ii) performance by Alerus in all material respects of its obligations under the merger agreement;

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receipt of a tax opinion from Robinson that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and MPB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of MPB common stock upon the receipt of shares of Alerus common stock in exchange for their shares of MPB common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;
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non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on the Nasdaq Capital Market; and

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no material adverse change in the financial condition, assets or business of Alerus since the date of the merger agreement.

How the merger agreement may be terminated by Alerus and MPB (See page 52)
Alerus and MPB may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Alerus or MPB may also terminate the merger agreement as follows:
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the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

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any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

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failure to receive approval by MPB stockholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

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the merger is not completed by September 30, 2022, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

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a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
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Alerus may terminate if MPB materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement;

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MPB may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party; or

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Alerus may terminate if MPB’s board of directors makes an adverse recommendation to MPB’s stockholders.

Termination fees and expenses may be payable under some circumstances (See page 53)
Termination Fees Payable by MPB. MPB has agreed to pay Alerus a termination fee of $3.5 million if the merger agreement is terminated under the following circumstances:
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Alerus terminates the merger agreement because MPB breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement;

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MPB’s board of directors fails to recommend to MPB’s stockholders that they approve the merger agreement;

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MPB terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

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If, prior to termination, another acquisition proposal is known to MPB, has been made directly to MPB’s stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by Alerus upon MPB’s material breach of its obligations under the merger agreement and (ii) within twelve months after such termination MPB enters into a definitive written agreement with respect to such acquisition proposal.

Voting and support agreement (See page 46)
On December 8, 2021, the directors and certain officers of MPB agreed to vote all of their shares of MPB common stock in favor of the merger agreement at the special meeting. The voting and support agreement covers approximately 14.98% of MPB’s outstanding shares of common stock as of December 8, 2021. This voting and support agreement terminates if the merger agreement is terminated in accordance with its terms. A copy of the form of voting and support agreement is attached as Exhibit A to the merger agreement which is attached to this proxy statement/prospectus as Appendix A.
Accounting treatment of the merger (See page 37)
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States (which we refer to as “GAAP”).
Certain differences in Alerus stockholder rights and MPB stockholder rights (See page 58)
Because they will receive Alerus common stock, MPB stockholders will become Alerus stockholders as a result of the merger. Their rights as stockholders after the merger will be governed by Alerus’s certificate of incorporation and bylaws and Delaware law. The rights of Alerus stockholders are different in certain respects from the rights of MPB’s stockholders. The material differences are described later in this proxy statement/prospectus.
Alerus shares will be listed on Nasdaq (See page 54)
The shares of Alerus common stock to be issued pursuant to the merger will be listed on the Nasdaq Capital Market under the symbol “ALRS.”

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION
Alerus common stock trades on the Nasdaq Capital Market under the symbol “ALRS.” The following table sets forth the high and low reported trading prices per share of Alerus common stock and the cash dividends declared per share for the periods indicated.
Quarter Data	High	Low	Dividend Declared
First quarter 2019	$20.00	$19.00	$0.14
Second quarter 2019	19.50	18.70	0.14
Third quarter 2019	24.00	18.80	0.14
Fourth quarter 2019	23.58	21.16	0.15
First quarter 2020	$23.00	$15.05	$0.15
Second quarter 2020	21.72	15.15	0.15
Third quarter 2020	23.13	17.88	0.15
Fourth quarter 2020	28.94	19.26	0.15
First quarter 2021	$34.70	$24.06	$0.15
Second quarter 2021	33.89	27.55	0.16
Third quarter 2021	31.69	25.95	0.16
Fourth quarter 2021	38.31	27.25	0.16
The outstanding shares of MPB common stock are quoted on the OTC Pink Open Market under the symbol “MPHX.” The following table sets forth the high and low reported trading prices per share of MPB common stock and the cash dividends declared per share for the periods indicated for MPB common stock. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
Quarter Data	High	Low	Dividend Declared
First quarter 2019	$12.40	$11.20	$0.00
Second quarter 2019	12.85	11.91	0.00
Third quarter 2019	13.30	12.85	0.00
Fourth quarter 2019	15.00	13.33	0.00
First quarter 2020	$15.50	$8.50	$0.00
Second quarter 2020	10.25	8.46	0.00
Third quarter 2020	10.25	9.62	0.00
Fourth quarter 2020	11.49	9.75	0.00
First quarter 2021	$13.99	$11.44	$0.00
Second quarter 2021	19.00	14.24	0.73
Third quarter 2021	18.00	16.16	0.00
Fourth quarter 2021	21.10	16.95	0.00
On December 7, 2021, the trading day immediately prior to the public announcement date of the merger agreement, the closing price of Alerus common stock was $31.43. On March 23, 2022, the last practicable trading day prior to the mailing date of this proxy statement/prospectus, the closing price of Alerus common stock was $28.21.
MPB stockholders are urged to obtain current market quotations for shares of Alerus common stock and to review carefully the other information contained in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus in considering whether to approve the merger agreement. The market price of Alerus common stock will fluctuate between the date of this proxy statement/

prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Alerus common stock before or after the effective time of the merger. Changes in the market price of Alerus common stock prior to the completion of the merger will affect the market value of the merger consideration that MPB stockholders will receive upon completion of the merger.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Special Notes Concerning Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” in the forepart of this proxy statement/prospectus and the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”
Risks Associated with the Proposed Merger
The Value of the Merger Consideration Will Fluctuate Based on the Trading Price of Alerus Common Stock.
The number of shares of Alerus common stock to be issued in the merger will not automatically adjust based on the trading price of Alerus common stock, and the market value of those shares may vary from the closing price of Alerus common stock on the date the merger was announced, on the date that this document was mailed to MPB stockholders, on the date of the special meeting of the MPB stockholders and on the date the merger is completed and thereafter. Any change in the market price of Alerus common stock prior to completion of the merger will affect the amount of and the market value of the merger consideration that MPB stockholders will receive upon completion of the merger. Accordingly, at the time of the MPB special meeting, MPB stockholders will not know or be able to calculate with certainty the market value of the Alerus common stock they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in business, operations and prospects, and regulatory considerations. Many of these factors are beyond Alerus’s or MPB’s control. You should obtain current market quotations for shares of Alerus common stock and for shares of MPB common stock before you vote.
The Market Price of Alerus Common Stock after the Merger May be Affected by Factors Different from Those Affecting the Shares of MPB or Alerus Currently.
Upon completion of the merger, holders of MPB common stock will become holders of Alerus common stock. Alerus’s business differs in important respects from that of MPB. Accordingly, the results of operations of the combined company and the market price of Alerus common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Alerus and MPB. For a discussion of the businesses and markets of Alerus and MPB and of some important factors to consider in connection with those businesses, please see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
MPB Stockholders Will Have a Reduced Ownership and Voting Interest After the Merger and Will Exercise Less Influence Over Management.
MPB stockholders currently have the right to vote in the election of the MPB board of directors and on other matters requiring stockholder approval under Arizona law and MPB’s articles of incorporation and bylaws. Upon the completion of the merger, each MPB stockholder will become a stockholder of Alerus with a percentage ownership of Alerus that is smaller than such stockholder’s percentage ownership of MPB. Based on the number of issued and outstanding Alerus common shares and shares of MPB common stock on September 30, 2021, and based on 2,584,086, the estimated total number of Alerus shares of common stock issuable pursuant to the merger, stockholders of MPB, as a group, will receive shares in the merger constituting approximately 13.00% of Alerus common shares expected to be outstanding immediately after the merger (without giving effect to any Alerus common shares held by MPB stockholders prior to the merger). Because of this, current MPB stockholders, as a group, will have less influence on the board of directors, management and policies of Alerus (as the combined company following the merger) than they now have on the board of directors, management and policies of MPB.

Alerus May Fail to Realize the Anticipated Benefits of the Merger.
Alerus and MPB have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend on, among other things, Alerus’s ability to combine the businesses of Alerus and MPB in a manner that permits growth opportunities, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and does not materially disrupt the existing customer relationships of Alerus or MPB nor result in decreased revenues due to any loss of customers. If Alerus is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.
Certain employees may not be employed by Alerus after the merger. In addition, employees that Alerus wishes to retain may elect to terminate their employment as a result of the merger, which could delay or disrupt the integration process. It is possible that the integration process could result in the disruption of Alerus’s or MPB’s ongoing businesses or cause inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Alerus or MPB to maintain relationships with customers and employees or to achieve the anticipated benefits and cost savings of the merger.
Among the factors considered by the boards of directors of Alerus and MPB in connection with their respective approvals of the merger agreement were the anticipated benefits that could result from the merger. There can be no assurance that these benefits will be realized within the time periods contemplated or at all.
Regulatory Approvals May Not Be Received, May Take Longer than Expected or May Impose Conditions that Are Not Presently Anticipated or Cannot Be Met.
Before the transactions contemplated in the merger agreement can be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. In deciding whether to grant regulatory clearances, the relevant governmental entities will consider a variety of factors, including the regulatory standing of each of the parties. An adverse condition or development in either party’s regulatory standing or other factors, such as a public comment, could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. The terms and conditions of the approvals that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business.
Alerus and MPB believe that the merger should not raise significant regulatory concerns and that Alerus will be able to obtain all requisite regulatory approvals.
On January 22, 2022, the Federal Reserve received a public comment requesting an extension of the public comment period for the application. When the Federal Reserve receives a properly filed public comment on an application regarding (among other issues) the institution’s performance under the Community Reinvestment Act of 1977, as amended, the Federal Reserve must consider the comment, which may delay regulatory approval. Alerus promptly responded to the comment and believes that it generally misrepresents Alerus’s practices and should not delay the approval of the application.
Despite the parties’ commitments to use their reasonable best efforts to comply with conditions imposed by regulatory entities, under the terms of the merger agreement, Alerus and MPB will not be required to complete the merger if any such approvals would reasonably be expected to materially restrict or burden Alerus following the merger. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on or materially limiting the revenues of the combined company following the merger or otherwise reduce the anticipated benefits of the merger if the merger were completed successfully within the expected timeframe. In addition, neither Alerus nor MPB can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or regulatory agency of competent jurisdiction that would prohibit or make illegal the completion of the merger.
The Merger Agreement May Be Terminated in Accordance with Its Terms and the Merger May Not Be Completed.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the merger. Those conditions include, among other things: approval of the merger agreement and the transactions it contemplates by MPB stockholders, receipt of certain requisite regulatory approvals, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the issuance of Alerus common stock, as applicable, for listing on the Nasdaq Capital Market, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement) and the performance by both parties of their covenants and agreements, and the receipt by both parties of legal opinions from their respective tax counsels. These conditions to the closing of the merger may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after stockholder approval, or Alerus or MPB may elect to terminate the merger agreement in certain other circumstances.
Termination of the Merger Agreement Could Negatively Impact MPB.
If the merger is not completed for any reason, including as a result of MPB stockholders declining to approve the merger agreement, the ongoing business of MPB may be adversely impacted and, without realizing any of the anticipated benefits of completing the merger, MPB would be subject to a number of risks, including the following:
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MPB may experience negative reactions from its customers, vendors and employees;

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MPB will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

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the merger agreement places certain restrictions on the conduct of MPB’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of Alerus (not to be unreasonably withheld, conditioned or delayed), may prevent MPB from making certain acquisitions or taking certain other specified actions during the pendency of the merger; and

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matters relating to the merger (including integration planning) will require substantial commitments of time and resources by MPB management, which would otherwise have been devoted to other opportunities that may have been beneficial to MPB as an independent company.

If the merger agreement is terminated and MPB’s board of directors seeks another merger or business combination, MPB stockholders cannot be certain that MPB will be able to find a party willing to offer equivalent or more attractive consideration than the consideration Alerus has agreed to provide in the merger, or that such other merger or business combination will be completed. If the merger agreement is terminated under certain circumstances, MPB may be required to pay a termination fee to Alerus.
MPB Will Be Subject to Business Uncertainties and Contractual Restrictions While the Merger Is Pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on MPB and, consequently, on Alerus. These uncertainties may impair MPB’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with MPB to seek to change existing business relationships with MPB. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, Alerus’s business following the merger could be negatively impacted. In addition, the merger agreement restricts MPB from making certain transactions and taking other specified actions without the consent of Alerus until the merger occurs. These restrictions may prevent MPB from pursuing attractive business opportunities that may arise prior to the completion of the merger.

MPB Directors and Officers May Have Interests in the Merger Different From the Interests of MPB Stockholders.
The interests of some of the directors and executive officers of MPB may be different from those of MPB’s stockholders, and directors and officers of MPB may be participants in arrangements that are different from, or are in addition to, those of MPB’s stockholders. The members of the MPB’s board of directors knew about these additional interests and considered them among other matters, when making its decision to approve the merger agreement, and in recommending that MPB’s common stockholders vote in favor of adopting the merger agreement. Such interests include, among others:
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The employment agreement entered into by MPB’s Chief Executive Officer and Alerus, whereby MPB’s Chief Executive Officer will assume the position of market president of Alerus’s Arizona market upon completion of the merger;

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Certain payments due under change in control agreements between Metro Bank and certain of its officers, including its Chief Executive Officer; and

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Rights to ongoing indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger.

These interests are more fully described in this proxy statement/prospectus under the heading “The Merger — Interests of certain persons in the merger.”
The Merger Agreement Contains Provisions that May Discourage Other Companies from Trying to Acquire MPB for Greater Merger Consideration.
The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to MPB that might result in greater value to MPB’s stockholders than the proposed merger with Alerus or may result in a potential competing acquirer proposing to pay a lower per share price to acquire MPB than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on MPB from soliciting, or, subject to certain exceptions relating to the exercise of fiduciary duties by MPB’s board of directors, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions. In addition, MPB may be required to pay Alerus a termination fee of $3.5 million upon termination of the merger agreement in certain circumstances involving acquisition proposals for competing transactions. See “Description of the Merger Agreement — Termination” and “Description of the Merger Agreement — Termination fees.”
The Opinion of MPB’s Financial Advisor Will Not Reflect Changes in Circumstances Between the Signing of the Merger Agreement and the Completion of the Merger.
MPB has not obtained an updated opinion from its financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of MPB or Alerus, general market and economic conditions and other factors that may be beyond the control of MPB or Alerus, and on which MPB’s financial advisor’s opinion was based, may significantly alter the value of MPB or the prices of the Alerus common shares or shares of MPB common stock by the time the merger is completed. The opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion. Because MPB does not currently anticipate asking its financial advisor to update its opinion, the opinion will not address the fairness of the merger consideration from a financial point of view at the time the merger is completed.
Alerus and MPB Will Incur Transaction and Integration Costs in Connection with the Merger.
Each of Alerus and MPB has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the merger. In addition, Alerus will incur integration costs following the completion of the merger as Alerus integrates the businesses of the two companies, including facilities and systems consolidation costs and employment-related costs. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time. See the risk factor entitled “— Alerus May Fail to Realize the Anticipated Benefits of the Merger.” Alerus and MPB may also incur additional costs to maintain employee morale and to retain key employees. Alerus and MPB will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, regulatory filing fees, printing and mailing fees and other costs associated with the merger.
The Shares of Alerus Common Stock to be Received by MPB Common Stockholders as a Result of the Merger Will Have Different Rights From the Shares of MPB Common Stock.
Upon completion of the merger, MPB common stockholders will become Alerus stockholders and their rights as stockholders will be governed by the General Corporation Law of the State of Delaware, as amended, and the Alerus certificate of incorporation and bylaws. The rights associated with MPB common stock are different from the rights associated with Alerus common stock. Please see “Comparison of Rights of Alerus Stockholders and MPB Stockholders” for a discussion of the different rights associated with Alerus common stock.
There is a Threat of Litigation with Regard to the Content of this Proxy Statement/Prospectus.
In February 2022, counsel to Alerus and counsel to MPB each received a letter from an attorney sent on behalf of a stockholder of MPB about the Form S-4 filed by Alerus, which includes this proxy statement/prospectus that is being sent to MPB’s stockholders. The letter alleges that this proxy statement/prospectus contains material omissions as required by Section 14(a) of the Exchange Act, which prohibits material omissions in a proxy statement relating to registered securities. MPB is not listed on a national securities exchange and this proxy statement/prospectus is not governed by Section 14(a) of the Exchange Act. While this proxy statement/prospectus is not governed by Section 14(a) of the Exchange Act, management of each of Alerus and MPB believes this proxy statement/prospectus meets the requirements of Section 14(a) and contains no material omissions. There can be no assurances that counsel for the MPB stockholder will not commence litigation with regard to the content of this proxy statement/prospectus.
The Merger May Have Adverse Tax Consequences.
Neither MPB nor Alerus has requested or received a ruling from the Internal Revenue Service that the merger will qualify as a reorganization. If the merger were to fail to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each holder of MPB common stock generally would recognize a gain or loss, as applicable, equal to the difference between such holder’s adjusted tax basis in each share of MPB common stock surrendered and the sum of the fair market value of Alerus common stock received in exchange for that share upon completion of the merger. Because MPB stockholders will not receive cash in exchange for their shares of MPB common stock, they may need to use cash from other sources or may be required to sell their Alerus common stock received in the merger to satisfy the resulting tax liability. See “Material U.S. federal income tax consequences of the merger.”
Risks Relating to Alerus’s Business
You should read and consider the risk factors specific to Alerus’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in Alerus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2021, June 30, 2021 and September 30, 2021 and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

SPECIAL NOTES CONCERNING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus and certain plans, expectations, goals projections and benefits relating to the proposed merger between Alerus and MPB, all of which are subject to numerous assumptions, risks and uncertainties. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”, “believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements regarding the projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus, MPB and the combined company.
Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors disclosed in reports filed by Alerus with the SEC, risks and uncertainties for Alerus, MPB and the combined company that may cause actual results or outcomes to differ materially from those anticipated include, but are not limited to:
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the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period;

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the risk that integration of MPB’s operations with those of Alerus will be materially delayed or will be more costly or difficult than expected;

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the parties’ inability to meet expectations regarding the timing of the proposed merger;

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changes to tax legislation and their potential effects on the accounting for the merger;

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the inability to complete the proposed merger due to the failure of MPB’s stockholders to adopt the agreement and plan of merger;

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the failure to satisfy other conditions to completion of the proposed merger, including receipt of required regulatory and other approvals;

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the failure of the proposed merger to close for any other reason;

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diversion of management’s attention from ongoing business operations and opportunities due to the proposed merger;

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the challenges of integrating and retaining key employees;

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the effect of the announcement of the proposed merger on Alerus’s, MPB’s or the combined company’s respective customer and employee relationships and operating results;

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the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; and

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the continuing COVID-19 pandemic and its impact on the global economy and financial market conditions and the business, results of operations and financial condition of Alerus, MPB and the combined company.

Please refer to Alerus’s Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, as well as its other filings with the SEC, for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.
Any forward-looking statement included in this proxy statement/prospectus is based only on information currently available to management and speaks only as of the date on which it is made. Neither Alerus nor MPB undertakes any obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

INFORMATION ABOUT THE SPECIAL MEETING OF MPB STOCKHOLDERS
Purpose
MPB stockholders are receiving this proxy statement/prospectus because on March 15, 2022, the record date for the special meeting of stockholders to be held on April 29, 2022, at 4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008 at 10.00 A.M., local time, they owned shares of the common stock of MPB, and the board of directors of MPB is soliciting proxies for the matters to be voted on at this special meeting, as described in more detail below. Copies of this proxy statement/prospectus began to be mailed to holders of MPB common stock on      , 2022, and are accompanied by a proxy card for use at the special meeting and at any adjournment(s) of the meeting.
At the special meeting, the MPB board of directors will ask you to vote upon the following proposals:
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to approve the merger agreement and the transactions contemplated therein; and

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to approve an adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein.

When you sign the enclosed proxy card or otherwise vote pursuant to the instructions set forth on the proxy card, you appoint the proxy holder as your representative at the special meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the special meeting. Even if you plan to attend the special meeting, we ask that you instruct the proxies how to vote your shares in advance of the special meeting just in case your plans change.
If you have not already done so, please complete, date and sign the accompanying proxy card and return it promptly in the enclosed, postage paid envelope or otherwise vote pursuant to the instructions set forth on the proxy card. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement and the transactions contemplated therein.
Record date, quorum and vote required
The record date for the MPB special meeting is March 15, 2022. MPB’s stockholders of record as of the close of business on that day will receive notice of and will be entitled to vote at the special meeting. As of the record date, there were 3,622,691 shares of MPB common stock outstanding and entitled to vote at the special meeting. The outstanding shares are held by approximately 200 holders of record.
The presence, in person or by proxy, of a majority of the shares of MPB common stock entitled to vote on the merger agreement is necessary to constitute a quorum for the special meeting. Each share of MPB common stock outstanding on the record date entitles its holder to one vote on the matters being brought before the special meeting.
To determine the presence of a quorum for the special meeting, MPB will also count as present the shares of MPB common stock present in person but not voting, and the shares of common stock for which MPB has received proxies but with respect to which the holders of such shares have abstained or signed without providing instructions. Broker non-votes are not counted as present for the purposes of determining quorum. Based on the number of shares of MPB common stock outstanding as of the record date, at least 1,811,346 shares need to be present at the special meeting, whether in person or by proxy, to constitute a quorum.
Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of MPB common stock entitled to vote, represented in person or by proxy. Abstentions, shares not voted and broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the special meeting, in person or by proxy. Abstentions, shares not voted and broker non-votes will have no effect on the adjournment proposal, although they may prevent MPB from obtaining a quorum and require MPB to adjourn the special meeting to solicit additional proxies.
As of the record date for the special meeting, MPB’s directors and executive officers beneficially owned a total of 666,627 shares, or approximately 18.40% of the outstanding shares, of MPB common stock. These individuals have entered into a written agreement with Alerus that they will vote their shares in favor of the merger agreement, except as may be limited by their fiduciary obligations.
How to vote your shares
If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to each matter brought before the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted as the MPB board of directors recommends and will be voted “FOR” approval of the merger agreement and the transactions contemplated therein and “FOR” the adjournment of the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. If you do not vote your shares as instructed on the proxy card, or if you do not attend and cast your vote at the special meeting, the effect will be a vote against the merger agreement.
You should not send any stock certificates with your proxy card. If the merger is approved, you will receive instructions for exchanging your stock certificates after the merger has been completed.
Shares held in “street name”
If you hold shares in “street name” with a broker, bank or other fiduciary, you will receive voting instructions from the holder of record of your shares. Under the rules of various national and regional securities exchanges, brokers, banks and other fiduciaries may generally vote your shares on routine matters, such as the ratification of an independent registered public accounting firm, even if you provide no instructions, but may not vote on non-routine matters, such as the matters being brought before the special meeting, unless you provide voting instructions. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by stockholders or for purposes of a quorum. As a result, any broker non-votes will have the practical effect of a vote against the merger proposal but will not affect the adjournment proposal.
We therefore encourage you to provide directions to your broker, bank or other fiduciary as to how you want your shares voted on all matters to be brought before the special meeting. You should do this by carefully following the instructions your broker gives you concerning its procedures. Your broker, bank or other fiduciary may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other fiduciary that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker, bank or other fiduciary, you must contact your broker, bank or other fiduciary. If you want to vote your shares of MPB common stock held in street name in person at the special meeting, you will need to obtain a written proxy in your name from your broker, bank or other fiduciary.
Revocability of proxies
You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise the Corporate Secretary of MPB in writing before your MPB common stock has been voted at the special meeting, deliver a later dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.
All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: The MPB BHC, Inc., Attn: Corporate Secretary, 4686 E. Van Buren Street, Suite 150 Phoenix, Arizona 85008. If you hold your shares in the name of a broker, bank or other fiduciary and desire to revoke your proxy, you will need to contact your broker, bank or other fiduciary to revoke your proxy.
Proxy solicitation
MPB will pay the costs associated with the solicitation of proxies for the special meeting. MPB will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of MPB. In addition to the solicitation of proxies by mail, directors, officers and employees of MPB may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities.

THE MPB PROPOSALS
Proposal 1 — Approval of the Merger Agreement
At the MPB special meeting, stockholders of MPB will be asked to approve the merger agreement, pursuant to which MPB will merge with and into Alerus, and the transactions contemplated therein. Stockholders of MPB should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the transactions contemplated therein. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.
For the reasons discussed in this proxy statement/prospectus, the board of directors of MPB unanimously determined that the merger agreement and the transactions contemplated therein are in the best interests of MPB and its stockholders, and unanimously adopted and approved the merger agreement. The board of directors of MPB unanimously recommends that MPB stockholders vote “FOR” approval of the merger proposal.
Proposal 2 — Adjournment of the Special Meeting
If, at the MPB special meeting, the number of shares of MPB common stock cast in favor of the merger agreement is insufficient to approve the merger agreement and the transactions contemplated therein, MPB intends to move to adjourn the MPB special meeting in order to enable the board of directors of MPB to solicit additional proxies for approval of the merger proposal. In this proposal, MPB is asking its stockholders to authorize the holder of any proxy solicited by the board of directors of MPB, on a discretionary basis, to vote in favor of adjourning the MPB special meeting to another time and place for the purpose of soliciting additional proxies.
The board of directors of MPB unanimously recommends a vote “FOR” the adjournment proposal.

THE MERGER
This section of the proxy statement/prospectus describes material aspects of the merger. While Alerus and MPB believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, the attached Appendixes and the other documents to which this proxy statement/prospectus refers for a more complete understanding of the merger. The agreement and plan of merger attached hereto as Appendix A, not this summary, is the legal document which governs the merger.
General
The MPB board of directors is using this proxy statement/prospectus to solicit proxies from the holders of MPB common stock for use at the MPB special meeting of stockholders, at which MPB stockholders will be asked to approve the merger agreement and thereby approve the merger. When the merger is completed, MPB will merge with and into Alerus and will cease to exist, which will result in Metro Bank being a wholly-owned subsidiary of Alerus. The merger is anticipated to be completed in the second quarter of 2022. At a date following the completion of the merger, Alerus intends to merge Metro Bank with and into Alerus Financial, with Alerus Financial as the surviving bank. At such time, Metro Bank’s banking offices will become banking offices of Alerus Financial. Until the banks are merged, Alerus will own and operate Metro Bank and Alerus Financial as separate bank subsidiaries.
If the merger is completed, each share of MPB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or MPB, and other than any dissenting shares) will be converted into the right to receive 0.7400 shares of Alerus common stock, with cash paid in lieu of fractional shares. The exchange ratio is subject to potential downward adjustment, as described in the merger agreement, if certain financial metrics of MPB are not met at closing, Shares of MPB common stock held by MPB stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Background of the merger
As part of its ongoing consideration and evaluation of MPB’s long-term prospects and strategies, MPB’s board of directors and senior management regularly reviewed and assessed MPB’s business strategies and objectives, including strategic opportunities and challenges, and considered various strategic options potentially available, with the goal of enhancing value for MPB’s stockholders. These strategic discussions focused on, among other things, the competitive and regulatory environment facing financial institutions generally and MPB in particular, as well as the business conditions and ongoing consolidation in the financial services industry. In addition, members of MPB’s board of directors and senior management received, from time to time, inquiries from representatives of other financial institutions about potential business combinations and MPB’s board of directors was regularly updated regarding these contacts.
In connection with the ongoing review of its strategic alternatives, MPB’s board of directors met periodically over recent years to receive updates from its outside financial advisors relating to the banking industry, in general, and bank mergers and acquisitions activity in particular. In recent years, MPB reviewed potential acquisition opportunities, as well as strategic mergers, but for various reasons did not consummate any of them. MPB’s board of directors also discussed MPB’s strategic options, including remaining independent while continuing to execute its strategic plan, and also considering a potential sale of the organization with the advantages and disadvantages of such a transaction.
From March 2021 to May 2021, MPB’s board reviewed presentations from four (4) investment banking firms, including Raymond James, regarding its strategic alternatives, including a possible business combination with another financial institution, to drive shareholder value and provide liquidity to MPB’s stockholders. During this time, the MPB board considered the possibility of entering into a strategic transaction with a merger partner, as an alternative to remaining independent. The board discussed the headwinds to MPB’s continued success as a stand-alone entity, including economic risk, the potential for increased regulatory burden imposed on banks, factors limiting earnings expansion and the intense competition and ongoing consolidation in the industry. In May 2021, the MPB board determined that it would be in the best interests of MPB and its stockholders to engage Raymond James and explore a possible sale to or a merger with another financial institution. On June 21, 2021, Raymond James was retained as MPB’s financial advisor and began a process of soliciting non-binding indications of interest for a merger or sale of MPB. During this time, Spierer Woodward Corbalis & Goldberg P.C. (“Spierer Woodward”) was also retained as MPB’s legal counsel.
Over the next several weeks, Raymond James worked with MPB management to identify parties that might be interested in a transaction with MPB including setting up in-person meetings between the potential buyer’s management team and MPB’s CEO. During this time, Raymond James also developed a confidential information memorandum, which included information about MPB for potential buyers to review. Raymond James presented to management a list of potential merger candidates, including Alerus, that would most likely be interested and most capable of offering to MPB an attractive proposal, based on the desired characteristics of a potential merger partner described by the MPB board. Eleven (11) of those potential partners entered into confidentiality agreements and received a copy of the confidential information memorandum. Raymond James set a deadline of August 10, 2021, for the submission of non-binding indications of interest, and MPB received indications of interest from four (4) interested parties.
On August 17, 2021, the MPB board met to review the indications of interest and to continue its consideration of MPB’s strategic options. At the meeting, Raymond James made a presentation to the board summarizing the bid proposals received. The MPB board engaged in a comprehensive discussion of the four (4) indications of interest and the perceived relative advantages and disadvantages of each proposal. The MPB board noted that three of the bids contained terms that the board found acceptable to continue on-going discussions and instructed Raymond James to terminate discussions with the other bidders. One of the three proposals required MPB to exclusively negotiate the merger for a period sixty (60) days, when the bidder was unwilling to drop this provision, MPB elected to pursue further discussions with the other two (2) parties. Alerus’s initial bid provided for the merger of MPB into Alerus and the payment of merger consideration equal to a total of $79.1 million, including $75.2 million for MPB’s stockholders and $3.9 million for MPB’s option holders (based on a closing Alerus stock price of $29.18 on August 6, 2021) consisting of 100% Alerus stock.
Between August 2021 and October 2021, MPB invited the two (2) potential transaction partners, one of which was Alerus, to conduct on-site due diligence, including a comprehensive loan review and provided access, in a virtual data room, to comprehensive due diligence materials regarding MPB’s business condition, financial results and operations, and each potential transaction partner held preliminary due diligence meetings and conference calls with members MPB management.
MPB also performed reverse due diligence on Alerus during this time, which included a review of publicly available information about Alerus’s business condition, financial results and operations, including reports and other materials filed with the SEC, and requested certain additional materials. On September 22, 2021, MPB entered into a confidentiality agreement with Alerus obligating MPB to maintain the confidentiality of the non-public information provided by Alerus. On September 27, 2021, MPB held a reverse due diligence conference call with members of Alerus management.
MPB and Raymond James set a deadline of September 29, 2021, for final indications of interest from interested parties. The bid deadline was extended until October 1, 2021, and on that date, Alerus submitted its final bid and a supplemental presentation regarding why Alerus would be a favorable transaction partner. The other party elected not to submit a final indication of interest.
MPB held a board meeting on October 6, 2021, to discuss the terms of Alerus’s proposal. The MPB board received a detailed financial presentation from Raymond James that reviewed the terms of the final proposal. Alerus’s final bid provided for the payment of merger consideration equal to a total of $85.8 million, including $81.4 million for MPB’s stockholders and $4.4 million for MPB’s option holders (based on a closing Alerus stock price of $30.75 on October 5, 2021) consisting of 100% Alerus stock. Following a comprehensive discussion with its financial and legal advisors, the MPB board determined that it would be in the best interests of MPB and its stockholders for MPB to select Alerus as its transaction partner, and on October 6, 2021, MPB executed a non-binding letter of intent with Alerus.
Between October 6, 2021 and October 25, 2021, Alerus’s legal counsel prepared an initial draft of the merger agreement and members of Alerus management and D.A. Davidson & Co. (“Davidson”), Alerus’s financial advisor, reviewed the draft agreement and discussed it with legal counsel. On October 25, 2021, Alerus’s legal counsel distributed to MPB’s legal counsel an initial draft of the merger agreement. Between that date and December 8, 2021, MPB and Alerus and their respective representatives and advisors negotiated the terms of the merger agreement. During this time, the parties and their legal advisors exchanged a number of drafts of the merger agreement and its exhibits, and worked toward finalizing the terms of the transaction.
On December 7, 2021, Alerus’s legal and financial advisors reviewed with the Alerus board of directors a substantially final, negotiated version of the merger agreement and related exhibits, a financial presentation prepared by Davidson providing an overview of MPB and the financial terms of the proposed acquisition and draft board resolutions prepared by BFKN approving the merger with MPB. Representatives of Davidson presented a summary of the financial terms of the proposed merger, including the merger consideration, valuation multiples of the merger consideration compared to precedent transactions, pro forma analyses and transaction analyses. BFKN provided a comprehensive review of the proposed merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered.
The Alerus board of directors engaged in a detailed and extensive discussion of the merger agreement and the financial analyses. Following extensive discussion and questions and answers, including consideration of the factors described under “Alerus’s reasons for the merger,” Alerus’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of Alerus and its stockholders and authorized Alerus’s management to execute and deliver the merger agreement.
On December 8, 2021, MPB’s legal and financial advisors reviewed with the MPB board of directors a substantially final, negotiated version of the merger agreement and related exhibits, a financial presentation prepared by Raymond James providing an overview of MPB and the financial terms of the proposed acquisition and draft board resolutions prepared by Spierer Woodward approving the merger with Alerus.
Representatives of Raymond James presented the firm’s financial analysis, which included a review of the fairness opinion process. At the end of its presentation, Raymond James delivered its oral opinion, which was subsequently confirmed in writing, to the effect that, as of December 8, 2021, and based on the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the merger consideration per share was fair to the common stockholders of MPB from a financial point of view.
Spierer Woodward discussed again the fiduciary obligations of MPB’s directors in considering a sale or merger of the company and answered director questions on the topic. Spierer Woodward also provided a comprehensive review of the proposed merger agreement. Various provisions of the merger agreement were discussed and director questions regarding the merger agreement were asked and answered.
The MPB board of directors engaged in a detailed and extensive discussion of the merger agreement, the financial analyses and the fairness opinion. Following extensive discussion and questions and answers, including consideration of the factors described under “MPB’s reasons for the merger and recommendation of the board of directors,” MPB’s board of directors determined that the merger agreement and the transactions contemplated thereby, including the merger, were in the best interests of MPB and its stockholders and authorized MPB’s management to execute and deliver the merger agreement.
On the afternoon of December 8, 2021, MPB and Alerus executed the merger agreement and issued a joint press release announcing the transaction.
MPB’s reasons for the merger and recommendation of the board of directors
MPB’s board of directors believes that the merger is advisable to its stockholders. Accordingly, MPB’s board of directors has approved the merger agreement and recommends that MPB’s common stockholders vote “FOR” the approval of the merger agreement.
In reaching its decision to approve the merger agreement, MPB’s board of directors consulted with MPB’s outside legal counsel and MPB’s financial advisor regarding the merger and considered a variety of factors, including the following:

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the MPB board of directors’ familiarity with and review of MPB’s business, financial condition, results of operations and prospects, including, but not limited to, its business plan and its potential for growth, development, productivity and profitability;

•
the current and prospective environment in which MPB operates, including national and local economic conditions, the competitive environment for financial institutions generally, the increased regulatory burden on financial institutions generally, and the trend toward consolidation in the financial services industry;

•
MPB’s belief that MPB needs to grow to be in a position to deliver a competitive return to its stockholders;

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the MPB board of directors’ review, with the assistance of MPB’s legal and financial advisors, of strategic alternatives to the merger, including the possibility of remaining independent;

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the low comparative valuation of MPB shares versus those of publicly traded companies;

•
the likelihood that acquisition opportunities for MPB as a buyer are limited due to the low comparative valuation of MPB shares;

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the MPB board of directors’ review, based in part on presentations by MPB’s management and advisors and on the due diligence performed in connection with the transaction, of Alerus’s business, financial condition, results of operations and management;

•
the recent performance of Alerus’s common stock on both a historical and prospective basis;

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the strategic fit between the parties;

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the potential synergies expected from the merger; and the business risks associated with the merger;

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the expectation that the merger will provide holders of MPB common stock with the opportunity to receive a substantial premium over recent valuations and trading prices for their shares, an actively traded stock on Nasdaq, and that the exchange of Alerus common stock for MPB common stock will be tax-free for federal income tax purposes;

•
the expected pro forma financial impact of the transaction, factoring anticipated cost savings and other factors, on both MPB common stockholders and Alerus common stockholders;

•
the prospects for continuation of Alerus’s regular quarterly dividend rate, which is currently $0.16 per share of common stock. Based on the exchange ratio of 0.7400 and Alerus’s regular quarterly dividend rate remains unchanged, the equivalent quarterly dividend to be paid to holders of MPB common stock is $0.12 per share;

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the expectation that the increased liquidity of Alerus common stock will offer MPB common stockholders the opportunity to participate in the growth and opportunities of Alerus by retaining their Alerus common stock following the merger, or to exit their investment, should they prefer to do so;

•
the MPB board of director’s review with MPB’s legal advisors of the non-solicitation and termination provisions of the merger agreement, the flexibility of the MPB board of directors to consider unsolicited proposals from other institutions after the execution of the merger agreement, and the $3.5 million termination fee in favor of Alerus in the event the merger agreement is terminated under certain specified circumstances;

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the opinion, dated December 8, 2021, to MPB’s board of directors of Raymond James, financial advisor to MPB, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Raymond James as set forth in its opinion, the per share merger consideration was fair to holders of MPB common stock from a financial point of view, as more fully described under “Opinion of Raymond James” beginning on page 29;

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the similarity between MPB’s and Alerus’s management philosophies, approaches and commitments to the communities, customers and stockholders they each serve and their respective employees;

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the impact of the merger on depositors, customers and communities served by MPB and the expectation that the combined entity will continue to provide quality service (and expanded product offerings) to the communities and customers currently served by MPB; and

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the effects of the merger on MPB’s employees, including the prospects for continued employment and the severance and other benefits agreed to be provided by Alerus.

The MPB board of directors also considered potential risks relating to the merger, including but not limited to the following:
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the need to obtain regulatory approvals to complete the merger;

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the potential for diversion of management and employee attention, and for employee attrition, during the period prior to the completion of the merger and the potential effect on MPB’s business and relations with customers, service providers and other stakeholders, whether or not the merger is completed;

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the merger agreement provisions generally requiring MPB to conduct its business in the ordinary course and the other restrictions on the conduct of MPB’s business prior to completion of the merger, which may delay or prevent MPB from undertaking business opportunities that may arise pending completion of the merger;

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Alerus could experience a decrease in profitability or regulatory pressure that would force it to reduce its dividends from historical levels;

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expected benefits and synergies sought in the merger, including cost savings and Alerus’s ability to successfully market its products and services to MPB’s customers, may not be realized or may not be realized within the expected time period;

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the challenges of integrating the businesses, operations and employees of MPB and Alerus;

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certain provisions of the merger agreement prohibit MPB from soliciting, and limit its ability to respond to, proposals for alternative transactions;

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MPB’s obligation to pay to Alerus a termination fee of $3.5 million if MPB recommends or accepts an alternative acquisition proposal may deter others from proposing an alternative transaction that may be more advantageous to MPB’s common stockholders;

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the possible effects on MPB should the parties fail to complete the merger, including the possible effects on MPB’s common stock and the associated business and opportunity costs;

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that MPB’s directors and executive officers have interests in the merger that are different from or in addition to those of its common stockholders generally, as described in the section entitled “Interests of Certain Persons in the Merger” beginning on page 41; and

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the other risks described in the section entitled “Risk Factors” beginning on page 15 and the risks of investing in Alerus common stock identified in the Risk Factors sections of Alerus’s periodic reports filed with the SEC and incorporated by reference herein.

The foregoing discussion of the information and factors considered by the MPB board of directors is not intended to be exhaustive, but includes the material factors considered by the MPB board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the MPB board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MPB board of directors considered all these factors as a whole, including discussions with, and questioning of MPB’s management and MPB’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
The board of directors of MPB unanimously recommends that you vote “FOR” approval of the merger agreement and the transactions contemplated therein and“FOR” approval to adjourn the special meeting to permit further solicitation in the event that an insufficient number of votes are cast to approve the merger agreement and the transactions contemplated therein. MPB stockholders should be aware that MPB’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other

MPB stockholders. The MPB board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the stockholders of MPB. See “The Merger — Interests of certain persons in the merger.”
This summary of the reasoning of MPB’s board of directors and other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Notes Concerning Forward-Looking Statements.”
Opinion of Raymond James
MPB retained Raymond James as financial advisor on June 21, 2021, after conducting a formal search for a qualified advisor that included interviewing other investment banking firms. MPB selected Raymond James as its financial advisor because it is a recognized investment banking firm with substantial experience in transactions similar to the merger as well as its proposed approach in contacting potential merger partners. As part of its investment banking business, Raymond James is regularly engaged in the purchase, sale, merger and valuation of financial services businesses throughout the United States.
Pursuant to that engagement, the MPB Board requested that Raymond James evaluate the fairness, from a financial point of view, to the holders of MPB’s outstanding common stock (other than dissenting shares) of the merger consideration, which consists of 0.74 shares of Alerus Common Stock for each share of MPB common stock, to be received by such holders in the merger pursuant to the merger agreement. At the December 8, 2021 meeting of the MPB Board, representatives of Raymond James rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion to the MPB Board dated December 8, 2021, that the merger consideration to be received by the holders of MPB common stock (other than dissenting shares) in the merger pursuant to the merger agreement, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of its opinion as of such date, was fair as of such date, from a financial point of view, to the holders of MPB’s outstanding common stock. For the purposes of its opinion, and with MPB’s consent, Raymond James assumed that the merger consideration had a value of $23.26 per share based on Alerus’ closing price per share of $31.43 as of December 7, 2021. In requesting Raymond James’ advice and opinion, no limitations were imposed by MPB upon Raymond James with respect to the investigations made or procedures followed by Raymond James in rendering its opinion.
The full text of the written opinion of Raymond James is attached as Appendix C to this document. The summary of the opinion of Raymond James set forth in this document is qualified in its entirety by reference to the full text of such written opinion. Holders of MPB common stock are urged to read this opinion in its entirety.
Raymond James provided its opinion for the information of the MPB Board (solely in its capacity as such) in connection with, and for purposes of, its consideration of the merger, and its opinion only addresses whether the merger consideration to be received by the holders of MPB common stock (other than dissenting shares) in the merger pursuant to the merger agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the merger agreement or the transactions contemplated thereby. The Raymond James opinion does not constitute a recommendation to the MPB Board or to any holder of MPB common stock as to how the MPB Board, such stockholder or any other person should vote or otherwise act with respect to the merger or any other matter. Raymond James does not express any opinion as to the likely trading range of Alerus common stock following the merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Alerus at that time.
In connection with its review of the proposed merger and the preparation of its opinion, Raymond James, among other things:
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reviewed the financial terms and conditions as stated in the draft of the merger agreement dated December 7, 2021, as provided to Raymond James by MPB;

•
reviewed certain information related to the historical condition and prospects of MPB and Alerus Financial Corporation, as made available to Raymond James by or on behalf of MPB, including, but not limited to, financial projections prepared by the management of MPB for the periods ending

December 31, 2021 through 2025, as approved for Raymond James’ use by MPB which we refer to in this section as the “Projections”;
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reviewed MPB’s and Alerus’ audited financial statements for years ended December 31, 2020 and unaudited financial statements for the nine-month period ended September 30, 2021;

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reviewed MPB’s and Alerus’ recent public filings and certain other publicly available information regarding MPB and Alerus;

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reviewed the financial and operating performance of MPB and Alerus and those of other selected exchange and over-the-counter traded companies that Raymond James deemed to be relevant;

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considered the publicly available financial terms of certain transactions that Raymond James deemed to be relevant;

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reviewed the current and historical market prices and trading volume for the common stock of MPB, the current and historical market prices and trading volume of the publicly traded shares of Alerus and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

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conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate for purposes of the opinion;

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received a certificate addressed to Raymond James from a member of senior management of MPB regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of MPB; and

•
discussed with members of the senior management of MPB certain information relating to the aforementioned and any other matters which Raymond James deemed relevant to its inquiry including, but not limited to, the past and current business operations of MPB and the financial condition and future prospects and operations of MPB.

With MPB’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information, whether publicly available supplied by or on behalf of MPB, or otherwise reviewed by or discussed with Raymond James, and Raymond James has undertaken no duty or responsibility to, nor did Raymond James, independently verify any of such information. Furthermore, Raymond James has undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities to which MPB or Alerus is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which MPB or Alerus is a party or may be subject. With MPB’s consent, the opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. Raymond James has not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of MPB. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with MPB’s consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of MPB, and Raymond James relied upon MPB to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James has assumed that the final form of the merger agreement will be substantially similar to the draft reviewed by Raymond James, and that the merger will be consummated in accordance with the terms of the merger agreement without waiver or amendment of any conditions thereto. Furthermore, Raymond James has assumed, in all respects material to Raymond James’ analysis, that the representations and warranties of each party contained in the merger agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the merger agreement without being waived. Raymond James has relied upon and assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the merger or MPB that would be material to Raymond James’ analyses or its opinion.

Raymond James’ opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to Raymond James as of December 8, 2021, and any material change in such circumstances and conditions would require a reevaluation of the opinion, which Raymond James is under no obligation to undertake. Raymond James has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of MPB since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to Raymond James’ analyses or the opinion, and that there is no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.
There is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on Raymond James’ analysis, the opinion, the merger, Alerus, MPB or the value of the merger consideration after December 8, 2021. Also, the credit, financial and stock markets have been experiencing and do experience unusual volatility from time to time and Raymond James expresses no opinion or view as to any potential effects of such volatility on the merger, Alerus or MPB. Raymond James’ opinion does not purport to address potential developments in any such credit, financial and stock markets on the value of the merger consideration after December 8, 2021.
Raymond James expressed no opinion as to the underlying business decision to effect the merger, the structure or tax consequences of the merger, or the availability or advisability of any alternatives to the merger. Raymond James provided advice solely to MPB with respect to the merger. Raymond James did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the merger. Raymond James did not express any opinion as to the likely trading range of Alerus common stock following the merger or the prices at which Alerus’ common stock may be sold at any time, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of Alerus at that time. The Raymond James opinion is limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of MPB common stock (other than dissenting shares).
In formulating its opinion, Raymond James considered only what Raymond James understood to be the merger consideration to be received by the holders of the MPB common stock (other than dissenting shares) and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of MPB’s officers, directors or employees, or class of such persons, whether relative to the merger consideration to be received by the holders of the MPB common stock or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of MPB, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the merger to any one class or group of MPB’s or any other party’s security holders or other constituents vis-à-vis any other class or group of MPB’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the merger amongst or within such classes or groups of security holders or other constituents). Raymond James expressed no opinion as to the impact of the merger on the solvency or viability of MPB or Alerus, or the ability of MPB or Alerus to pay their respective obligations when they come due.
The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Raymond James believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create an incomplete or potentially misleading view of the process underlying its analyses and opinion. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before December 7, 2021, and is not necessarily indicative of current market conditions.
Material Financial Analyses
The following summarizes the material financial analyses reviewed by Raymond James with MPB’s Board at its meeting on December 8, 2021, which material was considered by Raymond James in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to MPB, Alerus or the contemplated merger.
Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of fourteen (14) exchange and over-the-counter traded banks and thrifts headquartered in the Western United States, which included Alaska, Arizona, California, Hawaii, Idaho, Montana, Nevada, Oregon, Washington and Wyoming, with (i) total assets between $100 million and $750 million, (ii) a last-twelve-months (“LTM”) return on average assets of greater than 1.00%, (iii) a tangible capital equity (“TCE”) ratio of greater than 7.0% and (iv) similar operating characteristics to MPB, excluding companies that were merger targets, mutual holding companies or credit unions. Information for the comparable institutions was based on the most recently available balance sheet data and on a consolidated basis where available, otherwise on bank-level data. The selected companies that Raymond James deemed relevant included the following:
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Bay Community Bancorp

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Pinnacle Bank

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Oregon Pacific Bancorp

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Bank of San Francisco

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Mountain Pacific Bancorp, Inc.

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River Valley Community Bancorp

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Golden Valley Bancshares, Inc.

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Mission Valley Bancorp

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U & I Financial Corp.

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Pacific Alliance Bank

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CBOA Financial, Inc.

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Infinity Bank

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CMUV Bancorp

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Crazy Woman Creek Bancorp Incorporated

Raymond James calculated various financial multiples for each selected exchange and over-the-counter traded company, including price per share at close on December 7, 2021 compared to (i) tangible book value (“TBV”) per share at the most recently reported financial period ended September 30, 2021, (ii) LTM earnings per share (“EPS”) for the most recent LTM financial period reported and (iii) EPS for the most recent quarter (“MRQ”) financial period reported. Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected exchange and over-the-counter traded companies and compared them to corresponding valuation multiples for MPB implied by the merger consideration. EPS are based on current diluted shares outstanding. The results of the analyses of the selected exchange and over-the-counter traded companies are summarized below:
	SUMMARY PRICING MULTIPLES
	Price /
	TBV per Share	LTM EPS	MRQ EPS
75th Percentile	113%	9.9x	9.6x
Median	106%	7.8x	7.1x
Mean	105%	8.4x	7.7x
25th Percentile	95%	7.0x	5.6x
Implied Transaction Metric	196%	13.5x	11.4x
Furthermore, Raymond James applied the 75th percentile, mean, median, and 25th percentile relative valuation multiples for each of the metrics to MPB’s actual financial results to drive an implied merger consideration. Raymond James then compared those implied values to the merger consideration of $23.26 per share. The results of this analysis are summarized below:
	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Price /
	TBV per Share	LTM EPS	MRQ EPS
75th Percentile	$13.44	$17.02	$19.50
Median	$12.60	$13.46	$14.50
Mean	$12.51	$14.43	$15.79
25th Percentile	$11.33	$12.08	$11.35
Selected Transaction Analysis.    Raymond James also analyzed publicly available information relating to selected regional transactions announced since January 1, 2019 involving bank and thrift targets headquartered in the Western United States with (i) total assets between $100 million and $750 million, (ii) a LTM return on average assets of greater than 1.00%, (iii) a TCE ratio of greater than 7.0% and (iv) operating characteristics similar to MPB at the announcement date. Raymond James also analyzed publicly available information relating to selected national transactions announced since January 1, 2019 involving bank and thrift targets headquartered in the United States with (i) total assets between $100 million and $750 million, (ii) a LTM return on average assets of greater than 1.50%, (iii) a TCE ratio of greater than 7.0% and (iv) operating characteristics similar to MPB at the announcement date. In each group, transactions without publicly disclosed pricing, mergers of equals, transactions where the target company was an S-Corporation and transactions involving credit union buyers were excluded. Transaction information was based on financial data available at the time of the announcement of the transaction on a consolidated basis where available, otherwise on bank-level data.
Regional:
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Acquisition of First Community Bancorp, Inc. by Eagle Bancorp Montana, Inc. (10/1/2021)

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Acquisition of Feather River Bancorp, Inc. by Plumas Bancorp (3/11/2021)

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Acquisition of Northern California National Bank by an investor group (3/8/2021)

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Acquisition of State Bank Corp. by Glacier Bancorp, Inc. (9/30/2019)

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Acquisition of AltaPacific Bancorp by Banner Corporation (7/24/2019)

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Acquisition of Lighthouse Bank by Santa Cruz County Bank (5/28/2019)

National:
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Acquisition of First Community Bancorp, Inc. by Eagle Bancorp Montana, Inc. (10/1/2021)

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Acquisition of Business Bank of Florida, Corp. by Seacoast Banking Corporation of Florida (8/23/2021)

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Acquisition of Sabal Palm Bancorp, Inc. by Seacoast Banking Corporation of Florida (8/23/2021)

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Acquisition of First Banchsares, Inc. by OakStar Bancshares, Inc. (11/20/2020)

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Acquisition of Rockwood Bancshares, Inc. by First Illinois Bancorp, Inc. (1/8/2020)

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Acquisition of TB&T Bancshares, Inc. by First Financial Bankshares, Inc. (9/19/2019)

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Acquisition of Chandler Bancorp, Inc. by Spirit of Texas Bancshares, Inc. (7/24/2019)

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Acquisition of Trinity Bancorp, Inc. by River Financial Corporation (6/5/2019)

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Acquisition of Lighthouse Bank by Santa Cruz County Bank (5/28/2019)

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Acquisition of Advantage Bank by Capital Bancorporation, Inc. (5/17/2019)

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Acquisition of Liberty Bancorp, Inc. by Central Bancompany, Inc. (4/10/2019)

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Acquisition of Van Alystne Financial Corporation by BancorpSouth Bank (3/5/2019)

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Acquisition of Summit Financial Enterprises, Inc. by BancorpSouth Bank (3/5/2019)

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Acquisition of First Madison Bank & Trust by United Community Banks, Inc (2/5/2019)

Raymond James examined values for the selected transactions compared to the target companies’ (i) MRQ TBV at announcement; (ii) LTM Net Income at the time of announcement; and (iii) core deposits (total deposits less time deposits greater than $100,000 and brokered deposits). Raymond James reviewed the 75th percentile, mean, median and 25th percentile relative valuation multiples of the selected transactions.
Regional Transactions:
	SUMMARY TRANSACTION MULTIPLES
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
75th Percentile	168%	15.3x	12.5%
Median	164%	13.8x	9.1%
Mean	163%	12.8x	8.7%
25th Percentile	145%	11.2x	4.8%
Implied Transaction Metric	208%	13.3x	13.8%
National Transactions:
	SUMMARY TRANSACTION MULTIPLES
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
75th Percentile	183%	12.7x	13.9%
Median	172%	11.6x	11.6%
Mean	177%	11.7x	11.9%
25th Percentile	161%	9.7x	8.0%
Implied Transaction Metric	208%	13.3x	13.8%

Furthermore, Raymond James applied the 75th percentile, mean, median and 25th percentile relative valuation multiples to MPB’s TBV, LTM Earnings and core deposits. Raymond James then compared those implied values to the merger consideration of $23.26 per share. The results of the selected transactions analysis are summarized below:
Regional Transactions:
	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
75th Percentile	$18.84	$26.72	$22.13
Median	$18.41	$24.20	$19.22
Mean	$18.26	$22.55	$18.90
25th Percentile	$16.32	$19.73	$15.53
National Transactions:
	IMPLIED COMMON SHARE TRANSACTION CONSIDERATION
	Deal Value / TBV	Deal Value / LTM Earnings	Premium / Core Deposits
75th Percentile	$20.51	$22.30	$23.32
Median	$19.32	$20.44	$21.35
Mean	$19.78	$20.55	$21.66
25th Percentile	$18.02	$17.16	$18.26
Discounted Cash Flow Analysis.    Raymond James analyzed the discounted present value of MPB’s projected free cash flows for the years ending December 31, 2022 through 2025 on a standalone basis, as provided by MPB’s management. Raymond James used TCE in excess of a target ratio of 8.0% of tangible assets at the end of each projection period for free cash flow. The analysis excluded any fair market value adjustment incurred or cost savings projected to be realized in the merger.
The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2025 as the final year for the analysis and applied multiples, ranging from 9.0x to 13.0x, to calendar year 2025 projected net income in order to derive a range of terminal values for MPB in 2025. The projected free cash flows and terminal values were discounted to present value using rates ranging from 13.0% to 17.0%.
The resulting range of present equity values was divided by the number of average diluted shares outstanding. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share for MPB implied by the merger consideration of $23.26 per share. The results of the discounted cash flow analysis indicated implied values ranging from $17.44 per share to $24.66 per share.
In connection with its analysis, Raymond James considered and discussed with MPB’s management how the discounted cash flow analysis would be affected by changes in the underlying assumptions. Raymond James noted that discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results are not necessarily indicative of actual values or future results.
Additional Considerations.    The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of MPB.
In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of MPB. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses.
Such analyses were provided to the MPB Board (solely in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the holders of MPB common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by MPB’s Board in making its determination to approve the merger. Neither Raymond James’ opinion nor the analyses described above should be viewed as determinative of the MPB’s Board or MPB’s management’s views with respect to MPB, Alerus or the merger.
During the two years preceding the date of its opinion letter, Raymond James has (i) engaged in certain trading activity with Alerus for which Raymond James has earned fees of approximately $8,000 and (ii) engaged in certain trading activity with Alerus Financial, National Association, which is a subsidiary of Alerus, for which Raymond James has earned fees of approximately $325,000. In addition, Raymond James was engaged to provide certain investment banking advisory services to Alerus that are unrelated to the merger, for which it may receive fees in the future.
MPB has agreed to pay Raymond James a total fee of approximately $1.1 million for advisory services in connection with the merger, $25,000 of which was paid in connection with its engagement as MPB’s financial advisor and $150,000 of which was paid in connection with the delivery of its opinion. The remaining portion of the total fee is contingent on the closing of the merger. MPB also agreed to reimburse Raymond James for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Raymond James against certain liabilities arising out of its engagement.
Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of MPB and Alerus for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to MPB and/or Alerus or other participants in the merger in the future, for which Raymond James may receive compensation.
Alerus’s reasons for the merger
Alerus’s board of directors believes that the merger is in the best interests of Alerus and its stockholders. In deciding to approve the merger, Alerus’s board of directors after consulting with its management as well as its legal and financial advisors, considered a number of factors, including the following, which are not presented in order of priority:
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management’s view that the acquisition of MPB provides an attractive opportunity to enhance Alerus’s existing deposit, commercial banking and retirement and benefits presence in the Phoenix metropolitan statistical area;

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MPB’s complementary relationship-oriented community banking model, and its compatibility with Alerus;

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a review of the demographic, economic and financial characteristics of the markets in which MPB operates, including existing and potential competition and history of the market area with respect to financial institutions;

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management’s review of MPB’s business, operations, earnings and financial condition, including its management, capital levels and strong asset quality;

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anticipated efficiencies to come from integrating certain of MPB’s operations into Alerus’s existing operations in the Phoenix metropolitan statistical area;

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The ability to use its common stock as consideration;

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its review and discussions with Alerus’s management and Barack Ferrazzano Kirschbaum & Nagelberg LLP, Alerus’s legal counsel, concerning the due diligence investigation of MPB;

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management’s expectation that Alerus will retain its strong capital position upon completion of the transaction;

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the opportunity to build a greater recognition and awareness of the Alerus brand;

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the financial presentation, dated December 7, 2021, of Davidson, Alerus’s financial advisor, to the Alerus board of directors;

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the terms of the merger agreement, including the expected tax treatment and termination fee provisions, which it reviewed with Alerus’s outside legal and financial advisors;

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the potential risk of diverting management attention and resources from the operation of Alerus’s business and towards the completion of the merger;

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the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating MPB’s business, operations and workforce with those of Alerus; and

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the likelihood that the merger will be approved by the relevant bank regulatory authorities without undue burden and in a timely manner.

The above discussion of the information and factors considered by Alerus’s board of directors is not intended to be exhaustive, but includes a description of material factors considered by Alerus’s board. In view of the wide variety of factors considered by the Alerus board of directors in connection with its evaluation of the merger, the Alerus board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In considering the factors described above, individual directors may have given differing weights to different factors. Alerus’s board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of Alerus’s stockholders.
Accounting treatment of the merger
For accounting and financial reporting purposes, the merger will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. Under the acquisition method of accounting, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of MPB as of the effective time of the merger will be recorded at their respective fair values and added to those of Alerus. Any excess of purchase price over the fair values is recorded as goodwill. Consolidated financial statements of Alerus issued after the merger will reflect these fair values and will not be restated retroactively to reflect the historical consolidated financial position or results of operations of MPB.
Material U.S. federal income tax consequences of the merger
The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of MPB common stock. The summary is based upon the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. This summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner that is: an individual citizen or resident of the United States; a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions; a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or an estate that is subject to U.S. federal income taxation on its income regardless of its source.
This discussion addresses only those U.S. holders of MPB common stock that hold their MPB common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular holders of MPB common stock in light of their individual circumstances or to holders of MPB common stock that are subject to special rules, such as non-U.S. holders (as defined below) (except to the extent discussed under the subheading “Tax Implications to Non-U.S. Stockholders” below); financial institutions; investors in pass-through entities; persons who are subject to alternative minimum tax; insurance companies; mutual funds; tax-exempt organizations; brokers or dealers in securities or currencies; traders in securities that elect to use a mark-to-market method of accounting; persons that hold MPB common stock as part of a straddle, hedge, constructive sale or conversion or other integrated transaction; regulated investment companies; real estate investment trusts; persons whose “functional currency” is not the U.S. dollar; and holders who acquired their shares of MPB common stock through the exercise of an employee stock option or otherwise as compensation.
If a partnership (or other entity that is taxed as a partnership for federal income tax purposes) holds MPB common stock, the tax treatment of a partner in that partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in partnerships should consult their own tax advisors about the tax consequences of the merger to them.
The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes. Each of Barack Ferrazzano and Robinson, Diss and Clowdus, P.C. have delivered opinions, dated January 20, 2022, and filed as exhibits to the registration statement of which this proxy statement/prospectus is a part, to the effect that (i) the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) MPB and Alerus will each be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized to MPB’s stockholders upon receipt of Alerus common stock in exchange for their shares of MPB common stock, except to the extent of any cash consideration received and any cash received in lieu of fractional shares. Additionally, it is a condition to MPB’s obligation to complete the merger that MPB receive an opinion from Robinson, Diss and Clowdus, P.C., dated the closing date of the merger, and it is a condition to Alerus’s obligation to complete the merger that Alerus receive an opinion from Barack Ferrazzano, dated the closing date of the merger, each to the same effect as the opinions described in the preceding sentence. These conditions are waivable, and Alerus and MPB undertake to recirculate and resolicit if either of these conditions is waived and the change in tax consequences is material. These opinions are and will be based upon representation letters provided by Alerus and MPB and upon customary factual assumptions. Neither Alerus nor MPB has sought, and neither of them will seek, any ruling from the Internal Revenue Service regarding any matters relating to the merger, and the opinions described above will not be binding on the Internal Revenue Service or any court. Consequently, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
The actual tax consequences of the merger to you may be complex and will depend upon your specific situation and upon factors that are not within the control of Alerus or MPB. You should consult with your own tax advisor as to the tax consequences of the merger in light of your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws.
Tax Consequences of the Merger.    Subject to the limitations, assumptions and qualifications described herein, and based upon the facts and representations contained in the representation letters received from MPB and Alerus in connection with the filing of the registration statement on Form S 4 of which this proxy statement/prospectus is a part, Robinson, counsel to MPB, and Barack Ferrazzano, counsel to Alerus, are of the opinion that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Accordingly, and on the basis of the foregoing opinions, as a result of the merger qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, upon exchanging their MPB common stock for Alerus common stock, MPB stockholders generally will not recognize gain or loss, except with respect to cash received in lieu of fractional Alerus common stock, if any (as discussed below). The aggregate tax basis of the Alerus common stock received by a U.S. holder in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal such U.S. holder’s aggregate adjusted tax basis in the MPB common stock surrendered in the merger. The holding period for the Alerus common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include such U.S. holder’s holding period of the MPB common stock that such U.S. holder surrendered in the merger. If a U.S. holder acquired different blocks of MPB common stock at different times or at different prices, the Alerus common stock such U.S. holder receives will be allocated pro rata to each block of MPB common stock, and the basis and holding period of each block Alerus common stock such U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of MPB common stock exchanged for such block of Alerus common stock.
Cash in Lieu of Fractional Shares of Alerus Common Stock.    A U.S. holder who receives cash instead of a fractional share of Alerus common stock will be treated as having received the fractional share of Alerus common stock pursuant to the merger and then as having exchanged the fractional share of Alerus common stock for cash in a redemption by Alerus. In general, this deemed redemption will be treated as a sale or exchange, and a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash received by such U.S. holder and (ii) the portion of the basis of the shares of MPB common stock allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period for such fractional share (including the holding period of the MPB common stock surrendered therefor) is greater than one year as of the effective time of the merger. Long-term capital gains of certain non-corporate taxpayers including individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Medicare Tax on Unearned Income.    A U.S. holder that is an individual is subject to a 3.8% tax on the lesser of (i) his or her “net investment income” for the relevant taxable year or (ii) the excess of his or her modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000 depending on the individual’s U.S. federal income tax filing status). A similar regime applies to estates and trusts. Net investment income generally would include any capital gain realized in connection with the merger.
Backup Withholding and Information Reporting.    Payments of cash to a U.S. holder of MPB common stock pursuant to the merger may, under certain circumstances, be subject to information reporting and backup withholding unless the holder provides proof of an applicable exemption satisfactory to Alerus and the exchange agent or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a U.S. holder under the backup withholding rules are not additional tax and generally will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service.
A U.S. holder of MPB common stock, as a result of having received Alerus common stock in the merger, will be required to retain records pertaining to the merger. In addition, each U.S. holder of MPB common stock who is a “significant holder” will be required to file a statement with such holder’s U.S. federal income tax return in accordance with Treasury Regulations Section 1.368-3(b) setting forth such holder’s basis in the MPB common stock surrendered and the fair market value of the Alerus common stock and cash received in the merger. A “significant holder” is a holder of MPB common stock who, immediately before the merger, owned at least 5% of the vote or value of the outstanding stock of MPB or securities of MPB with a basis for federal income taxes of at least $1 million.
Tax Implications to Non-U.S. Stockholders.   For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of MPB common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder. The rules governing the U.S. federal income taxation of non-U.S. holders are complex, and no attempt will be made herein to provide more than a limited summary of those rules. Any gain a non-U.S. holder recognizes from the exchange of MPB common stock for Alerus common stock and cash in the merger generally will not be subject to U.S. federal income taxation unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, or (ii) in the case of a non-U.S. holder who is an individual, such stockholder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met. Non-U.S. holders described in (i) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or a lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (ii) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.
This discussion does not address tax consequences that may vary with, or are contingent upon, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. Accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local or foreign tax consequences to you of the merger.
Regulatory approvals
The merger cannot proceed without obtaining all requisite regulatory approvals. Alerus and MPB have agreed to take all appropriate actions necessary to obtain the required approvals. The merger of Alerus and MPB is subject to prior approval of the Federal Reserve and the ADIFI. Alerus submitted an application with the Federal Reserve Bank of Minneapolis on January 6, 2022 seeking the necessary approval. Alerus intends to submit an application to the ADIFI after the date of this proxy statement/prospectus.
In reviewing that application, the Federal Reserve is required to consider the following:
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competitive factors, such as whether the merger will result in a monopoly or whether the benefits of the merger to the public in meeting the needs and convenience of the community clearly outweigh the merger’s anticompetitive effects or restraints on trade; and

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banking and community factors, which includes an evaluation of:

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the financial and managerial resources of Alerus, including its subsidiaries, and of MPB, and the effect of the proposed transaction on these resources;

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management expertise;

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internal control and risk management systems;

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the capital of MPB;

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the convenience and needs of the communities to be served; and

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the effectiveness of MPB and Alerus in combating money laundering activities.

The application process includes publication and opportunity for comment by the public. The Federal Reserve may receive, and must consider, properly filed comments and protests from community groups and others regarding (among other issues) each institution’s performance under the Community Reinvestment Act of 1977, as amended.
On January 22, 2022, the Federal Reserve received a public comment requesting an extension of the public comment period for the application. Alerus promptly responded to the comment and believes that it generally misrepresents Alerus’s practices and should not delay the approval of the application.
The merger may not be completed until 15 days after receipt of Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve’s approval, unless a court specifically orders otherwise. In general, the ADIFI reviews and approves the application filed with the Federal Reserve.
At a date following the completion of the merger, Alerus intends to merge Metro Bank with and into Alerus Financial, with Alerus Financial as the surviving bank. The bank merger will be subject to approval by the OCC and the ADIFI.

Other than the public comment described above, Alerus knows of no reason why the approval of any of the applications would be denied or unduly delayed. But we cannot assure you that all regulatory approvals required to complete the merger will be obtained or obtained in a timely manner.
Interests of certain persons in the merger
Members of the board of directors and executive officers of MPB and Metro Bank may have interests in the merger that are different from, or are in addition to, the interests of MPB’s stockholders generally. MPB’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and determining to recommend to MPB’s stockholders to vote for adoption of the merger agreement.
Stock Ownership.    As of December 31, 2021, MPB’s directors and executive officers owned, in the aggregate, 780,906 shares of MPB’s common stock, representing approximately 21.08% of the outstanding shares of common stock. See “Additional Information About MPB — Share ownership of directors and officers and certain beneficial owners” on page 55.
Payments Pursuant to Employment Agreements.    Pursuant to their employment agreements, as amended, each of Stephen P. Haggard, Helen C. DeFusco, and Michael S. Morano is entitled to a change in control payment equal 100% of his or her base salary for his or her continued employment with MPB through a “change in control” (as defined in each respective employment agreement) of MPB. Amber K. Welch is also entitled to a change in control payment equal to 50% of her base salary for her continued employment with MPB through a “change in control” (as defined in her employment agreement) of MPB. In addition, pursuant to his amended employment agreement, Mr. Haggard is also entitled to 100% of his base salary upon the earlier of his termination of employment or the one-year anniversary of the change in control of MPB. Similarly, each of Ms. DeFusco, Mr. Morano, and Ms. Welch is also entitled to a payment equal to 50% of his or her base salary upon the earlier of his or her termination of employment or the one year anniversary of the change in control of MPB. In connection with the merger, these salary continuation payments will be accelerated to the effective date of the merger.
Stephen P. Haggard Employment Agreement.    Mr. Haggard and Alerus have entered into an employment agreement, which is contingent upon the consummation of the merger, pursuant to which Mr. Haggard will serve as President of the Arizona market for Alerus. Under Mr. Haggard’s employment agreement, Mr. Haggard is entitled to an annual base salary of $250,000, a performance bonus equal to thirty percent (30%) of Mr. Haggard’s base salary, a restricted stock grant equal to ten percent (10%) of Mr. Haggard’s base salary, a signing restricted stock grant equal to 1,500 shares of Alerus common stock, which shall vest in equal annual installments on each of the first three anniversaries of the merger, and other health and welfare benefits generally provided to executives of Alerus.
In the event of Mr. Haggard’s termination from employment by the Company without Cause (as that term is defined in the agreement), or by Mr. Haggard for Good Reason (as that term is defined in the agreement), prior to the end of the initial term of the agreement, Mr. Haggard will be entitled to continued payments of a severance payment consisting of his then current base salary for the remainder of the initial term, in exchange for a general release and waiver of certain claims in favor of the Company and its affiliates.
Severance Payments.    In connection with the merger, Alerus has agreed to cover any employee of MPB or Metro Bank immediately prior to the effective time of the merger, who is not otherwise entitled to contractual severance, change in control, or salary continuation benefits, under a severance policy. Covered employees that are exempt employees will be entitled to two (2) weeks of base salary, as in effect immediately prior to such termination, per year of service with a minimum of four (4) weeks of base salary. Covered employees that are non-exempt employees will be entitled to two (2) weeks of base salary, as in effect immediately prior to such termination, per year of service with a minimum of two (2) weeks of base salary. The maximum amount of severance benefits payable to any terminated covered employees (exempt of non-exempt) is thirty-six (36) weeks of base salary. Severance pay will generally not be given to any covered employee that is dismissed by Alerus or Alerus Financial after such covered employee has been placed on a disciplinary written warning in accordance with the Alerus’s employee handbook. All severance payments are contingent upon the employee’s execution of a general release and waiver against MPB, Alerus, and their respective affiliates.

Any employee, excluding Stephen P. Haggard, who is a party to an employment, severance, change in control, salary continuation, or other agreement providing for contractual severance or change in control benefits may waive and relinquish his or her right to any such benefits and receive a severance payment as described above.
Indemnification and Insurance.    Pursuant to the terms of the merger agreement, Alerus agreed to maintain, for up to six years following the effective time, insurance coverage under the current policy of directors’ and officers’ liability insurance maintained by MPB and Metro Bank for actions taken prior to the effective time of the merger. If a six-year term of insurance coverage is not available, the term for the insurance will be such other maximum period of time for which coverage is available at a cost not to exceed 150% of the premiums MPB or Metro Bank paid for its current policy term. Following the effective time, to the extent permitted by applicable law, Alerus has agreed to indemnify and hold harmless the current and former directors, officers and employees of MPB and its subsidiaries for all actions taken by them prior to the effective time of the merger.
Code Section 280G.   If any payments made to any employee of MPB or its subsidiaries pursuant to an employment agreement, salary continuation agreement, severance policy, or any other plan or program of MPB, Alerus, or their affiliates, are deemed to be “excess parachute payments,” as defined by Section 280G of the Internal Revenue Code, the recipient would be subject to an excise tax equal to 20% of the amount of such payments in excess of the recipient’s average compensation over the preceding five-year period, or such lesser period if the executive has not been employed by the employer for five years. Per the merger agreement, MPB agreed to take necessary steps to ensure that any payments made in connection with the merger will not trigger any such excise taxes. Further, to the extent any such payments are deemed to be “excess parachute payments,” and to the extent requested by Alerus, MPB has agreed to seek a stockholder vote for approval of such payments prior to the effective time of the merger, in accordance with Section 280G of the Internal Revenue Code.
Restrictions on resale of Alerus common stock
The shares of Alerus common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, and will be freely transferable, except for shares issued to any stockholder who may be deemed to be an “affiliate” of Alerus for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates of Alerus include individuals or entities that control, are controlled by, or are under common control with Alerus and may include the executive officers, directors and significant stockholders of Alerus.
MPB stockholder dissenters’ rights
General.   The following discussion is a summary of the material statutory procedures to be followed by a holder of record of MPB common stock to dissent from the merger and perfect appraisal rights. Under the Arizona Business Corporation Act (“ABCA”), MPB stockholders of record as of the record date have the right to dissent from the merger and to receive payment in cash for the “fair value” of their shares of MPB common stock, by complying with Sections 10-1320 through 10-1331 of the ABCA.
MPB stockholders electing to exercise dissenters’ rights must comply with the provisions of applicable Arizona laws in order to perfect their rights. The following is intended only as a brief summary of the material provisions of the procedures that an MPB stockholder must follow in order to dissent from the merger and perfect dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the Arizona dissenters’ rights laws, the full text of which is set forth in Appendix B to this document.
A stockholder who wishes to exercise dissenters’ rights must:
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deliver to MPB before the special meeting written notice of the stockholder’s intent to demand payment for the stockholder’s shares if the merger is completed, and

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not vote in favor of the merger.

A stockholder wishing to deliver a notice asserting dissenters’ rights should hand deliver or mail the notice to the following address:

MPB BHC, Inc.
Attn: Corporate Secretary
4686 E. Van Buren Street, Suite 150
Phoenix, Arizona 85008
You should sign every communication.
A stockholder who wishes to exercise dissenters’ rights generally must dissent with respect to all of the shares the stockholder owns or over which the stockholder has the power to direct the vote. However, if a record stockholder is a nominee for several beneficial stockholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying MPB in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. A beneficial stockholder may assert dissenters’ rights directly by submitting to MPB the record stockholder’s written consent and by dissenting with respect to all the shares of which the stockholder is the beneficial stockholder or over which the stockholder has the power to direct the vote.
A stockholder who does not, prior to the special stockholders meeting, deliver to MPB a written notice of the stockholder’s intent to demand payment for the shares will lose the right to exercise dissenters’ rights. In addition, any stockholder electing to exercise dissenters’ rights must either vote against the merger or abstain from voting.
If the merger is completed, Alerus (as the surviving corporation) will, within 10 days after the effective date of the merger, deliver a written notice to all MPB stockholders who properly gave notice of their intent to exercise dissenters’ rights. The notice will, among other things:
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state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

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inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

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supply a form for demanding payment that includes the date of the first announcement of the terms of the merger and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

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set a date by which Alerus must receive the payment demand, which date must be at least 30 but not more than 60 days after the date the notice is delivered; and

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be accompanied by a copy of the dissenters’ rights provisions of the ABCA, Sections 10-1320 through 10-1331.

A stockholder sent a notice as described above must demand payment, certify whether the stockholder acquired beneficial ownership of the shares before the date the terms of the merger were first announced as set forth in the notice, and deposit the stockholder’s certificates in accordance with the terms of the notice. A stockholder who demands payment and deposits the stockholder’s certificates retains all other rights of a stockholder until these rights are canceled or modified.
A stockholder who does not demand payment or does not deposit the stockholder’s certificates if required, each by the date set in the notice, is not entitled to payment for the stockholder’s shares.
The ABCA provides that Alerus (as the surviving corporation) must pay any dissenter who has complied with the requirements summarized above the “fair value” of the stockholder’s shares plus interest from the effective date of the merger. With respect to a dissenter who did not beneficially own shares of MPB prior to the public announcement of the merger, Alerus is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion is inequitable. The “fair value” may be less than, equal to, or greater than the value of the consideration that an MPB stockholder would be entitled to receive under the merger agreement. Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address, “fair value” under the ABCA.
Within 30 days of Alerus’s payment (or offer of payment in the case of shares acquired after public announcement of the merger) to a dissenting stockholder, a dissenter dissatisfied with Alerus’s estimate of the fair value may notify Alerus of the dissenter’s own estimate of the fair value and demand payment of that amount. If Alerus does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, then Alerus must, within 60 days of receiving the estimate and demand, petition a court to determine fair value.
In view of the complexity of the Arizona statutes governing dissenters’ rights, MPB stockholders who wish to dissent from the merger and pursue dissenter’s rights should consult their legal advisors.
Failure to follow the steps required by ABCA for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Sections 10-1320 through 10-1331 of the ABCA, if you are a MPB stockholder and are considering exercising your appraisal rights under the ABCA, you should consult your own legal advisor. A copy of the relevant statutory provisions is attached as Appendix B. You should refer to Appendix B for a complete statement concerning dissenters’ rights and the foregoing summary of such rights is qualified in its entirety by reference to Appendix B.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTIONS 10-1320 THROUGH 10-1331 OF THE ABCA. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTIONS 10-1320 THROUGH 10-1331 OF THE ABCA, THE ABCA WILL GOVERN.

DESCRIPTION OF THE MERGER AGREEMENT
The following is a summary of the material terms of the merger agreement. This summary does not purport to describe all the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.
The text of the merger agreement has been included to provide you with information regarding its terms. The terms of the merger agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the merger. The merger agreement contains representations and warranties Alerus and MPB made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to complete the merger. The statements embodied in those representations and warranties may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.
General
The merger agreement provides for the merger of MPB with and into Alerus, with Alerus as the surviving company. The merger is anticipated to be completed in the second quarter of 2022. At a date following the completion of the merger, Alerus intends to merge Metro Bank, MPB’s wholly-owned bank subsidiary, with and into Alerus Financial, with Alerus Financial as the surviving bank. At such time, Metro Bank’s banking offices will become banking offices of Alerus Financial. Until the banks are merged, Alerus will own and operate Metro Bank and Alerus Financial as separate bank subsidiaries.
Closing and effective time
Closing.   The closing of the merger will take place on the fifth business day following the satisfaction or waiver of the conditions to closing set forth in the merger agreement, or at another time that both parties mutually agree upon. See “Description of the Merger Agreement — Conditions to completion of the merger” for a more complete description of the conditions that must be satisfied prior to closing. The date of the completion of the merger sometimes is referred to in this proxy statement/prospectus as the closing date.
Completion of the Merger.   The merger will become effective as of the date and time specified in the certificate of merger that will be filed with the Delaware Secretary of State. The time at which the merger becomes effective is sometimes referred to in this proxy statement/prospectus as the effective time.
Consideration to be received in the merger
If the merger is completed, each share of MPB common stock issued and outstanding immediately prior to the effective time (other than any shares owned by Alerus or MPB, and other than any dissenting shares) will be converted into the right to receive 0.7400 shares of Alerus common stock, with cash paid in lieu of fractional shares. Shares of MPB common stock held by MPB stockholders who elect to exercise their dissenters’ rights will not be converted into merger consideration.
Notwithstanding the foregoing, no fractional shares of Alerus common stock will be issued in the merger. Instead, Alerus will pay to each holder of MPB common stock who would otherwise be entitled to a fractional share of Alerus common stock an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the fraction of a share to which such MPB stockholder would otherwise be entitled by the weighted average closing price of Alerus common stock as reported on the Nasdaq Capital Market over the five consecutive trading day period ending immediately preceding the closing date.
If, prior to the effective time, there is declared (with an effective date prior to the effective time) or effected a reclassification, recapitalization, stock split (including a reverse stock split), split-up or stock dividend (including any dividend or distribution of securities convertible into Alerus or MPB common stock), combination, exchange or readjustment of shares with respect to, or rights issued in respect of, Alerus common stock, the exchange ratio shall be proportionately adjusted to provide to the holders of MPB common stock the same economic effect as contemplated by the merger agreement prior to such event.
The market price of Alerus common stock will fluctuate before the completion of the merger and before holders of MPB common stock receive the merger consideration to which they are entitled. Holders of MPB common stock should obtain current stock price quotations for Alerus common stock and MPB common stock before voting on the merger.
Each option to purchase shares of MPB common stock which is outstanding and unexercised immediately prior to the closing of the merger will be cancelled in exchange for the right to receive cash equal to the product of (i) the number of shares of MPB common stock subject to such option and (ii) the excess of (1) an amount determined by multiplying the exchange ratio by $31.37, over (ii) the exercise price per share of such option.
If the stockholders’ equity of MPB is less than an amount equal to the sum of (i) $43,100,000, plus (ii) an additional $596,000 per month for every month that passes from December 31, 2021 to the closing date, plus (iii) the amount of stockholders’ equity attributable to the exercise of stock options, then the exchange ratio will be adjusted downward to reflect the shortfall in equity in accordance with a formula set forth in the merger agreement. A sample calculation of the adjustment to the exchange ratio is attached to the merger agreement as Appendix A. As of the date of this proxy statement, MPB believes that it will have stockholders’ equity at closing above the threshold described above and that the exchange ratio will not be adjusted downward.
Voting and support agreement
On December 8, 2021, the directors and executive officers of MPB entered into a voting and support agreement with Alerus. Under this agreement, these stockholders have each agreed to vote, subject to their fiduciary duties, their respective shares of MPB common stock:
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in favor of the merger and the transactions contemplated by the merger agreement;

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against (i) any tender or exchange offer to acquire more than 25% of the voting power of MPB or Metro Bank, (ii) any proposal for a merger, consolidation or other business combination involving MPB or Metro Bank, or (iii) any other proposal or offer to acquire more than 25% of the business, assets or deposits of MPB or Metro Bank; and

•
against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of MPB under the merger agreement.

Furthermore, each of these stockholders has also agreed not to sell, assign or transfer any shares of MPB common stock that they own. The shares subject to the voting and support agreement represent approximately 14.98% of MPB’s outstanding shares of common stock as of December 8, 2021. The voting obligations under the voting and support agreement will automatically terminate upon the earlier of (i) the date of the termination of the merger agreement, (ii) the favorable vote of MPB stockholders with respect to the approval of the merger agreement, (iii) the date, if any, on which Alerus publicly discloses that the board of directors of MPB has determined in good faith, after consultation with outside counsel, that to, or continue to, recommend the merger agreement to MPB’s stockholders would result in a violation of its fiduciary duties under applicable law, or (iv) June 30, 2022. A copy of the form of voting and support agreement is attached as Exhibit A to the merger agreement which is attached to this proxy statement/prospectus as Appendix A.
Exchange procedures
Alerus has engaged American Stock Transfer & Trust Company, LLC to act as its exchange agent to handle the exchange of MPB common stock for the merger consideration and the payment of cash for any fractional share interests. Within two business days after the closing date, the exchange agent will send to each MPB certificated record holder a letter of transmittal for use in the exchange with instructions explaining how to surrender MPB common stock certificates to the exchange agent. MPB stockholders who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the merger consideration. MPB stockholders that do not exchange their MPB common stock will not be entitled to receive the merger consideration or any dividends or other distributions by Alerus until their certificates are surrendered. After surrender of the certificates representing MPB shares, any unpaid dividends or distributions with respect to the Alerus common stock represented by the certificates will be paid without interest.
Holders of MPB common stock who cannot locate their stock certificates should follow the instructions set forth in the letter of transmittal for lost or stolen stock certificates. Holders of MPB common stock who hold their shares in book-entry form should follow the instructions set forth in the letter of transmittal respect to shares of MPB common stock held in book-entry form.
Conduct of business pending the merger
Conduct of Business of MPB.   Under the merger agreement, MPB has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, MPB is required to (i) conduct its business in the ordinary course of business, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Alerus or MPB to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.
The following is a summary of the more significant restrictions imposed upon MPB, subject to the exceptions set forth in the merger agreement. MPB will not, without Alerus’s prior written consent or as otherwise provided in the merger agreement:
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issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any shares of its capital stock or any security convertible into its capital stock;

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permit its common stock to become subject to new grants, including issuances under MPB benefit plans;

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grant any registration rights with respect to its common stock;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on its common stock;

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adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its common stock;

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amend the terms of, waive any rights under, terminate, knowingly violate the terms of or enter into any contract material to MPB;

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enter into loan transactions not in accordance with, or consistent with, past practices of Metro Bank or that are on terms and conditions that, to the knowledge of MPB, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;

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enter into any new credit or new lending relationships greater than $500,000 that would require an exception to Metro Bank’s formal loan policy or that are not in strict compliance with such loan policy;

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enter into any new non-real estate Small Business Administration credit or lending relationships greater than $250,000;

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other than incident to a reasonable loan restructuring, extend additional credit to any existing borrower if it is the obligor under any indebtedness to Metro Bank that constitutes a nonperforming loan or against any part of such indebtedness that Metro Bank has established loss reserves or any part of which has been charged-off by Metro Bank;

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maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to loans previously charged off, on MPB’s outstanding loans and leases;

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fail to charge-off any loans or leases that would be deemed uncollectible in accordance with GAAP or place on non-accrual any loans or leases that are past due greater than 90 days;

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sell, transfer, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for the dispositions in the ordinary course of business, including Small Business Administration and United States Department of Agriculture loans originated by the Company, or of financial assets or investments or of obsolete assets in transactions that are not material to MPB;

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acquire all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business in transactions that are not material to MPB;

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amend the articles of incorporation or bylaws of MPB, or similar governing documents of its subsidiaries;

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implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;

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increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of MPB or its subsidiaries, other than increases in the ordinary course of business consistent with past practices in timing, metrics and amount;

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become a party to, establish, amend or terminate any employee benefit plan, accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under employee benefit plan, cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under employee benefit plan, or materially change any actuarial assumptions used to calculate funding obligations with respect to any employee benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined;

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incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business;

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enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies;

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settle any action, suit, claim or proceeding against it or any of its subsidiaries in excess of $250,000 and that would not impose any material restriction on the business of the Company or its subsidiaries or create precedent for claims that is reasonably likely to be material to it or its subsidiaries;

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make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

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make or change any material tax elections, change or consent to any change in it or its subsidiaries’ method of accounting for tax purposes, take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

•
hire any employee with an annual salary in excess of $50,000;

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take any action not in the ordinary course of business to increase the Company’s stockholders’ equity prior to the closing date; or

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agree to take, make any commitment to take, or adopt any resolutions of the board of directors of MPB in support of, any of the actions prohibited by the merger agreement.

Conduct of Business of Alerus.   Under the merger agreement, Alerus has agreed to certain restrictions on its activities and the activities of its subsidiaries until the merger is completed or the merger agreement is terminated. In general, Alerus is required not to take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Alerus or MPB to obtain any of the requisite regulatory approvals, to perform its covenants and agreements under the merger agreement or to consummate the contemplated transactions.

The following is a summary of the more significant restrictions imposed upon Alerus, subject to the exceptions set forth in the merger agreement. Alerus will not, without MPB’s prior written consent or as otherwise provided in the merger agreement:
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amend the certificate of incorporation or bylaws of Alerus, or similar governing documents of any of its subsidiaries, in a manner that would materially and adversely affect the benefits of the merger to the stockholders of MPB; or

•
agree to take, make any commitment to take, or adopt any resolutions of the board of directors of Alerus in support of, any of the actions prohibited by the merger agreement.

Certain covenants of the parties
Both parties have agreed to cooperate with the other in connection with obtaining the regulatory approvals for the transactions contemplated by the merger agreement. Both parties agree, among other things:
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to cooperate in the preparation and filing of all applications, notices and documents required to obtain regulatory approval and/or consents from governmental authorities for the merger;

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to exercise good faith and use reasonable best efforts to satisfy the covenants and conditions required to close the merger and to complete the merger as soon as practicable;

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that neither will intentionally act in a manner that would cause a breach of the merger agreement;

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to coordinate any disclosure of nonpublic information to third parties concerning the transactions contemplated by the merger agreement; and

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to provide one another reasonable opportunity to consult concerning the defense of any stockholder litigation against the MPB or Alerus, as applicable, or any of their respective directors or officers relating to the transactions contemplated by the merger agreement.

MPB has also agreed, among other things, to the following:
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to notify Alerus of any fact, event or circumstance known to it that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a material adverse effect on MPB;

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to notify Alerus of any fact, event or circumstance known to it that would cause or constitute a material breach of any of MPB’s representations, warranties, covenants or agreements contained in the merger agreement that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a closing condition;

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to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining approval of the merger agreement and the transactions contemplated therein;

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to take all steps necessary to ensure that any severance benefits or other payment made to any employee of MPB or its subsidiaries (pursuant to any employment, change in control, severance, salary continuation agreement, or other agreement), that is triggered by the merger, will not constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, such that the payments will not cause a disallowance of a deduction under Section 280G of the Internal Revenue Code or an excise tax on the recipient imposed by Section 4999 of the Internal Revenue Code, and has also agreed, to the extent requested by Alerus, to seek a stockholder vote for approval of such payments prior to the effective time of the merger, in accordance with Section 280G of the Internal Revenue Code;

•
to amend or terminate, as requested by Alerus, any employee benefit plan of MPB or its subsidiaries prior to the effective time of the merger; and

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to terminate and close certain business customer accounts.

No solicitation of or discussions relating to an acquisition proposal
The merger agreement contains provisions prohibiting MPB from initiating, soliciting, encouraging or knowingly facilitating an alternative proposal to the merger. MPB agreed to immediately cease and terminate any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than Alerus with respect to any acquisition proposal. Moreover, MPB has agreed that it will not, and will cause each of its subsidiaries its and its subsidiaries’ officers, directors, agents, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiry or proposal or enter into any negotiations or discussions with any person or entity concerning any proposed acquisition of MPB or its subsidiaries, or furnish any confidential or nonpublic information to any person or entity proposing or seeking such an acquisition.
However, the merger agreement provides that MPB may furnish such information pursuant to a customary confidentiality agreement and engage in such negotiations or discussions in response to an unsolicited acquisition proposal, if the board of directors of MPB determines in good faith and after consultation with outside counsel that such proposal constitutes or is reasonably likely to result in a superior proposal, and the failure to take action with respect to such proposal is reasonably likely to result in a breach of the board of directors’ fiduciary duties. If the board of directors of MPB determines that it is necessary to pursue a superior proposal in order to act in a manner consistent with its fiduciary duties, the board may withhold, withdraw, qualify or adversely modify the board’s recommendation to MPB stockholders with respect to the approval and adoption of the merger agreement and the transaction contemplated thereby, and/or terminate the merger agreement. However, the MPB board of directors may not terminate the merger agreement for a superior proposal unless it has first notified Alerus and otherwise negotiated with Alerus so that the merger may be effected.
Under the merger agreement, a “superior proposal” means any written acquisition proposal which the board of directors of MPB concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger, after (i) receiving the advice of its financial advisor, Raymond James & Associates, Inc., (ii) taking into account the likelihood and timing of consummation of the proposed transaction on its terms, and (iii) taking into account all legal, financial, regulatory and other aspects of such proposal. If Alerus terminates the merger agreement because MPB breaches its covenant not to solicit an acquisition proposal from a third party or if MPB terminates the merger agreement in order to enter into an agreement for a superior proposal, MPB will pay to Alerus a termination fee equal to $3.5 million. See “Description of the Merger Agreement — Termination fees.”
Representations and warranties
The merger agreement contains representations and warranties made by MPB and Alerus. These include, among other things, representations relating to:
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valid corporate organization and existence;

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ownership of their respective subsidiaries;

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corporate power and authority to enter into the merger and the merger agreement;

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absence of any breach of organizational documents or law as a result of the merger;

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capitalization;

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financial statements;

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filing of necessary reports with regulatory authorities;

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certain tax matters;

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employee matters and employee benefits;

•
compliance with laws;

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absence of certain litigation or orders;

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absence of material adverse changes;

•
broker/finder fees;

•
absence of any reason why the granting of any of the required regulatory approvals would be denied or unduly delayed; and

•
compliance with the Community Reinvestment Act;

MPB made additional representations and warranties to Alerus in the merger agreement relating to, among other things:
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absence of any breach of material contracts as a result of the merger;

•
loans and allowance for loan losses;

•
environmental matters;

•
real property, personal property and other material assets;

•
compliance with, absence of default under and information regarding, material contracts;

•
books of account, minutes and stock records;

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insurance matters;

•
affiliate transactions;

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labor matters;

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intellectual property;

•
investment securities;

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fiduciary accounts; and

•
cybersecurity

Conditions to completion of the merger
Closing Conditions for the Benefit of Alerus.   Alerus’s obligations are subject to fulfillment of certain conditions, including:
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accuracy of representations and warranties of MPB in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by MPB in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein at the meeting of MPB stockholders;

•
no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of MPB certifying (i) the accuracy of the representations and warranties of MPB in the merger agreement and (ii) performance by MPB in all material respects of its obligations under the merger agreement;

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receipt of a tax opinion from Barack Ferrazzano that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and MPB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of MPB common stock upon the receipt of shares of Alerus common stock in exchange for their shares of MPB common stock, except to the extent of any cash received in lieu of fractional shares of Alerus common stock;
•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on the Nasdaq Capital Market;

•
no material adverse change in the financial condition, assets or business of MPB since the date of the merger agreement;

•
the termination by the Company of certain business customer accounts; and

•
the Company’s minimum stockholders’ equity must be no less than an amount equal to: (a) $40,000,000; plus (b) the amount of stockholders’ equity attributable to the exercise of Company stock options after September 30, 2021.

Closing Conditions for the Benefit of MPB.   MPB’s obligations are subject to fulfillment of certain conditions, including:
•
accuracy of representations and warranties of Alerus in the merger agreement as of the closing date, except as otherwise set forth in the merger agreement;

•
performance by Alerus in all material respects of its obligations under the merger agreement;

•
approval of the merger agreement and the transactions contemplated therein at the meeting of MPB stockholders;

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no proceeding, other than stockholder litigation, involving any challenge to, or seeking damages or other relief in connection with, any transaction contemplated by the merger agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions, in either case that would reasonably be expected to have a material adverse effect on Alerus, as the surviving entity;

•
no order, injunction, decree, statute, rule, regulation or other legal restraint or prohibition preventing or making illegal the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•
receipt of all necessary regulatory approvals;

•
the registration statement, of which this proxy statement/prospectus is a part, concerning Alerus common stock issuable pursuant to the merger agreement, having been declared effective by the SEC;

•
receipt of a certificate signed on behalf of Alerus certifying (i) the accuracy of representations and warranties of Alerus in the merger agreement and (ii) performance by Alerus in all material respects of its obligations under the merger agreement;

•
receipt of a tax opinion from Robinson, Diss Clowdus, P.C. that (i) the merger constitutes a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, (ii) each of Alerus and MPB will be a party to such reorganization within the meaning of Section 368(b) of the Internal Revenue Code, and (iii) no gain or loss will be recognized by holders of MPB common stock upon the receipt of shares of Alerus common stock in exchange for their shares of MPB common stock, except to the extent of any cash consideration received in lieu of fractional shares of Alerus common stock;

•
non-objection of the Nasdaq Stock Market, LLC of the listing of the shares of Alerus common stock issuable pursuant to the merger agreement on the Nasdaq Capital Market; and

•
no material adverse change in the financial condition, assets or business of Alerus since the date of the merger agreement.

Termination
Alerus and MPB may mutually agree to terminate the merger agreement and abandon the merger at any time. Subject to conditions and circumstances described in the merger agreement, either Alerus or MPB may also terminate the merger agreement as follows:

•
the other party has breached or failed to perform its obligations under the merger agreement, which breach or failure to perform would result in the failure of any of the closing conditions and such breach or failure has not or cannot be cured within 30 days, provided its inability to satisfy the condition was not caused by the non-breaching party’s failure to comply in all material respects with any of its obligations under the merger agreement;

•
any regulatory authority has denied approval of any of the transactions contemplated by the merger agreement or any application for a necessary regulatory approval has been withdrawn at the request of a regulatory authority, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of the denial or withdrawal of regulatory approval;

•
failure to receive approval by MPB stockholders for the merger agreement and the transactions contemplated therein following the meeting held for such purpose, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has been the cause of such failure;

•
the merger is not completed by September 30, 2022, provided that such right to terminate is not available to a party whose failure to fulfill any of its obligations under the merger agreement has resulted in the failure of the merger to be completed before such date; or

•
a court or regulatory authority has enjoined or prohibited any of the transactions contemplated in the merger agreement.

In addition, a particular party may terminate the merger agreement as follows:
•
Alerus may terminate if MPB materially breaches any of its obligations with respect to soliciting alternative acquisition proposals or holding a meeting of its stockholders to approve the merger agreement;

•
MPB may terminate in order to enter into an agreement with respect to an unsolicited superior proposal from a third party; or

•
Alerus may terminate if MPB’s board of directors makes an adverse recommendation to MPB’s stockholders.

Any termination of the merger agreement will not relieve the breaching party from liability resulting from its fraud or any willful and material beach by that party of the merger agreement.
Termination fees
MPB has agreed to pay Alerus a termination fee of $3.5 million if the merger agreement is terminated under the following circumstances:
•
Alerus terminates the merger agreement because MPB breaches its covenant not to solicit an acquisition proposal from a third party or its obligations related to holding a stockholder meeting to approve the merger agreement;

•
Alerus terminates the merger agreement because MPB’s board of directors makes an adverse recommendation to MPB’s stockholders;

•
MPB terminates the merger agreement in order to enter into an agreement with respect to an unsolicited superior proposal; or

•
If, prior to termination, another acquisition proposal is known to MPB, has been made directly to MPB’s stockholders or is publicly announced, and (i) thereafter the merger agreement is terminated by Alerus upon MPB’s material breach of its obligations under the merger agreement and (ii) within twelve months after such termination MPB enter into a definitive written agreement with respect to such acquisition proposal.

Management of Alerus and MPB after the merger
The Alerus and the Alerus Financial boards of directors will remain the same after the mergers. Stephen Haggard, President and Chief Executive Officer of MPB, will join Alerus Financial as President of Alerus Financial’s Arizona market.

Expenses
All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses.
Nasdaq stock listing
Alerus common stock currently is listed on the Nasdaq Capital Market under the symbol “ALRS.” The shares to be issued to MPB’s stockholders as merger consideration also will be eligible for trading on the Nasdaq Capital Market.
Amendment
The merger agreement may be amended in writing by the parties.

ADDITIONAL INFORMATION ABOUT MPB
General
MPB was incorporated in Arizona in 2021 and is a bank holding company registered under Bank Holding Company Act of 1956, as amended. MPB is a community-based bank holding company headquartered in Phoenix, Arizona. MPB, through its wholly owned subsidiary, Metro Bank, provides a wide range of traditional banking services. Metro Bank was incorporated in 2005 and commenced business operations in 2007 as a state of Arizona chartered commercial bank and operates out of one location, its headquarters in Phoenix, Arizona.
Business
Since its formation, Metro Bank has strived to become the premier provider of consistent, predictable and meaningful commercial banking services to small and medium sized business and professionals (accounting, dental, legal, medical, etc.) located in the Phoenix metropolitan area, which includes the cities of Chandler, Gilbert, Glendale, Mesa, Peoria, Phoenix, Scottsdale, and Tempe, Arizona and adjacent cities and towns. Through Metro Bank’s staff of local employees and strategic alliances with third parties, Metro Bank offers a list of products and services to Metro Bank’s customers such as business and personal banking products and services, (checking, savings and certificates of deposit), business credit and debit cards, treasury management services, real estate loans, commercial and equipment loans, working capital lines of credit, SBA loans, and loans to non-profit and faith-based organizations.
Lending Services
Metro Bank provides a broad range of commercial lending services to corporations, partnerships, individuals and non-profit entities. Metro Bank actively markets its services to qualified lending customers. Lending officers actively solicit the business of new borrowers entering the market as well as long-standing members of the local business community.
Metro Bank’s loan portfolio consists of commercial loans, commercial real estate loans, construction and outdoor media lending. Management emphasizes credit quality and seeks to avoid undue concentrations of loans to a single industry or based on a single class of collateral. Metro Bank has established lending policies that include a number of underwriting factors to be considered in making a loan, including location, cash flow, loan-to-value and loan-to-cost ratio, interest rate and credit history of the borrower. Metro Bank focuses its efforts on building its lending business in the following areas:
Commercial Loans.   Commercial loans are made to small- to medium-sized businesses that are sole proprietorships, partnerships and corporations. Generally, these loans are secured with collateral including accounts receivable, inventory and equipment. The personal guarantees of the principals also may be required. Frequently, these loans are further secured with real estate collateral.
Commercial Real Estate Loans.   Commercial real estate loans are loans secured by real estate including multifamily residential properties and other nonresidential properties.
Construction and Land Development Loans.   Construction and land development loans include loans for commercial and residential development and improvements. The majority of these loans are in-market to known and established borrowers. MPB’s loan policy states that land development loans should not exceed a term of three years. MPB requires that careful consideration be given to the financial capacity and experience of the developer.
Lending officers are assigned various levels of loan approval authority based upon their respective levels of experience and expertise. Loan approval is also subject to Metro Bank’s written loan policy, as established by Metro Bank’s board of directors. The loan approval process is designed to facilitate timely decisions while adhering to policy parameters and risk management factors. MPB also has an independent loan review function to analyze credits of the bank.

Other Products and Services
Deposit Products.   Management believes Metro Bank offers competitive deposit products and programs, that address the needs of customers in each of the local markets served. The deposit products are offered to individuals, non-profit organizations, partnerships, small businesses, corporations and public entities. These products include non-interest bearing and interest-bearing demand deposits, savings accounts, money market accounts and time certificates of deposit.
Employees
As of December 31, 2021, Metro Bank had 44 full-time equivalent employees. MPB has no employees. Metro Bank provides its employees with a comprehensive program of benefits, some of which are on a contributory basis, including comprehensive medical and dental plans, life insurance, long-term and short-term disability coverage and a 401(k) plan. Neither Metro Bank nor MPB is a party to any collective bargaining agreement. Metro Bank and MPB consider their relationship with their respective employees to be good.
Properties
The principal offices of MPB and Metro Bank located at 4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008, in a three-story building owned by a third party. Both MPB and Metro Bank operate out of this one location. Metro Bank occupies 15,206 square feet at this location on two floors. Metro Bank leases this location on a ten-year term.
Legal Proceedings
MPB and the Bank are from time to time parties to various legal actions arising in the normal course of business. Currently, Metro Bank is involved in a lawsuit with a borrower in which it expects little or no loss.
Competition
MPB competes in the commercial banking industry through Metro Bank. This industry is highly competitive, and Metro Bank faces strong direct competition for deposits, loans, and other financial-related services. Metro Bank competes with other commercial banks, thrifts, credit unions, securities firms, and other non-traditional entities such as fintech companies. Some of these competitors are local, while others are statewide or nationwide. Metro Bank competes for deposits principally by offering depositors a wide variety of deposit programs, convenient hours and other services, and for loan originations primarily through interest rates and loan fees it charges, the efficiency and quality of services it provides to borrowers and the variety of its loan products. Some of the financial institutions and financial service organizations with which Metro Bank competes are not subject to the same degree of regulation as that imposed on federally insured Arizona-chartered banks. As a result, such competitors have advantages over Metro Bank in providing certain services. As of January 1, 2022, there were approximately 70 other banks having 1080 offices or branches operating within the State of Arizona. New competitors may develop that are substantially larger and have significantly greater resources than Metro Bank. Currently, major competitors of Metro Bank include Wells Fargo Bank, U.S. Bank, JP Morgan Chase Bank, Western Alliance Bank and Zions Bank.
Share ownership of directors and officers and certain beneficial owners
The following table set forth, as of December 31, 2021, the shares of common stock beneficially owned by MPB’s executive officers and directors individually, by all executive officers and directors as a group, and by each stockholder known by MPB to beneficially own in excess of five percent of MPB’s outstanding common stock. The percentages below are based on 3,492,007 common shares outstanding as of March 15, 2022, which is the most recent practicable date.
The address for each stockholder listed in the table below is: c/o MPB BHC, Inc., 4686 E. Van Buren Street, Suite 150 Phoenix, AZ 85008.

Name of Beneficial Owners	Amount of Shares Owned and Nature of Beneficial Ownership(1)	Percent of Shares of Common Stock Outstanding
Directors and Executive Officers:
Jim Barrons(2)	317,770	8.43%
Jack W. Hilton(3)	136,195	3.61%
Stephen Haggard(4)	99,625	2.64%
Robert Bisetti	32,250	*
Helen DeFusco(5)	33,000	*
Lori Jones(6)	42,720	1.13%
Dr. Matthew Keene(7)	30,485	*
Eric Grubelich	27,134	*
Michael Stephenson(8)	26,147	*
Michael S. Morano(9)	24,080	*
Douglas Gardner	11,500	*
All Directors and Executive Officers as a Group (11 persons)(10)	780,906	20.72%
5% Owners:
Jim Barrons(2)	317,770	8.43%
Aetos Capital Partners Master Fund LP	240,734	6.39%
Banc Fund IX LP	316,067	8.39%
Joel S. Lawson IV	200,000	5.31%

*
Less than 1%.

(1)
In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner for purposes of this table, of any shares of our common stock if he or she has or shares voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from March 15, 2022. As used herein, “voting power” is the power to vote or direct the voting of shares, and “investment power” is the power to dispose or direct the disposition of shares. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(2)
Includes 75,070 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022. Includes 275,325 shares held by Barrons Holding Company LLC, an entity that is 46% owned by Mr. Barrons, 46% owned by Mr. Barrons’ former spouse, 4% owned by Mr. Barrons’ son and 4% owned by Mr. Barrons’ daughter.

(3)
Includes 39,895 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(4)
Includes 67,125 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(5)
Includes 3,000 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(6)
Includes 14,220 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(7)
Includes 2,000 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(8)
Includes 1,459 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(9)
Includes 10,080 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

(10)
Includes 212,849 shares of MPB common stock underlying options that are currently exercisable or are exercisable within 60 days of March 15, 2022.

COMPARISON OF RIGHTS OF ALERUS STOCKHOLDERS AND MPB STOCKHOLDERS
As a stockholder of MPB, your rights are governed by MPB’s articles of incorporation, as amended, and its bylaws, as amended, each as currently in effect. Upon completion of the merger, the rights of MPB stockholders who receive shares of Alerus common stock in exchange for their shares of MPB common stock will be governed by Alerus’s third amended and restated certificate of incorporation and second amended and restated bylaws, as well as the rules and regulations applying to public companies. Alerus is incorporated in Delaware and subject to the Delaware General Corporation Law, as amended, or the DGCL, and MPB is incorporated in Arizona and is subject to the Arizona Revised Statutes.
The following discussion summarizes material similarities and differences between the rights of MPB stockholders and Alerus stockholders and is not a complete description of all of the differences. This discussion is qualified in its entirety by reference to the Arizona Revised Statutes and the DGCL and Alerus’s and MPB’s respective certificate of incorporation, articles of incorporation and bylaws, each as amended and restated from time to time.
	Alerus Stockholder Rights	MPB Stockholder Rights
Authorized Capital Stock:
Alerus is authorized to issue 30,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share (which we refer to as “Alerus preferred stock”).
As of September 30, 2021, Alerus had 17,208,077 shares of common stock outstanding and no shares of preferred stock outstanding. Issuances of shares of Alerus’s preferred stock may affect the relative rights of the holders of its common stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of the preferred stock as determined by Alerus’s board of directors.
MPB is authorized to issue 10,000,000 shares of common stock, par value $10.00 per share. As of September 30, 2021, MPB had 3,483,457 shares of common stock outstanding.
Dividends:	Subject to any rights of holders of Alerus preferred stock, Alerus may pay dividends if, as and when declared by its board of directors.	MPB’s certificate of incorporation and bylaws are silent with respect to MPB’s ability to declare dividends.
Voting Limitations:	Alerus’s certificate of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.	MPB’s certificate of incorporation and bylaws do not impose voting restrictions on shares held in excess of a beneficial ownership threshold.
Number of Directors; Classification:	Alerus’s board of directors currently consists of 11 members. Alerus’s bylaws provide that the number of directors constituting the entire board of directors shall be fixed by the board of directors from time to time, except as required by the Alerus’s certificate of incorporation of the DGCL. Alerus’s certificate of incorporation states that the board of directors shall consist of a	MPB’s board of directors currently consists of 9 members. The number of directors of MPB shall operate with a full board of directors consisting of not less than five (5) nor more than fifteen (15); unless and until the board of directors elects to either increase or decrease such number of directors subject to any restrictions set forth in the bylaws of MPB; provided, however,

	Alerus Stockholder Rights	MPB Stockholder Rights
maximum of twelve persons and a minimum of 5 persons. Alerus’s board of directors is not classified and each director is elected for a one-year term.
that a majority of the full board of directors of MPB has the right to set the number of directors each year.
MPB’s board of directors is classified into two groups. The term of office of the directors in the first group expires at the first annual meeting of stockholders following their election and the term of office of the directors in the second group expires at the second annual stockholders’ meeting following their election. At each annual stockholders’ meeting held after the division of the directors into groups, directors shall be elected to hold office until the second succeeding annual meeting.

Election of Directors; Vacancies:	Each Alerus stockholder is entitled to one vote for each share of the voting stock held by such stockholder.	Each MPB stockholder is entitled to one vote for each share of the voting stock held by such stockholder.

Alerus’s certificate of incorporation and bylaws do not provide for cumulative voting.
Alerus’s bylaws provide that any vacancy on the board of directors may be filled by a majority of the directors then in office, or by a plurality of the votes cast at a meeting of stockholders.
MPB’s bylaws provide for cumulative voting such that each stockholder is entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates.
MPB’s bylaws provide that that any vacancy on the board of directors may be filled by a majority vote of the directors then in office.
Removal of Directors:	Subject to any rights of holders of Alerus preferred stock with respect to any director elected thereby, Alerus’s bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the affirmative vote of a majority of all the outstanding shares entitled to vote.	Under Section 10-808 of Title 10 of the Arizona Revised Statutes, the stockholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. If a director is elected by a voting group of stockholders, only the stockholders of that voting group may participate in the vote to remove the director. If less than the entire board is to be removed, a director shall not be removed if the number of votes sufficient to elect the director under

	Alerus Stockholder Rights	MPB Stockholder Rights
cumulative voting is voted against the director’s removal. A director may be removed by the stockholders only at a meeting, and the meeting notice shall state that the purpose or one of the purposes of the meeting is removal of the director
Call of Special Meeting of Directors:	Alerus’s bylaws provide that a special meeting of the board of directors may be called by the chairman of the board, chief executive officer, the president, any vice president, the secretary or by any two members of the board of directors.	MPB’s bylaws provide that a special meeting of the board of directors may be called by an executive officer of MPB.
Limitation on Director Liability:	Alerus’s certificate of incorporation and bylaws provide that no director shall be liable to Alerus or its stockholders for monetary damages for breach of his or her fiduciary duty, provided that liability is not eliminated or limited with respect to: (i) for any breach of the duty of loyalty of the director to Alerus or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for any unlawful action under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.	MPB’s certificate of incorporation provides that the liability of a director or former director to MPB and/or its stockholders is eliminated for money damages for any action taken or any failure to take any action as a director to the fullest extent permitted by Section 10-851 of the Arizona Revised Statutes. MPB is obligated to indemnify a director for liability, as defined in Arizona Revised Statutes Section 10-850, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the exceptions described in the Arizona Revised Statutes.
Indemnification:	Alerus’s certificate of incorporation provides that Alerus shall, to the fullest extent permitted by the DGCL, indemnify each person who is or was a director or officer of Alerus, subject to the limits of applicable federal banking laws and regulations. Each person who is or was an employee or agent of Alerus or who serves or served at the request of Alerus as a director, officer, employee or agent of another corporation, bank, partnership, joint venture, trust or other enterprise may be indemnified by Alerus in accordance with, and to the fullest extent permitted by, the DGCL, subject to the limits of applicable federal banking laws and regulations.

Alerus Stockholder Rights	MPB Stockholder Rights
Alerus’s bylaws provide further that, expenses (including attorneys’ fees) incurred by each person who is or was an officer or director of Alerus arising from any pending or threatened action, suit or proceeding related to such officer’s or director’s service to Alerus shall be paid by Alerus, subject to the limits of applicable federal banking laws and regulations, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by the officer or director incurring such expenses to repay such amount if it should ultimately be determined that such officer or director was guilty of fraud, theft or a crime involving dishonesty or did not act in good faith or in a manner he or she did not reasonably believe to be in the best interests of Alerus.
Expenses (including attorneys’ fees) incurred by each person who is or was an employee or agent of Alerus or who serves or served at the request of Alerus as a director, officer, employee or agent of another corporation, bank, partnership, joint venture, trust or other enterprise arising from any pending or threatened action, suit or proceeding related to such person’s service to Alerus may be paid by Alerus, subject to the limits of applicable federal banking laws and regulations, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person incurring such expenses to repay such amount if it should ultimately be determined that such person was guilty of fraud, theft or a crime involving dishonesty or did not act in good faith or in a manner he or she did not reasonably believe to be in the best interests of Alerus.
The officers of MPB and the officers of any subsidiary of MPB shall be indemnified to the same extent as directors of the corporation. Agents to MPB shall be indemnified, in matters not involving the rights of MPB if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of MPB, and in the case of a criminal matter had no reasonable cause to believe the conduct of such person was unlawful.
MPB’s certificate of incorporation provides that MPB is obligated to indemnify a director for liability, as defined in Arizona Revised Statutes Section 10-850, to any person for any action taken, or any failure to take any action, as a director, except liability for any of the exceptions described in the Arizona Revised Statutes.
MPB’s bylaws provide that MPB shall indemnify the directors of MPB and the directors of any subsidiary of MPB for “liability”, as defined in Section 10-850 of the Arizona Revised Statutes, to any person for any action taken, or any

	Alerus Stockholder Rights	MPB Stockholder Rights

failure to take any action as a director, except liability for any of the exceptions described in the prior sentence and except in connection with any matter for which indemnification is prohibited under Section 10-851(D) of the Arizona Revised Statutes, to the fullest extent permitted by applicable law, and such right to indemnification shall be deemed a contract right. Section 10-851(D) of the Arizona Revised Statutes provides that a corporation may not indemnify a director either (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, and (ii) in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director.
MPB shall pay for or reimburse the reasonable expenses incurred by a director or officer of MPB or a director or officer of a subsidiary of MPB who is a party to a “proceeding,” as defined in Section 10-850 of the Arizona Revised Statutes, in advance of the final disposition thereof to the fullest extent permitted by Section 10-853 of the Arizona Revised Statutes of other applicable law, upon receipt of an undertaking by or on behalf of such person to repay such advances to the extent of the amount to which such person shall ultimately be determined not to be entitled.

Call of Special Meetings of Stockholders:	Alerus’s bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time by the chairman, the chief executive officer, the president or the secretary and shall be called by any such officer at the request in writing of a majority of the board of directors or by holders of shares
MPB’s bylaws provide that a special meeting of the stockholders may be called either by the directors or by the holders of twenty-five percent (25%) of the outstanding voting shares.
Written or printed notice stating the place, date, and hour of the meeting and the purposes for which the

	Alerus Stockholder Rights	MPB Stockholder Rights

entitled to cast not less than twenty-five percent (25%) of the votes at the meeting. Such request shall state the purpose or purposes of the meeting.
Such a request must state the purpose or purposes of the proposed meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than 10 nor more than 60 days prior to the date of the meeting to each stockholder entitled to vote at the meeting. Only business set forth in the notice shall be addressed at the special meeting.
meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting. Notice of a special meeting shall include a description of the purpose or purposes for which the meeting is called.
Quorum of Stockholders:	Alerus’s bylaws provide that the holders of shares of stock having a majority of the votes that could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by the DGCL.	MPB’s bylaws provide that a majority of the outstanding shares entitled to vote, represented in person or by proxy, constitutes a quorum at a stockholders’ meeting.
Advance Notice Regarding Stockholder Proposals
The matters to be considered and brought before any annual or special meeting of stockholders of Alerus shall be limited to only such matters, including the nomination and election of directors, as shall be brought properly before such meeting in compliance with the procedures set forth in the bylaws of Alerus.
For any matter to be brought properly before the annual meeting of stockholders, the matter must be (i) specified in the notice of the annual meeting given by or at the direction of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors or (iii) brought before the annual meeting by a stockholder who is a stockholder of record of Alerus on the date the notice provided for in
MPB’s certificate of incorporation and bylaws are silent with respect to advance notice regarding stockholder proposals.

Alerus Stockholder Rights	MPB Stockholder Rights

bylaws is delivered to the secretary of Alerus, who is entitled to vote at the annual meeting and who complies with the procedures set forth in the bylaws.
In addition to any other requirements under applicable law and the certificate of incorporation and bylaws of Alerus, written notice (the “Stockholder Notice”) of any nomination or other proposal must be timely and any proposal, other than a nomination, must constitute a proper matter for stockholder action. To be timely, the Stockholder Notice must be delivered to the secretary of Alerus at the principal executive office of Alerus not less than 90 nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year; provided, however, that if (and only if) the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends within 60 days after such anniversary date (an annual meeting date outside such period being referred to herein as an “Other Meeting Date”), the Stockholder Notice shall be given in the manner provided herein by the later of the close of business on (i) the date 90 days prior to such Other Meeting Date or (ii) the 10th day following the date such Other Meeting Date is first publicly announced or disclosed.
A Stockholder Notice must contain the following information: (i) whether the stockholder is providing the notice at the request of a beneficial holder of shares, whether the stockholder, any such beneficial holder or any nominee has any agreement, arrangement or understanding with, or has received any financial assistance, funding or other consideration from, any other person with respect to the investment by the stockholder or such beneficial holder in the Corporation or the matter the

Alerus Stockholder Rights	MPB Stockholder Rights
Stockholder Notice relates to, and the details thereof, including the name of such other person (the stockholder, any beneficial holder on whose behalf the notice is being delivered, any nominees listed in the notice and any persons with whom such agreement, arrangement or understanding exists or from whom such assistance has been obtained are hereinafter collectively referred to as “Interested Persons”); (ii) the name and address of all Interested Persons; (iii) a complete listing of the record and beneficial ownership positions (including number or amount) of all equity securities and debt instruments, whether held in the form of loans or capital market instruments, of Alerus or any of its subsidiaries held by all Interested Persons; (iv) whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the Stockholder Notice by or for the benefit of any Interested Person with respect to Alerus or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for Alerus, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Corporation or its subsidiaries), or to increase or decrease the voting power of such Interested Person, and if so, a summary of the material terms thereof; and (v) a representation that the stockholder is a holder of record of stock of Alerus that would be entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the matter set forth in the Stockholder Notice.

	Alerus Stockholder Rights	MPB Stockholder Rights

Any Stockholder Notice relating to the nomination of directors must also contain (i) the information regarding each nominee required by paragraphs (a), (e) and (f) of Item 401 of Regulation S-K adopted by the Securities and Exchange Commission (or the corresponding provisions of any successor regulation), (ii) each nominee’s signed consent to serve as a director of Alerus if elected and (iii) whether each nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K (or the corresponding provisions of any successor regulation).
Any Stockholder Notice with respect to a matter other than the nomination of directors must contain (i) the text of the proposal to be presented, including the text of any resolutions to be proposed for consideration by stockholders and (ii) a brief written statement of the reasons why such stockholder favors the proposal.

Stockholder Action by Written Consent:	Alerus’s bylaws provide that unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.	MPB’s articles of incorporation provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, if a consent (or counterparts thereof in writing), setting forth the action so taken, shall be signed by all of the stockholders entitled to vote with respect to the subject matter thereof and delivered to the secretary of MPB for inclusion in the minutes or for filing with the corporate records.
Appointment and Removal of Officers:	Alerus’s bylaws provide that the board of directors shall elect a chief executive officer and secretary, and it may also choose one or more presidents, one or more vice presidents, one or more assistant secretaries, a treasurer and one or	MPB’s bylaws provide that the officers shall be elected annually by the board of directors at the first meeting of the board of directors following the election of the directors by the stockholders. Each officer will hold office until a

	Alerus Stockholder Rights	MPB Stockholder Rights
more assistant treasurers. Each such officer shall hold office until his or her successor is elected and qualified or until such person’s earlier resignation or removal. The board of directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with Alerus.
successor is elected and qualified unless removed by the board of directors.
Any officer or agent may be removed by the board of directors or by the executive committee whenever in its judgment the best interests of MPB will be served thereby.

Amendment to Charter and Bylaws:
Under its certificate of incorporation, Alerus reserves the right to amend, alter, change or repeal any provision contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute or any other provision of its certificate of incorporation, and any rights conferred upon a stockholder under the certificate of incorporation are granted subject to this reservation.
The board of directors has the power to adopt, alter, amend or repeal the bylaws of Alerus. The board of directors may so adopt or change the bylaws upon the affirmative vote of the number of directors which shall constitute, under the provisions of the bylaws, the action of the board of directors.

Under the Arizona Revised Statutes, the board of directors of MPB may make certain amendment to the articles of incorporation of MPB without stockholder action. Certain types of amendments require the approval of MB stockholders.
Under its bylaws, the board of directors has the power to make, amend, and repeal the bylaws of MPB at any regular or special meeting of the board unless the stockholders, in making, amending or repealing any particular bylaw, provide expressly that the directors may not amend or repeal such bylaw. The stockholders also have the power to make, amend or repeal the bylaws of MPB at any annual meeting or at any special meeting called for that purpose.

STOCKHOLDER PROPOSALS
Alerus’s 2021 annual meeting of stockholders was held on May 11, 2021. Alerus generally holds its annual meeting of the stockholders in May of each year. For business to be properly brought before the 2022 annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation and such proposed business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to or mailed to and received by the Secretary at the principal executive offices of the corporation no earlier than January 11, 2022 and no later than February 10, 2022. The stockholder’s notice must set forth: (a) a brief description and the text of the proposal desired to be brought before the meeting and the reasons why the such stockholder favors the proposal; (b) the name and address of the stockholder proposing such business; (c) the number of shares of Alerus common stock or other equity or debt securities beneficially owned by such stockholder on the date of such stockholder’s notice; and (d) any financial or other interest of such stockholder in the proposal.
If the merger occurs, there will be no MPB annual meeting of stockholders for 2022. MPB will hold its 2022 annual meeting of stockholders only if the merger is not completed.
LEGAL MATTERS
The validity of the Alerus common stock to be issued in connection with the merger will be passed upon for Alerus by Barack Ferrazzano Kirschbaum & Nagelberg LLP. Certain U.S. federal income tax consequences relating to the merger will be passed upon for Alerus by Barack Ferrazzano Kirschbaum & Nagelberg LLP and for MPB by Robinson, Diss and Clowdus, P.C.
EXPERTS
The consolidated financial statements of Alerus Financial Corporation and subsidiaries as of December 31, 2021 and 2020 and for each of the years in the three-year period ended December 31, 2021 incorporated in this Amendment No. 1 to Form S-4 by reference from the Alerus Financial Corporation Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by CliftonLarsonAllen LLP, an independent registered public accounting firm, as stated in their reports thereon incorporated herein by reference, and have been incorporated in this Amendment No. 1 to Form S-4 in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
Alerus has filed a registration statement on Form S-4 with the SEC that registers the Alerus common stock to be issued in the merger to MPB stockholders. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Alerus and a proxy statement of MPB for its special meeting. As allowed by SEC rules and regulations, this proxy statement/prospectus does not contain all of the information in the registration statement.
Alerus files reports, proxy statements, and other information with the SEC under the Exchange Act. The SEC maintains a web site that contains such reports, proxy statements and other information about public companies, including Alerus’s filings. The Internet address of that site is www.sec.gov. You may also read and copy any materials filed with the SEC by Alerus at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may obtain copies of the information that Alerus files with the SEC, free of charge by accessing Alerus’s website at www.alerus.com under the heading “Investor Relations” and then under “SEC Filings.” Alternatively, these documents, when available, can be obtained free of charge from Alerus upon written request to Alerus Financial Corporation, 401 Demers Avenue, Grand Forks, North Dakota 58201, Attention: Secretary, telephone: (701) 795-3200.
As a registered financial holding company, MPB files unaudited quarterly and annual reports called “Consolidated Financial Statements for Bank Holding Companies” on Form FR Y-9C with the Federal Reserve, which we refer to as a Consolidated Financial Report. In addition, Metro Bank files unaudited quarterly and annual reports called “Consolidated Reports of Condition and Income” with the FDIC, which we refer to as a Bank Call Report.

The Consolidated Financial Reports and Bank Call Reports are prepared in accordance with regulatory instructions issued by the Federal Financial Institutions Examination Council. The financial statements and other information in the Consolidated Financial Reports and Bank Call Reports are not audited by independent auditors. Because of the special supervisory, regulatory and economic policy needs served by the Consolidated Financial Reports and Bank Call Reports, those regulatory instructions do not in all cases follow generally accepted accounting principles in the United States, including the opinions and statements of the Financial Accounting Standards Board or the Accounting Principles Board. Although Consolidated Financial Reports and Bank Call Reports are primarily supervisory and regulatory documents, rather than financial accounting documents, and do not provide a complete range of financial disclosure, they nevertheless provide important information concerning MPB’s financial condition and results of operations and the financial condition and results of operations of Metro Bank.
The publicly available portions of the Consolidated Financial Reports filed by MPB are publicly available on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov and the publicly available portions of the Bank Call Reports filed by Metro Bank are publicly available on the FDIC’s website at www.fdic.gov. Alternatively, these documents, when available, can be obtained free of charge from MPB upon written request to MPB BHC, Inc., Corporate Secretary, 4686 E. Van Buren Street, Suite 150, Phoenix, Arizona 85008, (602) 346-1800.
Alerus’s Internet address is www.alerus.com. MPB’s Internet address is www.metrophoenixbank.com. The information on Alerus’s and MPB’s websites is not part of this proxy statement/prospectus.
The SEC allows Alerus to “incorporate by reference” the information that it files with the SEC, which means that Alerus can disclose important information to you by referring to its filings with the SEC. The information incorporated by reference is considered a part of this proxy statement/prospectus, and certain information that Alerus files later with the SEC will automatically update and supersede the information in this proxy statement/prospectus.
Alerus incorporates by reference the following documents Alerus has filed with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:
•
Alerus’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on March 11, 2022;

•
The description of Alerus’s common stock contained in the Registration Statement filed on Form 8-A with the SEC on September 6, 2019, pursuant to Section 12 of the Exchange Act (File No. 001-39035), including any amendment or report filed for the purposed of updating such description.

•
Alerus’s Current Reports on Form 8-K filed with the SEC on January 19, 2022 and January 28, 2022 (except to the extent any such Current Reports on Form 8-K contain any information furnished but not filed).

In addition, Alerus is incorporating by reference any documents it files under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this this proxy statement/prospectus and prior to the date of the special meeting of the MPB stockholders, provided, however, that Alerus is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.
If you would like to request documents, please do so by April 24, 2022 to receive them before the MPB special meeting.
Alerus has supplied all of the information contained in this proxy statement/prospectus relating to Alerus and its subsidiary bank. MPB has supplied all of the information relating to MPB and its subsidiary bank.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to MPB stockholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated      . You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date other than such date, and neither the mailing of this proxy statement/prospectus nor the issuance by Alerus of shares of Alerus common stock in connection with the merger will create any implication to the contrary.

Appendix A
Execution Version
AGREEMENT AND PLAN OF MERGER
BETWEEN
ALERUS FINANCIAL CORPORATION
AND
MPB BHC, INC.
December 8, 2021

A-i

A-ii

A-iii

Appendices
A
Sample Adjusted Exchange Ratio

Exhibits
A
Form of Voting and Support Agreement

B
Employment Agreement

A-iv

INDEX OF DEFINED TERMS
Acquiror	A-43
Acquiror Bank	A-43
Acquiror Benefit Plan	A-43
Acquiror Board	A-43
Acquiror Bylaws	A-43
Acquiror Capital Stock	A-43
Acquiror Capitalization Date	A-20
Acquiror Certificate of Incorporation	A-43
Acquiror Common Stock	A-43
Acquiror Confidentiality Agreement	A-30
Acquiror Disclosure Schedules	A-49
Acquiror Equity Award	A-43
Acquiror ERISA Affiliate	A-43
Acquiror Financial Statements	A-21
Acquiror Preferred Stock	A-20
Acquiror SEC Reports	A-43
Acquiror Stock Issuance	A-43
Acquiror Stock Plans	A-43
Acquisition Proposal	A-44
Affiliate	A-44
Agreement	A-1
Arizona Statement of Merger	A-2
ARS	A-44
Bank	A-44
Bank Merger	A-44
Borrowing Affiliate	A-26
Business Day	A-44
CIC Payment	A-44
Closing	A-44
Closing Acquiror Common Stock Price	A-44
Closing Date	A-44
Code	A-44
Company	A-1
Company Adverse Recommendation	A-28
Company Articles of Incorporation	A-44
Company Benefit Plan	A-44
Company Board	A-44
Company Bylaws	A-44
Company Capitalization Date	A-7
Company Common Stock	A-44
Company Confidentiality Agreement	A-25
Company Disclosure Schedules	A-49
Company Employees	A-27
Company ERISA Affiliate	A-45

A-v

Company Financial Statements	A-8
Company Investment Securities	A-18
Company Loans	A-9
Company Material Contract	A-14
Company Permitted Exceptions	A-9
Company Stock Certificates	A-3
Company Stock Option	A-5
Company Stockholder Approval	A-45
Company Stockholders’ Meeting	A-28
Company Transaction Expenses	A-45
Contemplated Transactions	A-45
Contract	A-45
Control, Controlling or Controlled	A-45
Conversion Fund	A-3
Covered Employees	A-34
CRA	A-45
Defective Code	A-17
Delaware Certificate of Merger	A-2
Deposit Insurance Fund	A-45
Derivative Transactions	A-45
DGCL	A-46
Dissenters’ Shares	A-4
DOL	A-46
Effective Time	A-2
Employment Agreement	A-1
Environment	A-46
Environmental Laws	A-46
ERISA	A-46
Exchange Act	A-46
Exchange Agent	A-3
Exchange Ratio	A-2
Existing D&O Policy	A-31
FDIC	A-46
Federal Reserve	A-46
GAAP	A-46
Hazardous Materials	A-46
ICFR	A-46
Immediate Family Member	A-46
Indemnified Party	A-31
IRS	A-46
IRS Guidelines	A-34
IT Systems and Data	A-19
Knowledge	A-46
Legal Requirement	A-46
Letter of Transmittal	A-3

A-vi

Loan Loss Reserve	A-46
Loan Loss Reserve Threshold	A-46
Malicious Code	A-17
Material Adverse Effect	A-46
Merger	A-1
Nasdaq Rules	A-47
New Plans	A-34
OCC	A-47
Old Plans	A-35
Option Consideration	A-5
Order	A-47
Ordinary Course of Business	A-47
OREO	A-47
Outstanding Company Shares	A-47
PBGC	A-47
Per Share Merger Consideration	A-2
Person	A-47
Previously Disclosed	A-49
Proceeding	A-47
Proxy Statement	A-47
Registration Statement	A-47
Regulatory Authority	A-47
Representative	A-47
Requisite Regulatory Approvals	A-47
SBA	A-10
SEC	A-47
Securities Act	A-48
Stockholders’ Equity	A-48
Stockholders’ Equity Shortfall	A-48
Stockholders’ Equity Threshold	A-48
Subsidiary	A-48
Superior Proposal	A-48
Surviving Entity	A-1
Tax	A-48
Tax Return	A-48
Taxes	A-48
Termination Date	A-39
Termination Fee	A-40
Total Payments	A-35
Transition Date	A-48
U.S	A-48
Voting Agreement	A-1

A-vii

AGREEMENT AND PLAN OF MERGER
This Agreement And Plan Of Merger (together with all exhibits and schedules, this “Agreement”) is entered into as of December 8, 2021, by and between Alerus Financial Corporation, a Delaware corporation (“Acquiror”), and MPB BHC, Inc., an Arizona corporation (the “Company”).
RECITALS
A.   The boards of directors of the Company and Acquiror have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Acquiror (the “Merger”), with Acquiror as the surviving entity in the Merger (sometimes referred to in such capacity as the “Surviving Entity”).
B.   The parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Code, and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.
C.   As an inducement to Acquiror to enter into this Agreement, the directors and executive officers of the Company in office as of the date of this Agreement have, concurrently with the execution of this Agreement, entered into a Voting and Support Agreement in substantially the form attached hereto as Exhibit A (the “Voting Agreement”).
D.   As an inducement to Acquiror to enter into this Agreement, Stephen P. Haggard has, concurrently with the execution of this Agreement, entered into an Employment Agreement in substantially the form attached hereto as Exhibit B (the “Employment Agreement”).
E.   The parties desire to make certain representations, warranties and agreements in connection with the Merger and the other transactions contemplated by this Agreement and the parties also agree to certain prescribed conditions to the Merger and other transactions.
AGREEMENTS
In consideration of the foregoing premises and the following mutual promises, covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE 1
THE MERGER
Section 1.1   The Merger.   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the ARS and the DGCL, at the Effective Time, the Company shall be merged with and into Acquiror pursuant to the provisions of, and with the effects provided in, the ARS and the DGCL, the separate corporate existence of the Company shall cease and Acquiror will be the Surviving Entity.
Section 1.2   Effective Time; Closing.
(a)   Provided that this Agreement shall not prior thereto have been terminated in accordance with its express terms, the closing of the Merger (the “Closing”) shall occur through the mail or at a place that is mutually acceptable to Acquiror and the Company, or if they fail to agree, at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, located at 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, at 10:00 a.m., local time, on the date that is five (5) Business Days after the satisfaction or waiver (subject to applicable Legal Requirements) of the latest to occur of the conditions set forth in Article 8 and Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time and place as Acquiror and the Company may agree in writing (the “Closing Date”). Subject to the provisions of Article 10, failure to consummate the Merger on the date and time and at the place determined pursuant to this Section 1.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.
(b)   The parties hereto agree to file on the Closing Date a statement of merger with the Arizona Corporation Commission (the “Arizona Statement of Merger”), and a certificate of merger with the Delaware Secretary of State (the “Delaware Certificate of Merger”). The Merger shall become effective as of the date and time specified in the Delaware Certificate of Merger (the “Effective Time”).
Section 1.3   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the ARS and the DGCL and this Agreement. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company shall be vested in the Surviving Entity, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Entity.
Section 1.4   Organizational Documents of the Surviving Entity.   The certificate of incorporation and bylaws of Acquiror, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Entity until thereafter amended in accordance with the provisions thereof and applicable Legal Requirements.
Section 1.5   Directors and Officers of the Surviving Entity.   The directors and officers of Acquiror, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Entity.
Section 1.6   Bank Merger.   The parties will cooperate and use their commercially reasonable efforts to effect the Bank Merger at a time to be determined following the Merger. At the effective time of the Bank Merger, the separate existence of the Bank will terminate. Acquiror Bank will be the surviving bank and will continue its existence under applicable Legal Requirements.
Section 1.7   Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, the parties may mutually agree to change the method of effecting the Contemplated Transactions if and to the extent that they deem such a change to be desirable; provided, that: (a) any such change shall not affect the U.S. federal income tax consequences of the Merger to holders of Company Common Stock; and (b) no such change shall (i) alter or change the amount or kind of the consideration to be issued to holders of Company Common Stock as consideration in the Merger, (ii) materially impede or delay consummation of the Merger, or (iii) require submission to or approval of the Company’s stockholders after the Merger has been approved by the Company’s stockholders. If the parties agree to make such a change, they shall execute appropriate documents to reflect the change.
ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGER
Section 2.1   Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of shares of Company Common Stock:
(a)   Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock owned by the Company or Acquiror (in each case other than shares of Company Common Stock held in any Company Benefit Plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 0.7400 (the “Exchange Ratio”) of a fully paid and nonassessable share of Acquiror Common Stock (the “Per Share Merger Consideration”).
(b)   Notwithstanding anything contained herein to the contrary, if, between the date of this Agreement and the Effective Time, shares of Acquiror Common Stock or Company Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares or readjustment, or if a stock dividend on shares of Acquiror Common Stock shall be declared with a record date within such period, then the number of shares of Acquiror Common Stock issued to holders of Company

Common Stock at the Effective Time pursuant to this Agreement will be appropriately and proportionally adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 2.2   Cancellation of Shares.   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist. Certificates (it being understood that any reference herein to a “certificate” be deemed to include reference to any book-entry account statement relating to the ownership of Company Common Stock) that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only the right to receive, upon surrender thereof, the Per Share Merger Consideration subject to the terms of this Agreement. Notwithstanding anything in Section 2.1 to the contrary, at the Effective Time and by virtue of the Merger, each share of Company Common Stock held in the Company’s treasury will be cancelled and no Per Share Merger Consideration will be issued or paid in exchange thereof.
Section 2.3   No Fractional Shares.   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Acquiror Common Stock shall be issued as Per Share Merger Consideration in the Merger. Each holder of Company Common Stock who would otherwise be entitled to receive a fractional share of Acquiror Common Stock pursuant to this Article 2 shall instead be entitled to receive an amount in cash (without interest) rounded to the nearest whole cent, determined by multiplying the Closing Acquiror Common Stock Price by the fractional share of Acquiror Common Stock to which such former holder would otherwise be entitled.
Section 2.4   Exchange of Certificates.
(a)   The parties to this Agreement agree: (i) that American Stock Transfer & Trust Company, LLC shall serve, pursuant to the terms of an exchange agent agreement, as the exchange agent for purposes of this Agreement (the “Exchange Agent”); and (ii) to execute and deliver the exchange agent agreement at or prior to the Effective Time. Acquiror shall be solely responsible for the payment of any fees and expenses of the Exchange Agent.
(b)   At or prior to the Effective Time, Acquiror shall authorize the issuance of and shall make available to the Exchange Agent, for the benefit of the holders of Company Common Stock for exchange in accordance with this Article 2: (i) the aggregate number of shares of Acquiror Common Stock deliverable pursuant to Section 2.1; and (ii) sufficient cash for payment of cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.3. Such amount of cash and shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto paid after the Effective Time, are referred to in this Article 2 as the “Conversion Fund.”
(c)   Within two (2) Business Days after the Closing Date, Acquiror shall cause the Exchange Agent to mail to each holder of record of one or more certificates representing shares of Company Common Stock (“Company Stock Certificates”) a letter of transmittal (“Letter of Transmittal”), in a form to be agreed by the parties, which specifies, among other things, that delivery shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such certificates to the Exchange Agent, together with instructions for use in effecting the surrender of Company Stock Certificates pursuant to this Agreement.
(d)   Upon proper surrender of a Company Stock Certificate for exchange to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor his, her or its Per Share Merger Consideration plus cash in lieu of any fractional shares of Acquiror Common Stock in accordance with Section 2.3 deliverable in respect of the shares of Company Common Stock represented by such Company Stock Certificate; thereupon such Company Stock Certificate shall forthwith be cancelled. No interest will be paid or accrued on any portion of the Per Share Merger Consideration deliverable upon surrender of a Company Stock Certificate.
(e)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Outstanding Company Shares.

(f)   No dividends or other distributions declared with respect to Acquiror Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate until the holder thereof shall surrender such Company Stock Certificate in accordance with this Article 2. Promptly after the surrender of a Company Stock Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which theretofore had become payable with respect to shares of Acquiror Common Stock into which the shares of Company Common Stock represented by such Company Stock Certificate were converted at the Effective Time pursuant to Section 2.1. No holder of an unsurrendered Company Stock Certificate shall be entitled, until the surrender of such Company Stock Certificate, to vote the shares of Acquiror Common Stock into which such holder’s Company Common Stock shall have been converted.
(g)   Any portion of the Conversion Fund that remains unclaimed by the stockholders of the Company twelve (12) months after the Effective Time shall be paid to the Surviving Entity, or its successors in interest. Any stockholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Entity, or its successors in interest, for issuance and payment of the Per Share Merger Consideration (including the payment of cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock), as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock. Notwithstanding the foregoing, none of the Surviving Entity, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(h)   In the event any Company Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Stock Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount as the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Company Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Company Stock Certificate, and in accordance with this Article 2, the Per Share Merger Consideration (including cash in lieu of any fractional shares deliverable in respect of such stockholders’ shares of Company Common Stock, as well as any accrued and unpaid dividends or distributions on shares of such Acquiror Common Stock).
Section 2.5   Dissenting Shares.   Notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Merger or consented thereto in writing and who properly shall have demanded payment of the fair value for such shares in accordance with the ARS (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders instead shall be entitled to receive payment of the fair value plus accrued interest of such shares held by them in accordance with the provisions of the ARS, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their rights as dissenting stockholders under the ARS shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Merger Consideration upon surrender in the manner provided in Section 2.4 of the certificate(s) that, immediately prior to the Effective Time, evidenced such shares. The Company shall give Acquiror: (a) prompt notice of any written demands for payment of fair value of any shares of Company Common Stock, attempted withdrawals of such demands and any other instruments served pursuant to the ARS and received by the Company relating to stockholders’ dissenters’ rights; and (b) the right to direct all negotiations and proceedings with respect to demands under the ARS consistent with the obligations of the Company thereunder. The Company shall not, except with the prior written consent of Acquiror, (i) make any payment with respect to such demand, (ii) offer to settle or settle any demand for payment of fair value or (iii) waive any failure to timely deliver a written demand for payment of fair value or timely take any other action to perfect payment of fair value rights in accordance with the ARS.
Section 2.6   Withholding Rights. The Exchange Agent or Acquiror will be entitled to deduct and withhold from the Per Share Merger Consideration or any other amounts payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as the Exchange Agent or Acquiror are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local, or non-U.S. tax law. To the extent that such amounts are properly withheld by the Exchange Agent or Acquiror and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding were made by the Exchange Agent or Acquiror.
Section 2.7   Company Stock Options.   Prior to the Effective Time, the Company shall take any and all actions necessary to ensure that, at the Effective Time, each option to purchase shares of Company Common Stock (a “Company Stock Option”) which is outstanding and unexercised immediately prior to the Effective Time will be cancelled in exchange for the right to receive from Acquiror a single lump sum cash payment equal to the product of (a) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, and (b) the excess of (i) an amount determined by multiplying the Exchange Ratio by $31.37, over (ii) the exercise price per share of such Company Stock Option (the amount determined by the foregoing formula, the “Option Consideration”), less any applicable Taxes required to be withheld with respect to such payment in accordance with Section 2.6. From and after the Effective Time, other than as expressly set forth in this Section 2.7, no holder of a Company Stock Option will have any other rights with respect to such Company Stock Option or the Metro Phoenix Bank, Inc. 2007 Stock Option Plan other than the right to receive the Option Consideration. Subject to the foregoing, all Company Stock Options will terminate at the Effective Time, and the surrender of a Company Stock Option to Acquiror in exchange for the Option Consideration will be deemed a release of any and all rights the option holder had or may have had in respect of such Company Stock Option or the Metro Phoenix Bank, Inc. 2007 Stock Option Plan. The Option Consideration paid in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Stock Options. The holders of Company Stock Options will have the right, but not the obligation, to exercise outstanding Company Stock Options after the date of this Agreement but before the Effective Time.
Section 2.8   Adjustment of Exchange Ratio.   If the Stockholders’ Equity is less than the Stockholders’ Equity Threshold then the Exchange Ratio shall be adjusted to an amount equal to: (a) the difference of: (i) 2,577,758 (plus 0.7400 times the number of shares of Company Common Stock issued by the Company pursuant to the exercise of Company Stock Options between the date of this Agreement and the Closing Date); less (ii) the Equity Shortfall, divided by the Closing Acquiror Common Stock Price; divided by (b) 3,483,457 (plus the number of shares of Company Common Stock issued by the Company pursuant to the exercise of Company Stock Options between the date of this Agreement and the Closing Date). A sample calculation of the adjustment to the Exchange Ratio pursuant to this Section 2.8 is attached to this Agreement as Appendix A.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Acquiror as follows:
Section 3.1   Company Organization.   The Company: (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Arizona and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary; (b) is registered with the Federal Reserve as a bank holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The Company has provided to Acquiror true and correct copies of the Company Articles of Incorporation and Company Bylaws and all amendments thereto. The Company has no Subsidiaries other than the Bank and those entities listed on Section 3.1 of the Company Disclosure Schedules.
Section 3.2   Company Subsidiary Organizations.   The Bank is an Arizona state chartered bank duly organized, validly existing and in good standing under the laws of the state of Arizona. Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Each Subsidiary of the Company has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company has delivered or made available to Acquiror copies of the charter (or similar organizational documents) and bylaws of each Subsidiary of the Company and all amendments thereto, each of which are true, complete and correct and in full force and effect as of the date of this Agreement.
Section 3.3   Authorization; Enforceability.   The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board. The Company Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders, and that this Agreement and transactions contemplated hereby are in the best interests of the Company and its stockholders. The Company Board has directed the Merger, on substantially the terms and conditions set forth in this Agreement, be submitted to the Company’s stockholders for consideration at a duly held meeting of such stockholders and has resolved to recommend that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action, subject to the Company Stockholder Approval, and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) assuming receipt of the Company Stockholder Approval, contravene, conflict with or result in a violation of any provision of the articles of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, the Company or any of its Subsidiaries; (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals; or (c) except as listed on Section 3.4 of the Company Disclosure Schedules, contravene, conflict with or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, or which would result in the creation of any material lien, charge or encumbrance upon or with respect to any of the assets owned or used by the Company or its Subsidiaries under any Company Material Contract. Except for: (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (ii) the filing of any required applications, filings or notices with the OCC and approval of such applications, filings and notices; (iii) the filing of applications, filings and notices, as applicable, with the Arizona Department of Insurance and Financial Institutions and approval of such applications, filings and notices; (iv) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (v) the filing of the Arizona Statement of Merger with the Arizona Corporation Commission pursuant to the ARS and the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL; and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Capital Market; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 3.5   Company Capitalization.
(a)   The authorized capital stock of the Company currently consists exclusively of 10,000,000 shares of Company Common Stock, of which, as of the date of this Agreement (the “Company Capitalization Date”), 3,483,457 shares were issued and outstanding, and no shares were held in treasury of the Company. The Company does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of the Company on any matter. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.
(b)   As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance except for 284,870 shares of Company Common Stock reserved for issuance in connection with the Company Stock Options.
(c)   Other than the Company Stock Options, no equity-based awards were outstanding as of the Company Capitalization Date. Since the Company Capitalization Date through the date hereof, the Company has not: (i) issued or repurchased any shares of Company Common Stock or other equity securities of the Company, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company Common Stock or any other equity-based awards. From the Company Capitalization Date through the date of this Agreement, neither the Company nor any of its Subsidiaries has: (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards; (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change in control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code); or (C) adopted or materially amended any Company Benefit Plan.
(d)   None of the shares of Company Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating the Company or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of the Company or any of its Subsidiaries, other than the Company Stock Options; and (ii) no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any equity security of the Company or its Subsidiaries, or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries. Other than its Subsidiaries, the Company does not own, nor has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 3.6   Company Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of: (i) each Subsidiary, or (ii) any other company in which the Company holds an equity interest other than through the Company’s investment portfolio, are owned by the Company, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of the Company owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.7   Financial Statements and Reports; Regulatory Filings.
(a)   True and complete copies of the following financial statements (collectively, the “Company Financial Statements”) have been made available to Acquiror: (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2020, 2019 and 2018, and the related statements of income, changes in stockholders’ equity and cash flows for the fiscal years then ended; and (ii) the unaudited consolidated interim balance sheet of Company and its Subsidiaries as of September 30, 2021 and the related statement of income for the nine-month period then ended.
(b)   The Company Financial Statements have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the Financial Statements are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of the Company and its Subsidiaries at the respective dates of and for the periods referred to in the Company Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Company Financial Statements. As of the date hereof, Moss Adams LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent registered public accountants of the Company.
(c)   The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(d)   The Company and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2019, with all applicable federal or state securities or banking authorities. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(e)   To the Knowledge of the Company, there has not been any event or occurrence since January 1, 2019 that would result in a determination that the Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 3.8   Books and Records.   The books of account, minute books, stock record books and other records of the Company and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with the Company’s business practices and all applicable Legal Requirements, including the maintenance of an adequate system of internal controls required by such Legal Requirements. The minute books of the Company and each of its Subsidiaries fairly reflect the substance of events and transactions included therein.
Section 3.9   Properties.
(a)   Section 3.9 of the Company Disclosure Schedules lists or describes all interests in real property owned by the Company and each of its Subsidiaries, including OREO, as of the date of this Agreement, together with the address of such real estate, and each lease of real property to which it is a party, and in each case of either owned or leased real property, the proper identification, if applicable, of each such property as a branch or main office or other office.
(b)   The Company and each of its Subsidiaries has good and marketable title to all assets and properties, whether real or personal, tangible or intangible, that it purports to own, other than OREO, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except: (i) as noted in the most recent Company Financial Statements or incurred in the Ordinary Course of Business since the date of the most recent Company Financial Statements; (ii) statutory liens for Taxes not yet delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established and reflected in the Company Financial Statements; (iii) pledges or liens required to be granted in connection with the acceptance of government deposits, granted in connection with repurchase or reverse repurchase agreements, securing any discount with, borrowing from, or obligations to any Federal Reserve Bank or Federal Home Loan Bank, interbank credit facilities or any transaction by the Bank acting in a fiduciary capacity or otherwise incurred in the Ordinary Course of Business; (iv) easements, rights of way, and other similar encumbrances that do not materially affect the present use of the properties or assets subject thereto or affected thereby or otherwise materially impair the present business operations at such properties; (v) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purposes for which they are held as of the date of this Agreement; (vi) liens or deposits in connection with worker’s compensation, unemployment insurance, social security or other insurance; (vii) inchoate mechanic’s and materialmen’s liens for construction in progress and workmen’s, repairmen’s, warehousemen’s and carrier’s liens arising in the Ordinary Course of Business of the Company or the Bank consistent with past practice; (viii) liens existing on any asset of any Person at the time such Person is acquired by or is combined with the Company or any of the Company’s Subsidiaries, provided the lien was not created in contemplation of that event; (ix) liens on property required by Regulation W promulgated by the Federal Reserve; and (x) liens incidental to the conduct of business or ownership of property of the Company or any of its Subsidiaries which do not in the aggregate materially detract from the value of the property or materially impair the use thereof as of the date of this Agreement (collectively, the “Company Permitted Exceptions”). The Company and each of its Subsidiaries as lessee has the right under valid and existing leases to occupy, use, possess and control any and all of the respective property leased by it, and each such lease is valid and without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. To the Knowledge of the Company, all buildings and structures owned by the Company and each of its Subsidiaries lie wholly within the boundaries of the real property owned or validly leased by it, and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.
Section 3.10   Loans; Loan Loss Reserve.
(a)   Each loan, loan agreement, note, lease or other borrowing agreement by the Bank, any participation therein, and any guaranty, renewal or extension thereof (the “Company Loans”) reflected as an asset on any of the Company Financial Statements or reports filed with the Regulatory Authorities is evidenced by documentation that is customary and legally sufficient in all material respects and constitutes the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally or equitable principles or doctrines.
(b)   All Company Loans originated or purchased by the Bank were made or purchased in accordance with the policies of the board of directors of the Bank and in the Ordinary Course of Business of the Bank. The Bank’s interest in all Company Loans is free and clear of any security interest, lien, encumbrance or other charge, and, the Bank has complied in all material respects with all Legal Requirements relating to such Company Loans. There has been no default on, or forgiveness or waiver of, in whole or in part, any Company Loan made to an executive officer or director of the Company or the Bank or an entity controlled by an executive officer or director during the three (3) years immediately preceding the date hereof.
(c)   Section 3.10(c) of the Company Disclosure Schedules lists, as of September 30, 2021, each Company Loan: (i) under the terms of which the obligor is more than ninety (90) days delinquent in payment of principal or interest or in default of any other material provision as of the dates shown thereon or for which the Bank has discontinued the accrual of interest; (ii) that has been classified as “substandard,” “doubtful,” “loss,” “other loans especially mentioned” or any comparable classifications by the Bank; (iii) that has been listed on any “watch list” or similar internal report of the Bank; (iv) that has been the subject of any notice from any obligor of adverse environmental conditions potentially affecting the value of any collateral for such Company Loan; (v) with respect to which the Bank has Knowledge of potential violations of any Environmental Laws that may have occurred on the property serving as collateral for such Company Loan or by any obligor of such Company Loan; or (vi) that represents an extension of credit to an executive officer or director of the Bank or an entity controlled by an executive officer or director.

(d)   The Bank’s allowance for loan and lease losses reflected in the Company Financial Statements (including footnotes thereto) was determined on the basis of the Bank’s continuing review and evaluation of the portfolio of Company Loans under the requirements of GAAP and Legal Requirements, was established in a manner consistent with the Bank’s internal policies, and, in the reasonable judgment of the Bank, was adequate in all material respects under the requirements of GAAP and all Legal Requirements to provide for possible or specific losses, net of recoveries relating to Company Loans previously charged-off, on outstanding Company Loans.
(e)   To the Knowledge of the Company: (i) none of the Company Loans is subject to any material offset or claim of offset; and (ii) the aggregate loan balances in excess of the Bank’s allowance for loan and lease losses are, based on past loan loss experience, collectible in accordance with their terms (except as limited above) and all uncollectible loans have been charged off.
(f)   To the Company’s Knowledge, all guarantees of indebtedness owed to the Bank, including guarantees made by the Small Business Administration (the “SBA”) or any other Regulatory Authority, are valid and enforceable and not subject to any defense of offset, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.
Section 3.11   Taxes.
(a)   The Company and each of its Subsidiaries has duly and timely filed, or caused to be filed (taking into account all applicable extensions), all Tax Returns that it was required to file, and each such Tax Return was true, correct and complete in all material respects when filed. The Company and each of its Subsidiaries has paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or due to be filed) due and payable by the Company or any of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and is not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of the Company, threatened against the Company and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by the Company and each of its Subsidiaries is presently being conducted or, to the Knowledge of the Company, threatened by any Regulatory Authority. Neither the Company nor its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Company’s or its Subsidiaries’ assets. Neither the Company nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect. None of the Company or any of its Subsidiaries is a party to a Tax sharing, Tax allocation or similar agreement.
(c)   The Company and each of its Subsidiaries has delivered or made available to Acquiror true, correct and complete copies of all Tax Returns relating to income taxes, franchise taxes and all other material taxes owed by the Company and its Subsidiaries with respect to the last three (3) fiscal years.
(d)   To the Knowledge of the Company, the Company and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 3.12   Employee Benefits.
(a)   Section 3.12(a) of the Company Disclosure Schedules includes a complete and correct list of each Company Benefit Plan. The Company has delivered or made available to Acquiror true and complete copies of the following with respect to each material Company Benefit Plan: (i) a copy of the Company’s current employee policy manual, (ii) copies of each Company Benefit Plan (or a written description where no formal plan document exists), and all related plan descriptions and other material written communications provided to participants of Company Benefit Plans; (iii) to the extent applicable, the last three (3) years’

annual reports on Form 5500, including all schedules thereto and the opinions of independent accountants; and (iv) other material ancillary documents including the following documents related to each Company Benefit Plan:
(i)   all material contracts with third party administrators, actuaries, investment managers, consultants, insurers, and independent contractors;
(ii)   all notices and other material written communications that were given by the Company, any Subsidiary, or any Company Benefit Plan to the IRS, the DOL or the PBGC pursuant to applicable Legal Requirements within the six (6) years preceding the date of this Agreement;
(iii)   all notices or other material written communications that were given by the IRS, the PBGC, or the DOL to the Company, any Subsidiary, or any Company Benefit Plan within the six (6) years preceding the date of this Agreement; and
(iv)   with respect to any equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award), (A) a complete and correct list of recipients of outstanding awards as of the date hereof, (B) the number of outstanding awards held by each recipient as of the date hereof and (C) the form of award agreement pursuant to which each such outstanding award was issued or otherwise granted.
(b)   Except as set forth in Section 3.12(b) of the Company Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Company Benefit Plan or any other increase in the liabilities of the Company or any Subsidiary under any Company Benefit Plan as a result of the transactions contemplated by this Agreement. No Company Benefit Plan provides for payment of any amount which, considered in the aggregate with amounts payable pursuant to all other Company Benefit Plans, would result in any amount being non-deductible for federal income tax purposes by virtue of Section 280G or 162(m) of the Code.
(c)   Neither the Company nor any Company ERISA Affiliate sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or, could have any liability with respect to, (i) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (iii) except as set forth on Section 3.12(c) of the Company Disclosure Schedules, any self-insured plan (including any plan pursuant to which a stop loss policy or contract applies). With respect to any Company Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Company Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither the Company nor any of the Company ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Except as set forth on Section 3.12(c) of the Company Disclosure Schedules, neither the Company nor any of the Company ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Company Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Company Benefit Plan is underfunded and no other Company Benefit Plan is subject to funding requirements is underfunded.
(d)   Each Company Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or the Company and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor, and no subsequent amendment has been made to such plan that would prevent the Company from relying on such opinion letter), and, to the Company’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Company Benefit Plan or the tax-exempt status of any related trust.

(e)   Each Company Benefit Plan is and has been established, maintained, funded and administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(f)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to the Company’s Knowledge, threatened by, on behalf of, or against any Company Benefit Plan or against the administrators or trustees or other fiduciaries of any Company Benefit Plan that alleges a violation of applicable state or federal law or violation of any Company Benefit Plan document or related agreement.
(g)   No Company Benefit Plan fiduciary or any other person has, or has had, any liability to any Company Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Company Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To the Company’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Company Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(h)   All accrued contributions and other payments to be made by the Company or any Subsidiary to any Company Benefit Plan (i) through the date hereof have been made or reserves adequate for such purposes have been set aside therefor and reflected in Company Financial Statements and (ii) through the Closing Date will have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Company Financial Statements.
(i)   There are no obligations under any Company Benefit Plans to provide health or other welfare benefits to retirees or other former employees, directors, consultants or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA or comparable state laws).
(j)   No event has occurred, or to the Company’s Knowledge, circumstance exists that could result in a material increase in premium costs of Company Benefit Plans or a material increase in benefit costs of such Company Benefit Plans that are self-insured as compared to the Company’s fiscal year ended December 31, 2020.
(k)   No condition exists as a result of which the Company or any Subsidiary would have any material liability, whether absolute or contingent, under any Company Benefit Plan with respect to any misclassification of a person performing services for the Company or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Company Benefit Plans are in fact eligible and authorized to participate in such Company Benefit Plan in all material respects.
(l)   Neither the Company nor any of its Subsidiaries have any liabilities to employees or former employees that are not reflected in the Company Benefit Plans.
(m)   Each Company Benefit Plan may be amended, terminated or otherwise discontinued as of the Closing Date in accordance with its terms without any liability to Acquiror or to Acquiror ERISA Affiliates, except for the payment of all benefits payable in accordance with the terms and conditions of each Company Benefit Plan accrued through the date of each such plan’s termination, which accruals are reflected in the Company Financial Statements in accordance with GAAP.
Section 3.13   Compliance with Legal Requirements.   The Company and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. The Company and each of its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets. Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.

Section 3.14   Legal Proceedings; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, Proceedings against the Company or any of its Subsidiaries. There is no Order imposed on the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Entity or any of its Affiliates) that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of the Company or any of its Subsidiaries as currently conducted. There are no pending or threatened Proceedings against any current or, to the Knowledge of the Company, former director or employee of the Company with respect to which the Company has, or is reasonably likely to have, an indemnification obligation.
(b)   Neither the Company nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of the Company, since January 1, 2019, none of the foregoing has been threatened by any Regulatory Authority.
Section 3.15   Absence of Certain Changes and Events.    Since December 31, 2020, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business, and without limiting the foregoing with respect to each, since December 31, 2020, there has not been any:
(a)   change in their authorized or issued capital stock; grant of any stock option or right to purchase shares of their capital stock; issuance of any security convertible into such capital stock or evidences of indebtedness (except in connection with customer deposits); grant of any registration rights; purchase, redemption, retirement or other acquisition by them of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of their capital stock, except as reflected on the Company Financial Statements;
(b)   amendment to their certificate of incorporation, charter or bylaws or adoption of any resolutions by their board of directors or stockholders with respect to the same;
(c)   payment or increase of any bonus, salary or other compensation to any of their stockholders, directors, officers or employees, except for normal increases in the Ordinary Course of Business or in accordance with any then-existing Company Benefit Plan, or entry into any employment, consulting, non-competition, change in control, severance or similar Contract with any stockholder, director, officer or employee, except for the Contemplated Transactions and except for any employment, consulting or similar agreement or arrangement that is terminable at will or upon thirty (30) days’ notice or less, without penalty or premium;
(d)   adoption, amendment (except for any amendment necessary to comply with any Legal Requirement) or termination of, or increase in the payments to or benefits under, any Company Benefit Plan;
(e)   damage to or destruction or loss of any of their assets or property, whether or not covered by insurance and where the resulting diminution in value individually or in the aggregate is greater than $250,000;
(f)   entry into, termination or extension of, or receipt of notice of termination of any joint venture or similar agreement pursuant to any Contract or any similar transaction;

(g)   except for this Agreement, entry into any new, or modification, amendment, renewal or extension (through action or inaction) of the terms of any existing, lease, Contract or license that has a term of more than one year or that involves the payment by the Bank of more than $250,000 in the aggregate;
(h)   Company Loan or commitment to make, renew, extend the term or increase the amount of any Company Loan to any Person if such Company Loan or any other Company Loans to such Person or an Affiliate of such Person is on the “watch list” or similar internal report of the Bank, or has been classified by the Bank or any Regulatory Authority as “substandard,” “doubtful,” “loss,” or “other loans specially mentioned” or listed as a “potential problem loan”;
(i)   sale (other than any sale in the Ordinary Course of Business), lease or other disposition of any of their assets or properties, or mortgage, pledge or imposition of any lien or other encumbrance upon any of their material assets or properties, except: (i) for Company Permitted Exceptions; or (ii) as otherwise incurred in the Ordinary Course of Business;
(j)   to the Company’s Knowledge, cancellation or waiver by them of any claims or rights with a value in excess of $250,000;
(k)   any investment by them of a capital nature (e.g., construction of a structure or an addition to an existing structure on property owned by the Company or any of its Subsidiaries) individually or in the aggregate exceeding $250,000;
(l)   except for the Contemplated Transactions, merger or consolidation with or into any other Person, or acquisition of any stock, equity interest or business of any other Person;
(m)   transaction for the borrowing of monies, or any increase in any outstanding indebtedness, other than in the Ordinary Course of Business;
(n)   filing of any applications for additional branches, opening of any new office or branch, closing of any current office or branch, or relocation of operations from existing locations;
(o)   discharge or satisfaction of any material lien or encumbrance on their assets or repayment of any material indebtedness for borrowed money, except for obligations incurred and repaid in the Ordinary Course of Business;
(p)   entry into any Contract or agreement to buy, sell, exchange or otherwise deal in any assets or series of assets, including any investment securities, but excluding OREO, individually or in the aggregate in excess of $250,000, except for the pledging of collateral to secure public funds or entry into any repurchase agreements in the Ordinary Course of Business;
(q)   purchase or other acquisition of any investments, direct or indirect, in any derivative securities, financial futures or commodities or entry into any interest rate swap, floors and option agreements, or other similar interest rate management agreements;
(r)   hiring of any employee with an annual salary in excess of $50,000;
(s)   agreement, whether oral or written, by it to do any of the foregoing; or
(t)   event or events that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
Section 3.16   Material Contracts.   Except for Contracts evidencing Company Loans made by the Bank in the Ordinary Course of Business, Section 3.16 of the Company Disclosure Schedules lists or describes the following with respect to the Company and each of its Subsidiaries (each such agreement or document, a “Company Material Contract”) as of the date of this Agreement, true, complete and correct copies of each of which have been delivered or made available to Acquiror:
(a)   each lease of real property to which the Company or any of its Subsidiaries is a party;
(b)   all loan and credit agreements, conditional sales Contracts or other title retention agreements or security agreements relating to money borrowed by it in excess of $1,000,000, exclusive of deposit agreements with customers of the Bank entered into in the Ordinary Course of Business, agreements for the purchase of federal funds and repurchase agreements and Federal Home Loan Bank of San Francisco advances;
(c)   each Contract that involves performance of services or delivery of goods or materials by it of an amount or value in excess of $250,000 (other than Contracts for the sale of loans);
(d)   each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by it in excess of $250,000;
(e)   each Contract not referred to elsewhere in this Section 3.16 that: (i) relates to the future purchase of goods or services that materially exceeds the requirements of its business at current levels or for normal operating purposes; or (ii) has a Material Adverse Effect on the Company or its Subsidiaries;
(f)   each lease, rental, license, installment and conditional sale agreement and other Contract affecting the ownership of, leasing of, title to or use of, any personal property (except personal property leases and installment and conditional sales agreements having aggregate remaining payments of less than $250,000);
(g)   each material licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property (other than shrink-wrap license agreements or other similar license agreements), including material agreements with current or former employees, consultants or contractors regarding the appropriation or the nondisclosure of any of its intellectual property;
(h)   each collective bargaining agreement and other Contract to or with any labor union or other employee representative of a group of employees;
(i)   each joint venture, partnership and other Contract (however named) involving a sharing of profits, losses, costs or liabilities by it with any other Person;
(j)   each Contract containing covenants that in any way purport to restrict, in any material respect, the business activity of the Company or its Subsidiaries or limit, in any material respect, the ability of the Company or its subsidiaries to engage in any line of business or to compete with any Person;
(k)   each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods having an average annual amounts in excess of $250,000;
(l)   each current material consulting or non-competition agreement to which the Company or any of its Subsidiaries is a party;
(m)   the name of each Person who is or would be entitled pursuant to any Contract or Company Benefit Plan to receive any payment from the Company or its Subsidiaries as a result of the consummation of the Contemplated Transactions (including any payment that is or would be due as a result of any actual or constructive termination of a Person’s employment or position following such consummation) and the maximum amount of such payment;
(n)   each Contract for capital expenditures for a single property, individually, or collectively with any other Contract for capital expenditures on such property, in excess of $100,000;
(o)   each Company Benefit Plan; and
(p)   each amendment, supplement and modification in respect of any of the foregoing.
Section 3.17   No Defaults.   Each Company Material Contract is in full force and effect and is valid and enforceable against the Company, and to the Company’s Knowledge, against such other party to such Company Material Contract, in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity. To the Knowledge of the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a material violation or breach of, or give the Company, any of its Subsidiaries or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Company Material Contract, except as listed in Section 3.10(c) of the Company Disclosure Schedules. Except in the Ordinary Course of Business with respect to any Company Loan, neither the Company nor any of its Subsidiaries has given to or received from any other Person, at any time since January 1, 2019, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Company Material Contract, that has not been terminated or satisfied prior to the date of this Agreement. Other than in the Ordinary Course of Business, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate, any material amounts paid or payable to the Company or any of its Subsidiaries under current or completed Company Material Contracts with any Person, and no such Person has made written demand for such renegotiation.
Section 3.18   Insurance.   Section 3.18 of the Company Disclosure Schedules lists all insurance policies and bonds owned or held as of the date of this Agreement by the Company and its Subsidiaries with respect to their respective business, operations, properties or assets (including bankers’ blanket bond and insurance providing benefits for employees), true, complete and correct copies of each of which have been delivered or made available to Acquiror. The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with comparable entities engaged in the same business and industry. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Section 3.18 of the Company Disclosure Schedules lists and briefly describes all claims that have been filed under such insurance policies and bonds within the past two (2) years prior to the date of this Agreement that individually or in the aggregate exceed $100,000 and the current status of such claims. None of the Company or any of its Subsidiaries has had any insurance policy or bond cancelled or nonrenewed by the issuer of the policy or bond within the past two (2) years.
Section 3.19   Compliance with Environmental Laws.   There are no actions, suits, investigations, liabilities, inquiries, Proceedings or Orders involving the Company or any of its Subsidiaries or any of their respective assets that are pending or, to the Knowledge of the Company, threatened, nor to the Knowledge of the Company, is there any factual basis for any of the foregoing, as a result of any asserted failure of the Company or any of its Subsidiaries of, or any predecessor thereof, to comply with any Environmental Law. No environmental clearances or other governmental approvals are required for the conduct of the business of the Company or any of its Subsidiaries or the consummation of the Contemplated Transactions. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is the owner of any interest in real estate, other than OREO, on which any substances have been generated, used, stored, deposited, treated, recycled or disposed of, which substances if known to be present on, at or under such property, would require notification to any Regulatory Authority, clean up, removal or some other remedial action under any Environmental Law at such property or any impacted adjacent or down gradient property. The Company and each Subsidiary of the Company has complied in all material respects with all Environmental Laws applicable to it and its business operations.
Section 3.20   Transactions with Affiliates.   Except as set forth in Section 3.20 of the Company Disclosure Schedules, no officer or director of the Company or any of its Subsidiaries, any Immediate Family Member of any such Person, and no entity that any such Person “controls” within the meaning of Regulation O of the Federal Reserve has (a) any Company Loan or any other agreement with the Company or any of its Subsidiaries (other than an agreement related to a deposit account) or (b) any interest in any material property, real, personal or mixed, tangible or intangible, used in or pertaining to, the business of the Company or any of its Subsidiaries.
Section 3.21   Brokerage Commissions.   Except for fees payable to Raymond James & Associates, Inc. pursuant to an engagement letter that has been delivered or made available to Acquiror, none of the Company or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 3.22   Approval Delays.   To the Knowledge of the Company, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. The Bank’s most recent CRA rating was “satisfactory” or better.

Section 3.23   Labor Matters.
(a)   There are no collective bargaining agreements or other labor union Contracts applicable to any employees of the Company or any of its Subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, and there has been no labor dispute, strike, work stoppage or lockout in the previous three (3) years. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made, or to the Knowledge of the Company, threatened, involving employees of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has engaged or is engaging in any unfair labor practice. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health. No Proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act of 1935) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Regulatory Authority.
(b)   Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Regulatory Authority relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any written notice of intent by any Regulatory Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.
Section 3.24   Intellectual Property.
(a)   Each of the Company and its Subsidiaries has the unrestricted right and authority, and the Surviving Entity and its Subsidiaries will have the unrestricted right and authority from and after the Effective Time, to use all patents, trademarks, copyrights, service marks, trade names or other intellectual property owned by them as is necessary to enable them to conduct and to continue to conduct all material phases of the businesses of the Company and its Subsidiaries in the manner presently conducted by them, and, to the Knowledge of the Company, such use does not, and will not, conflict with, infringe on or violate any patent, trademark, copyright, service mark, trade name or any other intellectual property right of any Person.
(b)   To the Knowledge of the Company, none of the software utilized by the Company contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such software (“Defective Code”) or any system containing or used in conjunction with such software that has not been patched and fixed by the software provider and installed and applied by the Company and its Subsidiaries.
(c)   To the Knowledge of the Company, no software utilized by the Company contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “worm,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding, in any manner, the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) compromising the privacy or data security of any user or damaging or destroying any data file without the user’s consent (“Malicious Code”), which in the case of (i) and (ii) has not been patched or fixed by the software provider and installed and applied by the Company and its Subsidiaries.
(d)   No claims are pending or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any the Company’s privacy rights or rights regarding the protection of personally identifiable information or other non-public information.

Section 3.25   Investments.
(a)   Section 3.25(a) of the Company Disclosure Schedules includes a complete and correct list and description as of September 30, 2021, of: (i) all investment and debt securities, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell that are owned by the Company or its Subsidiaries, other than, with respect to the Bank, in a fiduciary or agency capacity (the “Company Investment Securities”); and (ii) any such Company Investment Securities that are pledged as collateral to another Person. The Company and each Subsidiary has good and marketable title to all Company Investment Securities held by it, free and clear of any liens, mortgages, security interests, encumbrances or charges, except for Company Permitted Exceptions and except to the extent such Company Investment Securities are pledged in the Ordinary Course of Business consistent with prudent banking practices to secure obligations of the Company or the Bank. The Company Investment Securities are valued on the books of the Company and the Bank in accordance with GAAP.
(b)   Except as may be imposed by applicable securities laws and restrictions that may exist for securities that are classified as “held to maturity,” none of the Company Investment Securities is subject to any restriction, whether contractual or statutory, that materially impairs the ability of the Company or any of its Subsidiaries to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any of its Subsidiaries is a party, the Company or such Subsidiary of the Company, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.
(c)   None of the Company or its Subsidiaries has sold or otherwise disposed of any Company Investment Securities in a transaction in which the acquiror of such Company Investment Securities or other person has the right, either conditionally or absolutely, to require the Company or any of its Subsidiaries to repurchase or otherwise reacquire any such Company Investment Securities.
(d)   All Derivative Transactions, whether entered into for the account of the Company or any of its Subsidiaries or for the account of a customer of the Company or any of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with prudent banking practice and applicable Legal Requirements of applicable Regulatory Authorities and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions. All of such Derivative Transactions are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity), and are in full force and effect. The Company and its Subsidiaries have duly performed their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued and, to the Knowledge of the Company, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.
Section 3.26   Fiduciary Accounts; Investment Management Activities. Each of the Company, the Bank and their Subsidiaries have properly administered all accounts for which it acts as fiduciary, including accounts for which it serves as trustee, agent, custodian or investment advisor, in accordance with the terms of the governing documents and applicable Legal Requirements. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or any of their directors, officers or employees has committed any breach of trust with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct in all respects and accurately reflect the assets of such fiduciary account. To the Knowledge of the Company, none of the Company, the Bank, nor any of their Subsidiaries or the Company’s, the Bank’s or any of their Subsidiaries’ directors, officers or employees that is required to be registered, licensed or authorized as an investment adviser, a broker, dealer, an insurance agency or company, a commodity trading adviser, a commodity pool operator, a futures commission merchant, an introducing broker, a registered representative or associated person, investment adviser, representative or solicitor, a counseling officer, an insurance agent, a sales person or in any similar capacity with a Regulatory Authority is not so registered, licensed or authorized.

Section 3.27   Cybersecurity. (i) To the Knowledge of the Company, there has not been any security breach or other compromise relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”); (ii) neither the Company nor its Subsidiaries have been notified of, and have no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data; and (iii) the Company and its Subsidiaries have implemented appropriate controls, policies, procedures and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards. The Company and its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements relating to the privacy and security of IT Systems and Data and to the reasonable protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification.
Section 3.28   Full Disclosure. No representation or warranty by the Company in this Agreement and no statement contained in the Company Disclosure Schedules or any certificate or other document furnished or to be furnished to Acquiror pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of the Company, there is no event or circumstance which the Company has not disclosed to Acquiror which could reasonably be expected to have a Material Adverse Effect on the Company.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF ACQUIROR
Except as Previously Disclosed, Acquiror hereby represents and warrants to the Company as follows:
Section 4.1   Acquiror Organization.   Acquiror: (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror; (b) is registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended; and (c) has full power and authority, corporate and otherwise, to operate as a bank holding company and to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The copies of the Acquiror Certificate of Incorporation and Acquiror Bylaws and all amendments thereto set forth in the Acquiror SEC Reports are true, complete and correct, and in full force and effect as of the date of this Agreement. Acquiror has no subsidiary other than the subsidiaries listed on Exhibit 21 to Acquiror’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Section 4.2   Acquiror Subsidiary Organizations.   Acquiror Bank is national banking association duly organized, validly existing and in good standing under the laws of the United States. Each Subsidiary of Acquiror is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is also in good standing in each other jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Acquiror. Each Subsidiary of Acquiror has full power and authority, corporate and otherwise, to own, operate and lease its properties as presently owned, operated and leased, and to carry on its business as it is now being conducted. The deposit accounts of Acquiror Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by applicable Legal Requirements, and all premiums and assessments required to be paid in connection therewith have been paid when due.
Section 4.3   Authorization; Enforceability.   Acquiror has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Acquiror Board. The Acquiror Board has determined that the Merger, on substantially the terms and conditions set forth in this Agreement, is in the best interests of Acquiror and its stockholders, and that this

Agreement and transactions contemplated hereby are in the best interests of Acquiror and its stockholders. The execution, delivery and performance of this Agreement by Acquiror, and the consummation by it of its obligations under this Agreement, have been authorized by all necessary corporate action and, subject to the receipt of the Requisite Regulatory Approvals, this Agreement constitutes a legal, valid and binding obligation of Acquiror enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 4.4   No Conflict.   Neither the execution nor delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of any provision of the certificate of incorporation, certificate of formation or charter (or similar organizational documents) or bylaws or operating agreement, each as in effect on the date hereof, or any currently effective resolution adopted by the board of directors, stockholders, manager or members of, Acquiror or any of its Subsidiaries; or (b) assuming receipt of the Requisite Regulatory Approvals, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Acquiror or any of its Subsidiaries, or any of their respective assets that are owned or used by them, may be subject, except for any contravention, conflict or violation that is permissible by virtue of obtaining the Requisite Regulatory Approvals. Except for: (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve and approval of such applications, filings and notices; (b) the filing of any required applications, filings or notices with the OCC and approval of such applications, filings and notices; (c) the filing of applications, filings and notices, as applicable, with the Arizona Department of Insurance and Financial Institutions and approval of such applications, filings and notices; (d) the filing with the SEC of the Proxy Statement in definitive form and of the Registration Statement and declaration of effectiveness of the Registration Statement; (e) the filing of the Arizona Statement of Merger with the Arizona Corporation Commission pursuant to the ARS and the filing of the Delaware Certificate of Merger with the Delaware Secretary of State pursuant to the DGCL; and (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Acquiror Common Stock pursuant to this Agreement and the listing of additional shares of Acquiror Common Stock on the Nasdaq Capital Market; no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality are necessary in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
Section 4.5   Acquiror Capitalization.
(a)   The authorized capital stock of Acquiror currently consists exclusively of: (i) 30,000,000 shares of Acquiror Common Stock, $1.00 par value per share, of which, as of September 30, 2021 (the “Acquiror Capitalization Date”), 17,208,077 shares were issued and outstanding, and no shares were held in the treasury of Acquiror; and (ii) 2,000,000 shares of Acquiror’s preferred stock, $1.00 par value per share (the “Acquiror Preferred Stock”), of which no shares were issued and outstanding as of the Acquiror Capitalization Date. Acquiror does not have outstanding any bonds, debentures, notes or other debt obligations having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) with the stockholders of Acquiror on any matter. All of the issued and outstanding shares of Acquiror Capital Stock have been, and those shares of Acquiror Common Stock to be issued pursuant to the Merger will be, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights. Acquiror’s securities are not listed, or quoted, for trading on any U.S. domestic or foreign securities exchange, other than the Nasdaq Capital Market and Acquiror satisfies all of the quantitative maintenance criteria of the Nasdaq Capital Market.
(b)   As of the Acquiror Capitalization Date, no shares of Acquiror Capital Stock were reserved for issuance except for: (i) 290,586 shares of Acquiror Common Stock reserved for issuance in connection with stock options, restricted stock units, or other equity awards under Acquiror Stock Plans; and (ii) 993,055 shares of Acquiror Common Stock reserved for issuance pursuant to future awards under Acquiror Stock Plans.
(c)   Other than awards under Acquiror Stock Plans that are outstanding as of the date of this Agreement, no equity-based awards were outstanding as of the Acquiror Capitalization Date. Since the Acquiror Capitalization Date through the date hereof, Acquiror has not: (i) issued or repurchased any shares of Acquiror Common Stock or Acquiror Preferred Stock or other equity securities of Acquiror, other than in connection with the exercise of Acquiror Equity Awards that were outstanding on the Acquiror Capitalization Date or settlement thereof, in each case in accordance with the terms of the relevant Acquiror Stock Plan; or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Acquiror Common Stock, Acquiror Preferred Stock or any other equity-based awards.
(d)   None of the shares of Acquiror Common Stock were issued in violation of any federal or state securities laws or any other applicable Legal Requirement. As of the date of this Agreement there are: (i) other than outstanding Acquiror Equity Awards, no outstanding subscriptions, Contracts, conversion privileges, options, warrants, calls or other rights obligating Acquiror or any of its Subsidiaries to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Acquiror or any of its Subsidiaries; and (ii) no contractual obligations of Acquiror or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or any equity security of Acquiror or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Acquiror or its Subsidiaries.
Section 4.6   Acquiror Subsidiary Capitalization.   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Acquiror are owned by Acquiror, directly or indirectly, free and clear of any material liens, pledges, charges, claims and security interests and similar encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Acquiror has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. No Subsidiary of Acquiror owns or has any Contract to acquire, any equity interests or other securities of any Person or any direct or indirect equity or ownership interest in any other business.
Section 4.7   Acquiror SEC Reports; Financial Statements and Reports; Regulatory Filings.
(a)   Acquiror has timely filed all Acquiror SEC Reports, except where the failure to file any Acquiror SEC Report, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Acquiror, and all such Acquiror SEC Reports complied as to form in all material respects, as of their respective filing dates and effective dates, as the case may be, with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder which are applicable to Acquiror. The Acquiror SEC Reports were prepared in accordance with applicable Legal Requirements in all material respects. As of their respective filing dates, none of the Acquiror SEC Reports contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date. As of the date hereof, there are no outstanding comments from, or unresolved issues raised by the SEC with respect to any of the Acquiror SEC Reports. No Subsidiary of Acquiror is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b)   The financial statements presented (or incorporated by reference) in the Acquiror SEC Reports (including the related notes, where applicable) have been prepared in conformity with GAAP, except in each case as indicated in such statements or the notes thereto, and comply in all material respects with all applicable Legal Requirements. Taken together, the financial statements presented in the Acquiror SEC Reports (collectively, the “Acquiror Financial Statements”) are complete and correct in all material respects and fairly and accurately present the respective financial position, assets, liabilities and results of operations of Acquiror and its Subsidiaries at the respective dates of and for the periods referred to in the Acquiror Financial Statements, subject to normal year-end audit adjustments in the case of unaudited Acquiror Financial Statements. As of the date hereof, CliftonLarsonAllen LLP has not resigned (or informed Acquiror that it intends to resign) or been dismissed as independent registered public accountants of Acquiror.

(c)   Acquiror is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it or any of its Subsidiaries. Acquiror maintains a system of disclosure controls and procedures as defined in Rule 13a-15 and 15d-15 under the Exchange Act that are designed to provide reasonable assurance that information required to be disclosed by Acquiror in reports that Acquiror is required to file under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to Acquiror’s management to allow timely decisions regarding required disclosures. As of the date of this Agreement, to the Knowledge of Acquiror, such controls and procedures were effective, in all material respects, to provide such reasonable assurance.
(d)   Acquiror and its consolidated Subsidiaries have established and maintained a system of ICFR. Acquiror’s certifying officers have evaluated the effectiveness of Acquiror’s ICFR as of the end of the period covered by the most recently filed quarterly report on Form 10-Q of Acquiror under the Exchange Act (the “Acquiror Evaluation Date”). Acquiror presented in such quarterly report the conclusions of the certifying officers about the effectiveness of Acquiror’s ICFR based on their evaluations as of the Acquiror Evaluation Date. Since the Acquiror Evaluation Date, there have been no changes in Acquiror’s ICFR that have materially affected, or are reasonably likely to materially affect, Acquiror’s ICFR. Acquiror has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
(e)   Acquiror and each of its Subsidiaries has filed all forms, reports and documents required to be filed since January 1, 2019, with all applicable federal or state securities or banking authorities except to the extent failure would not have a Material Adverse Effect on Acquiror and its Subsidiaries. Such forms, reports and documents: (i) complied as to form in all material respects with applicable Legal Requirements; and (ii) did not at the time they were filed, after giving effect to any amendment thereto filed prior to the date hereof, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) is deemed to modify information as of an earlier date.
(f)   To the Knowledge of Acquiror, there has not been any event or occurrence since January 1, 2019 that would result in a determination that Acquiror Bank is not an eligible depository institution as defined in 12 C.F.R. § 303.2(r).
Section 4.8   Taxes.
(a)   Acquiror and each of its Subsidiaries have duly and timely filed (taking into account all applicable extensions) all Tax Returns required to be filed by them, and each such Tax Return was true, correct and complete in all material respects when filed. Acquiror and each of its Subsidiaries have paid, or made adequate provision for the payment of, all Taxes (whether or not reflected in Tax Returns as filed or to be filed) due and payable by Acquiror and each of its Subsidiaries, or claimed to be due and payable by any Regulatory Authority, and are not delinquent in the payment of any Tax, except such Taxes as are being contested in good faith and as to which adequate reserves have been provided.
(b)   There is no claim or assessment pending or, to the Knowledge of Acquiror, threatened against Acquiror and its Subsidiaries for any Taxes that they owe. No audit, examination or investigation related to Taxes paid or payable by Acquiror and each of its Subsidiaries is presently being conducted or, to the Knowledge of Acquiror, threatened by any Regulatory Authority. Neither Acquiror nor its Subsidiaries are the beneficiary of any extension of time within which to file any Tax Return, and there are no liens for Taxes (other than Taxes not yet due and payable) upon any of Acquiror’s or its Subsidiaries’ assets. Neither Acquiror nor its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax that is currently in effect.
(c)   Acquiror and each of its Subsidiaries have delivered or made available to the Company true, correct and complete copies of all Tax Returns relating to income taxes and franchise taxes owed by Acquiror and its Subsidiaries with respect to the last three (3) fiscal years.

(d)   To the Knowledge of Acquiror, Acquiror and each of its Subsidiaries have not engaged in any transaction that could materially affect the Tax liability for any Tax Returns not closed by applicable statute of limitations: (i) which is a “reportable transaction” or a “listed transaction” or (ii) a “significant purpose of which is the avoidance or evasion of U.S. federal income tax” within the meaning of Sections 6662, 6662A, 6011, 6111 or 6707A of the Code or of the regulations of the U.S. Department of the Treasury promulgated thereunder or pursuant to notices or other guidance published by the IRS (irrespective of the effective dates).
Section 4.9   Employee Benefits.
(a)   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (including possible terminations of employment in connection therewith) will cause a payment, vesting, increase or acceleration of benefits or benefit entitlements under any Acquiror Benefit Plan or any other increase in the liabilities of Acquiror or any Subsidiary under any Acquiror Benefit Plan as a result of the transactions contemplated by this Agreement.
(b)   With respect to any Acquiror Benefit Plan that is a “multiple employer plan” (as described in Section 413(c) of the Code) or is provided by or through a professional employer organization, such Acquiror Benefit Plan complies in all respects with the requirements of the Code and ERISA and neither Acquiror nor any of the Acquiror ERISA Affiliates has any liabilities other than the payment and/or remittance of premiums and/or required contributions on behalf of enrolled individuals. Neither Acquiror nor any of the Acquiror ERISA Affiliates sponsors, maintains, administers or contributes to, or has ever sponsored, maintained, administered or contributed to, or has, has had or could have any liability with respect to, any Acquiror Benefit Plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, or any tax-qualified “defined benefit plan” (as defined in Section 3(35) of ERISA). No Acquiror Benefit Plan is underfunded when comparing the present value of accrued liabilities under such plan to the market value of plan assets.
(c)   Each Acquiror Benefit Plan that is intended to qualify under Section 401 and related provisions of the Code is the subject of a favorable determination letter, or, in the case of a volume submitter or prototype plan, an advisory or sponsor letter, from the IRS to the effect that it is so qualified under the Code and that its related funding instrument is tax exempt under Section 501 of the Code (or Acquiror and its Subsidiaries are otherwise relying on an opinion letter issued to the prototype sponsor), and, to Acquiror’s Knowledge, there are no facts or circumstances that would adversely affect the qualified status of any Acquiror Benefit Plan or the tax-exempt status of any related trust.
(d)   Each Acquiror Benefit Plan is and has been administered in all material respects in compliance with its terms and with all applicable Legal Requirements.
(e)   Other than routine claims for benefits made in the Ordinary Course of Business, there is no litigation, claim or assessment pending or, to Acquiror’s Knowledge, threatened by, on behalf of, or against any Acquiror Benefit Plan or against the administrators or trustees or other fiduciaries of any Acquiror Benefit Plan that alleges a violation of applicable state or federal law or violation of any Acquiror Benefit Plan document or related agreement.
(f)   No Acquiror Benefit Plan fiduciary or any other person has, or has had, any liability to any Acquiror Benefit Plan participant, beneficiary or any other person under any provisions of ERISA or any other applicable Legal Requirement by reason of any action or failure to act in connection with any Acquiror Benefit Plan, including any liability by any reason of any payment of, or failure to pay, benefits or any other amounts or by reason of any credit or failure to give credit for any benefits or rights. To Acquiror’s Knowledge, no disqualified person (as defined in Code Section 4975(e)(2)) of any Acquiror Benefit Plan has engaged in any nonexempt prohibited transaction (as described in Code Section 4975(c) or ERISA Section 406).
(g)   All accrued contributions and other payments to be made by Acquiror or any Subsidiary to any Acquiror Benefit Plan have been made or reserves adequate for such purposes will have been set aside therefore and reflected in the Acquiror Financial Statements.

(h)   No condition exists as a result of which Acquiror or any Subsidiary would have any material liability, whether absolute or contingent, under any Acquiror Benefit Plan with respect to any misclassification of a person performing services for Acquiror or any Subsidiary as an independent contractor rather than as an employee. All individuals participating in Acquiror Benefit Plans are in fact eligible and authorized to participate in such Acquiror Benefit Plan in all material respects.
(i)   Neither Acquiror nor any of its Subsidiaries have any material liabilities to employees or former employees that are not reflected in the Acquiror Benefit Plans.
Section 4.10   Compliance with Legal Requirements.   Acquiror and each of its Subsidiaries hold all material licenses, certificates, permits, franchises and rights from all appropriate Regulatory Authorities necessary for the conduct of their respective businesses as presently conducted. Acquiror and each of its Subsidiaries is, and at all times since January 1, 2019, has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its respective businesses or the ownership or use of any of its respective assets, except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Acquiror. Except as would not reasonably be expected, individually or in the aggregate, to have Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries has received, at any time since January 1, 2019, any notice or other communication (whether oral or written) from any Regulatory Authority or any other Person regarding: (a) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (b) any actual, alleged, possible, or potential obligation on the part of Acquiror or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement.
Section 4.11   Legal Proceedings; Orders.
(a)   Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Acquiror, neither Acquiror nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Acquiror, threatened, Proceedings against Acquiror or any of its Subsidiaries. There is no Order imposed on Acquiror or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. No officer, director, employee or agent of Acquiror or any of its Subsidiaries is subject to any Order that prohibits such officer, director, employee or agent from engaging in or continuing any conduct, activity or practice relating to the businesses of Acquiror or any of its Subsidiaries as currently conducted.
(b)   Neither Acquiror nor any of its Subsidiaries: (i) is subject to any cease and desist or other Order or enforcement action issued by; (ii) is a party to any written agreement, consent agreement or memorandum of understanding with; (iii) is a party to any commitment letter or similar undertaking to; (iv) is subject to any order or directive by; (v) is subject to any supervisory letter from; (vi) has been ordered to pay any civil money penalty, which has not been paid, by; or (vii) has adopted any policies, procedures or board resolutions at the request of; any Regulatory Authority that currently restricts in any material respect the conduct of its business, in any manner relates to its capital adequacy, restricts its ability to pay dividends or interest or limits in any material manner its credit or risk management policies, its management or its business. To the Knowledge of Acquiror, since January 1, 2019, none of the foregoing has been threatened by any Regulatory Authority.
Section 4.12   Absence of Certain Changes and Events.   Since December 31, 2020, no event or events have occurred that had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.
Section 4.13   Brokerage Commissions.   Except for fees payable to D.A. Davidson & Co. pursuant to an engagement letter that has been delivered or made available to the Company, none of Acquiror or its Subsidiaries, or any of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement.
Section 4.14   Approval Delays.   To the Knowledge of Acquiror, there is no reason why the granting of any of the Requisite Regulatory Approvals would be denied or unduly delayed. Acquiror Bank’s most recent CRA rating was “satisfactory” or better.

Section 4.15   Full Disclosure. No representation or warranty by Acquiror in this Agreement and no statement contained in the Acquiror Disclosure Schedules or any certificate or other document furnished or to be furnished to the Company pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. To the Knowledge of Acquiror, there is no event or circumstance which Acquiror has not disclosed to the Company which could reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 5
THE COMPANY’S COVENANTS
Section 5.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, Acquiror and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of the Company and each of its Subsidiaries in accordance with the provisions of this Section 5.1(a), as shall be necessary for the purpose of determining the Company’s continued compliance with the terms and conditions of this Agreement and preparing for the integration of Acquiror and the Company following the Effective Time. Acquiror and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of the Company and each of its Subsidiaries and of their respective financial and legal conditions as Acquiror shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided, however, that such access or investigation shall not interfere materially with the normal operations of the Company or any of its Subsidiaries. Upon request, the Company and each of its Subsidiaries will furnish Acquiror or its Representatives attorneys’ responses to auditors’ requests for information regarding the Company or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by Acquiror (provided, such disclosure would not result in the waiver by the Company or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by Acquiror or any of its Representatives shall affect the representations and warranties made by the Company in this Agreement. This Section 5.1(a) shall not require the disclosure of any information to Acquiror the disclosure of which, in the Company’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, the Company and Acquiror will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall promptly furnish to Acquiror: (i) a copy of each report, schedule and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   The Company shall provide, and cause each of its Subsidiaries to provide, to Acquiror all information provided to the directors on all such boards or members of such committees in connection with all meetings of the board of directors and committees of the board of directors of the Company or otherwise provided to the directors or members, and to provide any other financial reports or other analysis prepared for senior management of the Company or its Subsidiaries; in each case other than portions of such documents: (i) relating to confidential supervisory or examination materials, (ii) the disclosure of which would violate any applicable Legal Requirement, (iii) the disclosure of which would, in the reasonable judgment of the Company’s outside counsel, result in the waiver of the attorney-client privilege, or (iv) related to an Acquisition Proposal (disclosure of which shall be governed solely by Section 5.8).
(d)   All information obtained by Acquiror in accordance with this Section 5.1 shall be treated in confidence as provided in that certain Confidentiality Agreement dated as of June 17, 2021, between Acquiror and the Company (as amended, the “Company Confidentiality Agreement”).

Section 5.2   Operation of the Company and Company Subsidiaries.
(a)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company shall, and shall cause each of its Subsidiaries to: (i) conduct its business in the Ordinary Course of Business; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships; and (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or Acquiror to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions.
(b)   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, the Company will not, and will cause each of its Subsidiaries not to:
(i)   other than pursuant to the terms of any Contract to which the Company is a party that is outstanding on the date of this Agreement: (A) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of Company Common Stock or any security convertible into Company Common Stock; (B) permit any additional shares of Company Common Stock to become subject to new grants, including issuances under Company Benefit Plans; or (C) grant any registration rights with respect to shares of Company Common Stock;
(ii)   (A) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Company Common Stock (other than dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries or as contemplated by this Agreement); or (B) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Company Common Stock;
(iii)   amend the terms of, waive any rights under, terminate (other than at its stated expiration date), knowingly violate the terms of or enter into: (A) any Company Material Contract; (B) any material restriction on the ability of the Company or its Subsidiaries to conduct its business as it is presently being conducted; or (C) any Contract or other binding obligation relating to any class of Company Common Stock or rights associated therewith or any outstanding instrument of indebtedness;
(iv)   enter into loan transactions not in accordance with, or consistent with, past practices of the Bank or that are on terms and conditions that, to the Knowledge of the Company, are materially more favorable than those available to the borrower from competitive sources in arm’s-length transactions;
(v)   (A) enter into any new credit or new lending relationships greater than $500,000 that would require an exception to the Bank’s formal loan policy as in effect as of the date of this Agreement or that are not in compliance with the provisions of such loan policy; (B) enter into any new non-real estate SBA credit or lending relationships greater than $250,000; or (C) other than incident to a reasonable loan restructuring, extend additional credit to any Person and any director or officer of, or any owner of a material interest in, such Person (any of the foregoing with respect to a Person being referred to as a “Borrowing Affiliate”) if such Person or such Borrowing Affiliate is the obligor under any indebtedness to the Company or any of its Subsidiaries which constitutes a nonperforming loan or against any part of such indebtedness the Company or any of its Subsidiaries has established loss reserves or any part of which has been charged-off by the Company or any of its Subsidiaries;
(vi)   maintain an allowance for loan and lease losses which is not adequate in all material respects under the requirements of GAAP to provide for possible losses, net of recoveries relating to Company Loans previously charged off, on Company Loans and leases outstanding (including accrued interest receivable);

(vii)   fail to: (A) charge-off any Company Loans or leases that would be deemed uncollectible in accordance with GAAP or any applicable Legal Requirement; or (B) place on non-accrual any Company Loans or leases that are past due greater than ninety (90) days;
(viii)   sell, transfer, mortgage, encumber, license, let lapse, cancel, abandon or otherwise dispose of or discontinue any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances, licenses, lapses, cancellations, abandonments or other dispositions or discontinuances (A) in the Ordinary Course of Business, including SBA and United States Department of Agriculture loans originated by the Company, (B) of financial assets or investments, or (C) of obsolete or unused equipment, fixtures or assets and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole;
(ix)   acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business), or contract to acquire, all or any portion of the assets, business, deposits or properties of any other entity except in the Ordinary Course of Business and in a transaction that, together with other such transactions, is not material to the Company and its Subsidiaries, taken as a whole, and does not present a material risk that the Closing Date will be materially delayed or that any approvals necessary to complete the Merger or the other Contemplated Transactions will be more difficult to obtain;
(x)   amend the Company Articles of Incorporation or the Company Bylaws, or similar governing documents of any of its Subsidiaries;
(xi)   implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements;
(xii)   except as permitted by this Agreement or as required by any applicable Legal Requirement or the terms of any Company Benefit Plan existing as of the date hereof: (A) increase in any manner the compensation or benefits of any of the current or former directors, officers, employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, the “Company Employees”), other than increases in the Ordinary Course of Business consistent with past practices in timing, metrics and amount; (B) become a party to, establish, amend, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation, severance, pension, consulting, non-competition, change in control, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Company Employee (or newly hired employees), director or stockholder; (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans; (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan; or (E) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Legal Requirements to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or any applicable Legal Requirement;
(xiii)   incur or guarantee any indebtedness for borrowed money other than in the Ordinary Course of Business;
(xiv)   enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable Legal Requirements or requested by any Regulatory Authority;
(xv)   settle any action, suit, claim or proceeding against it or any of its Subsidiaries, except for an action, suit, claim or proceeding that is settled in an amount and for consideration not in excess of $250,000 and that would not: (A) impose any material restriction on the business of the Company or its Subsidiaries; or (B) create precedent for claims that is reasonably likely to be material to it or its Subsidiaries;
(xvi)   make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility;

(xvii)   make or change any material Tax elections, change or consent to any material change in it or its Subsidiaries’ method of accounting for Tax purposes (except as required by a change in GAAP or applicable Tax law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return;
(xviii)   hire any employee with an annual salary in excess of $50,000;
(xix)   take any action not in the Ordinary Course of Business to increase Stockholders’ Equity prior to the Closing Date; or
(xx)   agree to take, make any commitment to take, or adopt any resolutions of the Company Board in support of, any of the actions prohibited by this Section 5.2(b).
(c)   For purposes of Section 5.2(b)(v), Acquiror’s consent shall be deemed to have been given if the Company has made a written request to the President and Chief Executive Officer of Acquiror, for permission to take any action otherwise prohibited by Section 5.2(b) and has provided Acquiror with information sufficient for Acquiror to make an informed decision with respect to such request, and Acquiror has consented in writing or failed to respond to such request within five (5) Business Days after Acquiror’s receipt of such request.
Section 5.3   Notice of Changes.   The Company will give prompt notice to Acquiror of any fact, event or circumstance known to it that: (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Material Adverse Effect on the Company; or (b) would cause or constitute a material breach of any of the Company’s representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 8.
Section 5.4   Stockholders’ Meeting.   Subject to the other provisions of this Agreement and unless there has been a Company Adverse Recommendation, the Company shall, as promptly as reasonably practicable after the date the Registration Statement is declared effective, take all action necessary, including as required by and in accordance with the ARS, Company Articles of Incorporation and Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval. The Company and Company Board will use their commercially reasonable efforts to obtain from its stockholders the votes in favor of the adoption of this Agreement required by the ARS, including by recommending that its stockholders vote in favor of this Agreement, and the Company and Company Board will not withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or adversely modify) the Company Board’s recommendation to the Company’s stockholders that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the Contemplated Transactions, including the Merger (a “Company Adverse Recommendation”). However, if, prior to the time the Company Stockholder Approval is obtained, the Company Board, after consultation with outside counsel, determines in good faith it is reasonably likely that to, or to continue to, recommend this Agreement to its stockholders would result in a violation of its fiduciary duties under applicable Legal Requirements, then the Company Board may make a Company Adverse Recommendation or publicly propose or resolve to make a Company Adverse Recommendation.
Section 5.5   Information Provided to Acquiror.   The Company agrees that the information concerning the Company or any of its Subsidiaries that is provided or to be provided by the Company to Acquiror for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Company Stockholders’ Meeting, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, the Company shall have no responsibility for the truth or accuracy of any information with respect to Acquiror or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or the Proxy Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 5.6   Operating Functions.   The Company and the Bank shall cooperate with Acquiror and Acquiror Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree; including, to the extent necessary, by providing notices and other documentation to all insurance carriers, which will confirm to such carriers that Acquiror is the owner of all insurance accounts after the Effective Time and that Acquiror is the agent of record for all policies relating to such insurance accounts after the Effective Time.
Section 5.7   Company Benefit Plans.
(a)   At the request of Acquiror, the Company will take all appropriate action to amend or terminate, prior to the Effective Time, any Company Benefit Plan, provided however, that no action taken by the Company with respect to the termination of a Company Benefit Plan shall be required to be irrevocable until one day prior to the Effective Time.
(b)   Prior to the Effective Time, the Company shall accrue the costs associated with any payments due under any Company Benefit Plan, including without limitation any change of control or severance agreements, or other similar arrangements, consistent with GAAP.
(c)   The Company shall take all appropriate action to terminate any Company Benefit Plan which provides for a “cash or deferred arrangement” pursuant to Code Section 401(k) as of at least one day prior to the Closing Date; provided, however, that Acquiror agrees that nothing in this Section 5.7(c) will require the Company to cause the final dissolution and liquidation of any such plan prior to the Closing Date.
Section 5.8   Acquisition Proposals.
(a)   The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Acquiror with respect to any Acquisition Proposal. The Company will within two (2) Business Days advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the material terms and conditions of the Acquisition Proposal) on a reasonably current basis.
(b)   The Company agrees that it will not, and will cause its respective Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal (other than contacting a Person for the sole purpose of seeking clarification of the terms and conditions of such Acquisition Proposal); provided that, in the event the Company receives an unsolicited bona fide Acquisition Proposal from a Person other than Acquiror after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal or would reasonably be likely to result in a Superior Proposal and, after considering the advice of outside counsel, that failure to take such actions would be reasonably likely to result in a violation of the directors’ fiduciary duties under applicable Legal Requirements, the Company may: (i) furnish information with respect to it to such Person making such Acquisition Proposal pursuant to a customary confidentiality agreement (subject to the requirement that any such information not previously provided to Acquiror shall be promptly furnished to Acquiror); (ii) participate in discussions or negotiations regarding such Acquisition Proposal; and (iii) terminate this Agreement in order to concurrently enter into an agreement with respect to such Acquisition Proposal, subject to Section 10.3; provided, however, that the Company may not terminate this Agreement pursuant to this Section 5.8 unless and until (x) five (5) Business Days have elapsed following the delivery to the other party of a written notice of such determination by the Company Board and, during such five (5) Business-Day period, the parties cooperate with one another with the intent of enabling the parties to engage in good faith negotiations so that the Contemplated Transactions may be completed, and (y) at the end of such five (5) Business-Day period, the Company continues, in good faith and after consultation with outside legal counsel and financial advisor, to believe that a Superior Proposal continues to exist.
Section 5.9   Voting Agreement.   Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror the Voting Agreement, signed by all of the directors and executive officers of the Company who own or control the voting of any shares of Company Common Stock.
Section 5.10   Employment Agreement.   Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Acquiror the Employment Agreement, to be effective as of the Effective Time.
Section 5.11   Termination of Business Accounts.   After the receipt of all Requisite Regulatory Approvals, the Company shall use its reasonable efforts to terminate and close all of the business customer accounts set forth on Section 5.11 of the Company Disclosure Schedules pursuant to binding termination agreements.
ARTICLE 6
ACQUIROR’S COVENANTS
Section 6.1   Access and Investigation.
(a)   Subject to any applicable Legal Requirement, the Company and its Representatives shall, at all times during normal business hours and with reasonable advance notice, have such reasonable access to the facilities, operations, records and properties of Acquiror and each of its Subsidiaries in accordance with the provisions of this Section 6.1(a), as shall be necessary for the purpose of determining Acquiror’s continued compliance with the terms and conditions of this Agreement. The Company and its Representatives may, during such period, make or cause to be made such reasonable investigation of the operations, records and properties of Acquiror and each of its Subsidiaries and of their respective financial and legal conditions as Company shall deem necessary or advisable to familiarize itself with such records, properties and other matters; provided,however, that such access or investigation shall not interfere materially with the normal operations of Acquiror or any of its Subsidiaries. Upon request, Acquiror and each of its Subsidiaries will furnish the Company or its Representatives attorneys’ responses to auditors’ requests for information regarding Acquiror or such Subsidiary, as the case may be, and such financial and operating data and other information reasonably requested by the Company (provided, such disclosure would not result in the waiver by Acquiror or any of its Subsidiaries of any claim of attorney-client privilege). No investigation by the Company or any of its Representatives shall affect the representations and warranties made by Acquiror in this Agreement. This Section 6.1(a) shall not require the disclosure of any information to the Company the disclosure of which, in Acquiror’s reasonable judgment: (i) would be prohibited by any applicable Legal Requirement; (ii) would result in the breach of any agreement with any third party in effect on the date of this Agreement; or (iii) relate to pending or threatened litigation or investigations, if disclosure might affect the confidential nature of, or any privilege relating to, the matters being discussed. If any of the restrictions in the preceding sentence shall apply, Acquiror and the Company will make appropriate alternative disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with any applicable Legal Requirement.
(b)   From the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Acquiror shall promptly furnish to the Company: (i) a copy of each report, schedule, registration statement and other document filed, furnished or received by it during such period pursuant to the requirements of federal and state banking laws or federal or state securities laws, which is not available on the SEC’s EDGAR internet database; and (ii) a copy of each report filed by it or any of its Subsidiaries with any Regulatory Authority; in each case other than portions of such documents relating to confidential supervisory or examination materials or the disclosure of which would violate any applicable Legal Requirement.
(c)   All information obtained by the Company in accordance with this Section 6.1 shall be treated in confidence as provided in the Confidentiality Agreement, dated September 22, 2021 (the “Acquiror Confidentiality Agreement”).

Section 6.2   Operation of Acquiror and Acquiror Subsidiaries.   Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Legal Requirements, or with the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, during the period from the date of this Agreement to the earlier of the Closing Date or the termination of this Agreement pursuant to its terms, Acquiror shall not, and shall cause each of its Subsidiaries not to: (a) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Acquiror or the Company to obtain any of the Requisite Regulatory Approvals, to perform its covenants and agreements under this Agreement or to consummate the Contemplated Transactions; (b) amend the Acquiror Certificate of Incorporation or the Acquiror Bylaws, or similar governing documents of any of its Subsidiaries, in a manner that would materially and adversely affect the benefits of the Merger to the stockholders of the Company; or (c) agree to take, make any commitment to take, or adopt any resolutions of Acquiror Board in support of, any of the actions prohibited by this Section 6.2.
Section 6.3   Information Provided to the Company.   Acquiror agrees that the information concerning Acquiror or any of its Subsidiaries that is provided or to be provided by Acquiror to the Company for inclusion or that is included in the Registration Statement or Proxy Statement and any other documents to be filed with any Regulatory Authority in connection with the Contemplated Transactions will: (a) at the respective times such documents are filed and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; or (b) in the case of the Proxy Statement or any amendment thereof or supplement thereto, not be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the meeting in connection with which the Proxy Statement shall be mailed. Notwithstanding the foregoing, Acquiror shall have no responsibility for the truth or accuracy of any information with respect to the Company or any of its Subsidiaries or any of their Affiliates contained in the Registration Statement or in any document submitted to, or other communication with, any Regulatory Authority.
Section 6.4   Operating Functions.   Acquiror and Acquiror Bank shall cooperate with the Company and the Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Bank and Acquiror Bank, and in preparing for the consolidation of the banks’ appropriate operating functions to be effective at the Effective Time or such later date as the parties may mutually agree.
Section 6.5   Indemnification.
(a)   From and after the Effective Time, Acquiror shall indemnify, defend and hold harmless, each current or former director, officer or employee of the Company or any of its Subsidiaries or fiduciary of the Company or any of its Subsidiaries under any Company Benefit Plans or any Person who is or was serving at the request of the Company or any of its Subsidiaries as a director, officer or employee of another Person (each, an “Indemnified Party”), and any Person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including the Contemplated Transactions, whether asserted or claimed prior to, at or after the Effective Time. Acquiror shall also advance expenses incurred by an Indemnified Party in each such case to the fullest extent permitted by applicable Legal Requirements, subject to the receipt of an undertaking from such Indemnified Party to repay such advanced expenses if it is determined by a final and nonappealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder.
(b)   Prior to the Effective Time, the Company shall obtain or cause its Subsidiaries to obtain and Acquiror shall fully pay the premium for the extension of the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policies set forth on Schedule 6.5(b) of the Company Disclosure Schedules (complete and accurate copies of which have been heretofore made available to Acquiror) (the “Existing D&O Policy”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Existing D&O Policy for a period of up to six (6) years after the Effective Time; provided that Acquiror shall not be required to pay in the aggregate more than 150% of the amount of the aggregate annual premium paid by the Company, or its Subsidiaries, as applicable, for the current policy term for such policy, which annual premium is set forth on Schedule 6.5(b) of the Company Disclosure Schedules. It is understood and agreed that if the aggregate premiums for the coverage set forth in this Section 6.5(b) would exceed such 150% amount, Acquiror shall be obligated to pay for the maximum available coverage as may be obtained by the Company, or its Subsidiaries, as applicable, for such 150% amount.
(c)   If Acquiror or any of its successors or assigns shall: (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfer all or substantially all its properties and assets to any Person; then, and in each such case, Acquiror shall cause proper provision to be made so that the successor and assign of Acquiror assumes the obligations set forth in this Section 6.5.
(d)   The provisions of this Section 6.5 shall survive consummation of the Merger and the Bank Merger and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her legal representatives.
Section 6.6   Authorization and Reservation of Acquiror Common Stock.   The Acquiror Board shall, authorize and reserve the maximum number of shares of Acquiror Common Stock to be issued pursuant to this Agreement.
Section 6.7   Stock Exchange Listing.   Acquiror shall use its commercially reasonable efforts to cause all shares of Acquiror Common Stock issuable or to be reserved for issuance under this Agreement to be approved for listing on the Nasdaq Capital Market prior to the Closing Date.
ARTICLE 7
COVENANTS OF ALL PARTIES
Section 7.1   Regulatory Approvals.   As soon as practicable following the date of this Agreement, but in no less than forty-five (45) days after the date of this Agreement, Acquiror shall prepare and file with the applicable Regulatory Authorities appropriate applications, notices or filings to obtain all Requisite Regulatory Approvals, and the Company and its Subsidiaries will cooperate with Acquiror as reasonably requested by Acquiror, and the Company will comply with the terms of such Requisite Regulatory Approvals. Acquiror shall provide the Company with copies of the non-confidential portions of all applications, notices or filings filed with any Regulatory Authorities for the Requisite Regulatory Approvals, and Acquiror shall keep the Company informed as to the progress of such applications and provide the Company with copies of all non-confidential correspondence or orders evidencing the Requisite Regulatory Approvals. The Company will, upon request, furnish Acquiror with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, notices or filing made by or on behalf of Acquiror with or to any Regulatory Authority in connection with the Contemplated Transactions.
Section 7.2   SEC Registration.   As soon as practicable following the date of this Agreement, the Company and Acquiror shall prepare and file with the SEC the Proxy Statement and Acquiror shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Acquiror shall use its commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the Contemplated Transactions. Prior to the filing of the Registration Statement, Acquiror shall consult with the Company with respect to such filing and shall afford the Company and its representatives reasonable opportunity to review and comment thereon. The Registration Statement and the Proxy Statement shall include all information reasonably requested by the Company to be included. The Company will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Acquiror shall also take any action required to be taken under any applicable Legal Requirement in connection with the Acquiror Stock Issuance, and each party shall furnish all information concerning itself and its stockholders as may be reasonably requested in connection with any such action. Acquiror will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Acquiror Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC to amend the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. The parties shall use commercially reasonable efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. If prior to the Effective Time any event occurs with respect to the Company, Acquiror or any Subsidiary of the Company or Acquiror, respectively, or any change occurs with respect to information supplied by or on behalf of the Company or Acquiror, respectively, for inclusion in the Proxy Statement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, the Company or Acquiror, as applicable, shall promptly notify the other of such event (including, prior to entering into any agreement providing for any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction involving Acquiror or any of its Subsidiaries), and the Company or Acquiror, as applicable, shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement and the Registration Statement and, as required by applicable Legal Requirements, in disseminating the information contained in such amendment or supplement to the Company’s stockholders. Acquiror shall take all action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Legal Requirements and the rules and regulations thereunder in connection with the Merger and the issuance of Acquiror Common Stock.
Section 7.3   Publicity.   Neither the Company nor Acquiror shall, and neither the Company nor Acquiror shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the Contemplated Transactions without the prior consent (which shall not be unreasonably withheld or delayed) of Acquiror, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Acquiror; provided,however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances), issue or cause the publication of any press release or other public announcement to the extent required by applicable Legal Requirements or by the Nasdaq Rules.
Section 7.4   Commercially Reasonable Efforts; Cooperation.   Each of Acquiror and the Company agrees to exercise good faith and use its commercially reasonable efforts to satisfy the various covenants and conditions to Closing in this Agreement, and to consummate the Contemplated Transactions as promptly as practicable. Neither Acquiror nor the Company will intentionally take or intentionally permit to be taken any action that would be a breach of the terms or provisions of this Agreement. The Company agrees to use its commercially reasonable efforts to obtain all consents or approvals necessary to consummate the Contemplated Transactions, including all applicable consents under the Contracts listed (or required to be listed) on Schedule 3.4 of the Company Disclosure Schedules. Between the date of this Agreement and the Closing Date, each of Acquiror and the Company will, and will cause each Subsidiary of Acquiror and the Company, respectively, and all of their respective Affiliates and Representatives to, cooperate with respect to all filings that any party is required by any applicable Legal Requirements to make in connection with the Contemplated Transactions. Subject to applicable Legal Requirements and the instructions of any Regulatory Authority, each party shall keep the other party reasonably apprised of the status of matters relating to the completion of the Contemplated Transactions, including promptly furnishing the other party with copies of non-confidential notices or other written communications received by it or any of its Subsidiaries from any Regulatory Authority with respect to such transactions.
Section 7.5   Tax Free Reorganization.
(a)   The parties intend that the Merger qualify as a nontaxable reorganization within the meaning of Section 368(a) and related sections of the Code and that this Agreement constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code.

From and after the date of this Agreement and until the Effective Time, each of the Company and Acquiror shall use its commercially reasonable efforts, and shall cause their Subsidiaries to use commercially reasonable efforts, to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Following the Effective Time, neither Acquiror nor any Affiliate of Acquiror knowingly shall take any action, cause any action to be taken, fail to take any action, or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Within forty-five (45) days following the Effective Time, the Surviving Entity shall comply with the reporting requirements of Section 1.6045B-1(a)(2) of the Treasury Regulations. Each of the Company and Acquiror shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code on its United States federal income Tax Return, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.
(b)   As of the date hereof, the Company does not know of any reason: (i) why it would not be able to deliver to counsel to the Company and counsel to Acquiror, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with IRS published advance ruling guidelines, with reasonable or customary exceptions and modifications thereto (the “IRS Guidelines”), to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and the Company hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to the Company would not be able to deliver the opinion required by Section 9.8. The Company will deliver such certificates to counsel to the Company and counsel to Acquiror.
(c)   As of the date hereof, Acquiror does not know of any reason: (i) why it would not be able to deliver to counsel to Acquiror and counsel to the Company, at the date of the legal opinions referred to in Sections 8.8 and 9.8, certificates substantially in compliance with the IRS Guidelines, to enable counsel to Acquiror and counsel to the Company to deliver the legal opinions contemplated by Sections 8.8 and 9.8, respectively, and Acquiror hereby agrees to deliver such certificates effective as of the date of such opinions; or (ii) why counsel to Acquiror would not be able to deliver the opinion required by Section 8.8. Acquiror will deliver such certificates to counsel to Acquiror and counsel to the Company.
Section 7.6   Employees and Employee Benefits.
(a)   All individuals employed by the Company or any of its Subsidiaries immediately prior to the Closing (“Covered Employees”) shall automatically become employees of Acquiror as of the Closing. Following the Closing, Acquiror shall maintain employee benefit plans and compensation opportunities for the benefit of Covered Employees that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are made available to similarly-situated employees of Acquiror under the Acquiror Benefit Plans; provided, however, that: (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen Acquiror Benefit Plan; and (ii) until such time as Acquiror shall cause Covered Employees to participate in the Acquiror Benefit Plans, a Covered Employee’s continued participation in Company Benefit Plans shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in the Acquiror Benefit Plans may commence at different times with respect to each Acquiror Benefit Plan).
(b)   Except for Acquiror’s Employee Stock Ownership Plan, as amended, for the purpose of satisfying eligibility requirements and vesting periods (but not for the purpose of benefit accruals) under the Acquiror Benefit Plans providing benefits to the Covered Employees (the “New Plans”), each Covered Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors to the same extent as such Covered Employee was entitled to credit for such service under any applicable Company Benefit Plan in which such Covered Employee participated or was eligible to participate immediately prior to the Transition Date; provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service.
(c)   In addition, and without limiting the generality of the foregoing, as of the Transition Date, Acquiror shall use commercially reasonable efforts to provide that: (i) each Covered Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is similar in type to an applicable Company Benefit Plan in which such Covered Employee was participating immediately prior to the Transition Date (such Company Benefit Plans prior to the Transition Date collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or similar benefits to any Covered Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such Covered Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Covered Employee, as applicable, participated or was eligible to participate immediately prior to the Transition Date; and (iii) any eligible expenses incurred by such Covered Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the Transition Date shall be taken into account under such New Plan to the extent such eligible expenses were incurred during the plan year of the New Plan in which the Transition Date occurs for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Covered Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(d)   The Company and its Subsidiaries shall take all actions necessary to terminate the Company’s severance policies immediately prior to the Effective Time. Subject to the provisions of Section 7.6(e), following the Effective Time, Acquiror or Acquiror’s Subsidiary will cause any eligible Covered Employee (exempt and non-exempt) to be covered by a severance policy under which employees who incur a qualifying involuntary termination of employment will be eligible to receive severance pay in accordance with the severance pay schedule set forth on Section 7.6(d) of the Acquiror Disclosure Schedules. Notwithstanding the foregoing, no Covered Employee eligible to receive severance benefits or other payment triggered by the Merger under an employment, change in control, severance, salary continuation agreement or other agreement (a “CIC Payment”) shall be entitled to participate in the severance policy described in this Section 7.6(d) or to otherwise receive severance benefits; provided, however, that a Covered Employee who becomes an employee of Acquiror or one of Acquiror’s Subsidiaries after the Closing shall be entitled to be covered by the severance policy under which employees who incur a qualifying involuntary termination of employment and be eligible to receive severance pay in accordance with the severance policy of the Acquiror or the Acquiror’s Subsidiary, whichever is applicable. Any Covered Employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in this Section 7.6(d).
(e)   Any Company employee who has or is party to any employment agreement, severance agreement, change in control agreement, salary continuation agreement or any other agreement or arrangement that provides for a CIC Payment shall not receive any severance benefits as provided in Section 7.6(d) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing Date, the Company will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of the Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code. At the request of Acquiror, the Company shall seek a stockholder vote under Section 280G of the Code for approval of the CIC Payments prior to the Effective Time.
Section 7.7   Takeover Laws.   If any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Legal Requirement is or may become applicable to the Merger, the parties shall use their respective commercially reasonable efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated by this Agreement and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such Legal Requirement on the Merger and the transactions contemplated by this Agreement.
Section 7.8   Section 16 Matters.   Prior to the Effective Time, the parties will each take such steps as may be necessary or appropriate to cause any acquisitions or dispositions of Acquiror Common Stock resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror immediately following the Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 7.9   Stockholder Litigation.   Each of the Company and Acquiror shall give the other the reasonable opportunity to consult concerning the defense of any stockholder litigation against the Company or Acquiror, as applicable, or any of their respective directors or officers relating to the Contemplated Transactions.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF ACQUIROR
The obligations of Acquiror to consummate the Contemplated Transactions and to take the other actions required to be taken by Acquiror at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Acquiror in whole or in part):
Section 8.1   Accuracy of Representations and Warranties.   Other than the representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7 and 3.21, the representations and warranties of the Company contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of the Company contained in Sections 3.1, 3.2, 3.3, 3.5, 3.6, 3.7 and 3.21 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 8.2   Performance by the Company.   The Company shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 8.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.
Section 8.4   No Proceedings, Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Acquiror Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 8.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Acquiror Board to materially restrict or burden the Surviving Entity.
Section 8.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.

Section 8.7   Officers’ Certificate.   Acquiror shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Sections 8.1 and 8.2.
Section 8.8   Tax Opinion.   Acquiror shall have received a written opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP, tax counsel to Acquiror, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock.
Section 8.9   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 8.10   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.
Section 8.11   Termination of Business Accounts.   The Company shall have terminated and closed all of the business customer accounts set forth on Section 5.11 of the Company Disclosure Schedules pursuant to binding termination agreements.
Section 8.12   Minimum Stockholders’ Equity.   The Stockholders’ Equity shall be no less than an amount equal to: (a) $40,000,000; plus (b) the amount of Stockholders’ Equity attributable to the exercise of Company Stock Options after September 30, 2021.
ARTICLE 9
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY
The obligations of the Company to consummate the Contemplated Transactions and to take the other actions required to be taken by the Company at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):
Section 9.1   Accuracy of Representations and Warranties.   Other than the representations and warranties of Acquiror contained in Sections 4.1, 4.2, 4.3, 4.5, 4.6 and 4.17, the representations and warranties of Acquiror contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Acquiror contained in Sections 4.1, 4.2, 4.3, 4.5, 4.6 and 4.17 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
Section 9.2   Performance by Acquiror.   Acquiror shall have performed and complied in all material respects with all of the agreements, covenants and obligations to be performed or complied with by it under the terms of this Agreement on or prior to the Closing Date.
Section 9.3   Stockholder Approvals.   The Company Stockholder Approval shall have been obtained.

Section 9.4   No Proceedings; No Injunctions or Restraints; Illegality.   Since the date of this Agreement, there must not have been commenced or threatened any Proceeding: (a) other than the stockholder litigation contemplated by Section 7.9, involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Contemplated Transactions, in either case that would reasonably be expected by the Company Board to have a Material Adverse Effect on the Surviving Entity. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other Contemplated Transactions shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental authority which prohibits or makes illegal consummation of the Merger.
Section 9.5   Regulatory Approvals.   All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and no such Requisite Regulatory Approval shall have imposed a restriction or condition on, or requirement of, such approval that would, after the Effective Time, reasonably be expected by the Company Board to materially restrict or burden the Surviving Entity.
Section 9.6   Registration Statement.   The Registration Statement shall have become effective under the Securities Act. No stop order shall have been issued or threatened by the SEC that suspends the effectiveness of the Registration Statement, and no Proceeding shall have been commenced or be pending or threatened for such purpose.
Section 9.7   Officers’ Certificate.   The Company shall have received a certificate signed on behalf of Acquiror by an executive officer of Acquiror certifying as to the matters set forth in Sections 9.1 and 9.2.
Section 9.8   Tax Opinion.   The Company shall have received a written opinion of Robinson, Diss and Clowdus, P.C., tax counsel to the Company, in form and substance reasonably satisfactory to the Company and Acquiror, dated as of the Closing Date, to the effect that: (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code; (b) the Company and Acquiror will each be a party to such reorganization within the meaning of Section 368(b) of the Code; and (c) no gain or loss will be recognized by holders of Company Common Stock upon the receipt of shares of Acquiror Common Stock in exchange for their shares of Company Common Stock, except to the extent of any cash received in lieu of fractional shares of Acquiror Common Stock.
Section 9.9   Stock Exchange Listing.   Acquiror shall have filed with the Nasdaq Stock Market, LLC a notification form for the listing of all shares of Acquiror Common Stock to be delivered in the Merger, and the Nasdaq Stock Market, LLC shall not have objected to the listing of such shares of Acquiror Common Stock.
Section 9.10   No Material Adverse Effect.   From the date of this Agreement to the Closing, there shall be and have been no change in the financial condition, assets or business of Acquiror or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Acquiror.
ARTICLE 10
TERMINATION
Section 10.1   Termination of Agreement.   This Agreement may be terminated only as set forth below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:
(a)   by mutual consent of the Acquiror Board and Company Board, each evidenced by appropriate written resolutions;
(b)   by Acquiror if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (except for breaches of Section 5.4 or Section 5.8, which are separately addressed in Section 10.1(g)), which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in

Article 8 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by Acquiror to perform and comply in all material respects with any of their obligations under this Agreement that are to be performed or complied with by them prior to or on the date required hereunder;
(c)   by the Company if Acquiror shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, either individually or together with other such breaches, in the aggregate, if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of any of the conditions set forth in Article 9 and such breach or failure to perform has not been or cannot be cured within thirty (30) days following written notice to the party committing such breach, making such untrue representation and warranty or failing to perform; provided, however, that such breach or failure is not a result of the failure by the Company to perform and comply in all material respects with any of its obligations under this Agreement that are to be performed or complied with by it prior to or on the date required hereunder;
(d)   by Acquiror or the Company if: (i) any Regulatory Authority that must grant a Requisite Regulatory Approval has denied approval of any of the Contemplated Transactions and such denial has become final and nonappealable; (ii) any application, filing or notice for a Requisite Regulatory Approval has been withdrawn at the request or recommendation of the applicable Regulatory Authority; or (iii) if the Company Stockholder Approval is not obtained following the Company Stockholders’ Meeting; provided,however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to a party whose failure (or the failure of any of its Affiliates) to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the occurrence of any event described in clauses (i) and (ii) above;
(e)   by Acquiror or the Company if the Effective Time shall not have occurred at or before September 30, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any party to this Agreement whose failure to fulfill any of its obligations (excluding warranties and representations) under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(f)   by Acquiror or the Company if any court of competent jurisdiction or other Regulatory Authority shall have issued a judgment, Order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the Contemplated Transactions and such judgment, Order, injunction, rule, decree or other action shall have become final and nonappealable;
(g)   by Acquiror if the Company materially breaches any of its obligations under Section 5.4 or Section 5.8;
(h)   by the Company pursuant to Section 5.8; and
(i)   by Acquiror if the Company makes a Company Adverse Recommendation.
Section 10.2   Effect of Termination or Abandonment.   In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 10.1, this Agreement shall become null and void, and there shall be no liability of one party to the other or any restrictions on the future activities on the part of any party to this Agreement, or its respective directors, officers or stockholders, except that: (a) the Acquiror Confidentiality Agreement, the Company Confidentiality Agreement, this Section 10.2, Section 10.3 and Article 11 shall survive such termination and abandonment; and (b) no such termination shall relieve the breaching party from liability resulting from a breach by that party of this Agreement.
Section 10.3   Fees and Expenses.
(a)   Except as otherwise provided in this Section 10.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other Contemplated Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
(b)   If this Agreement is terminated by Acquiror pursuant to Section 10.1(g) or 10.1(i) or by the Company pursuant to Section 10.1(h), then the Company shall pay to Acquiror, within two (2) Business

Days after such termination, an amount equal to $3,500,000 (the “Termination Fee”) by wire transfer of immediately available funds to such account as Acquiror shall designate.
(c)   If, after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of the Company or has been made directly to its stockholders generally or any Person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (i) thereafter this Agreement is terminated by Acquiror pursuant to Section 10.1(b) as a result of a material breach; and (ii) within twelve (12) months after such termination the Company shall enter into a definitive written agreement with any Person (other than Acquiror and its Affiliates) with respect to such Acquisition Proposal, the Company shall pay to Acquiror, within two (2) Business Days after the execution of such definitive agreement, the Termination Fee by wire transfer of immediately available funds to such account as Acquiror shall designate; provided, however, that for purposes of this paragraph, Acquisition Proposal has the meaning ascribed thereto in Section 12.1(m), except that references in that Section to “25%” shall be replaced by “50%.”
(d)   Notwithstanding anything to the contrary in this Agreement, in the circumstances in which the Termination Fee is or becomes payable pursuant to Section 10.3(b), Acquiror’s sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) against the Company or any of its Affiliates with respect to the facts and circumstances giving rise to such payment obligation shall be payment of the Termination Fee pursuant to Section 10.3(b), and except in the case of fraud or willful and material breach of this Agreement, upon payment in full of such amount, none of Acquiror or any of its Affiliates nor any other Person shall have any rights or claims against the Company or any of its Affiliates (whether at law, in equity, in contract, in tort or otherwise) under or relating to this Agreement or the transactions contemplated hereby. The Company shall not be required to pay the Termination Fee on more than one occasion.
ARTICLE 11
MISCELLANEOUS
Section 11.1   Survival.   Except for covenants that are expressly to be performed after the Closing, none of the representations, warranties and covenants contained herein shall survive beyond the Closing.
Section 11.2   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware applicable to Contracts made and wholly to be performed in such state without regard to conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such court, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided under Section 11.6 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH HEREIN.
Section 11.3   Assignments, Successors and No Third Party Rights.   Neither party to this Agreement may assign any of its rights under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement and every representation, warranty, covenant, agreement and provision hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except for Section 6.5, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 11.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 11.4   Modification.   This Agreement may be amended, modified or supplemented by the parties at any time before or after the Company Stockholder Approval is obtained; provided,however, that after the Company Stockholder Approval is obtained, there may not be, without further approval of the Company’s stockholders, any amendment of this Agreement that requires further approval under applicable Legal Requirements. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of each of the parties.
Section 11.5   Extension of Time; Waiver.   At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Legal Requirements: (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with or amend, modify or supplement any of the agreements or conditions contained in this Agreement which are for the benefit of the waiving party. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Except as provided in Article 10, the rights and remedies of the parties to this Agreement are cumulative and not alternative. To the maximum extent permitted by applicable Legal Requirements: (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
Section 11.6   Notices.   All notices, consents, waivers and other communications under this Agreement shall be in writing (which shall include electronic mail) and shall be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested), mailed by registered or certified U.S. mail (return receipt requested) postage prepaid or sent by electronic mail (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Acquiror, to:
Alerus Financial Corporation 401 Demers Avenue
Grand Forks, North Dakota 58201
Telephone: (701) 795-3200
Attention: Randy Newman (randy.newman@alerus.com)
Alerus Financial Corporation
401 Demers Avenue
Grand Forks, North Dakota 58201
Telephone: (701) 795-3200
Attention: Katie Lorenson (katie.lorenson@alerus.com)
with copies, which shall not constitute notice, to:
Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison Street, Suite 3900
Chicago, Illinois 60606
Telephone: (312) 629-5143
Attention: Joseph Ceithaml (Joseph.Ceithaml@bfkn.com)
If to the Company, to:
MPB BHC, Inc.
4686 E. Van Buren Street, Suite 150
Phoenix, AZ 85008
Telephone: (602) 346-1800
Attention: Stephen P. Haggard, President & CEO
with copies, which shall not constitute notice, to:
Spierer Woodward Corbalis & Goldberg PC
5050 South Syracuse Street, Suite 900
Denver, CO 80237
Telephone: (303) 999-3422
Attention: Ernest J. Panasci (epanasci@practicallawyer.com)
or to such other Person or place as the Company shall furnish to Acquiror or Acquiror shall furnish to the Company in writing. Except as otherwise provided herein, all such notices, consents, waivers and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if delivered by overnight delivery service, on the next Business Day after deposit with such service; (c) if mailed in the manner provided in this Section 11.6, five (5) Business Days after deposit with the U.S. Postal Service; and (d) if by e-mail, when sent.
Section 11.7   Entire Agreement.   This Agreement, the Schedules and any documents executed by the parties pursuant to this Agreement and referred to herein, together with the Confidentiality Agreement, constitute the entire understanding and agreement of the parties hereto and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 11.8   Severability.   Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement unless the consummation of the Contemplated Transactions is adversely affected thereby.
Section 11.9   Further Assurances.   The parties agree: (a) to furnish upon request to each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things; all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 11.10   Counterparts.   This Agreement and any amendments thereto may be executed in any number of counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.
ARTICLE 12
DEFINITIONS
Section 12.1   Definitions.   In addition to those terms defined throughout this Agreement, the following terms, when used herein, shall have the following meanings:
(a)   “Acquiror Certificate of Incorporation” means the Third Amended and Restated Certificate of Incorporation of Alerus Financial Corporation, as amended.
(b)   “Acquiror Bank” means Alerus Financial, National Association, a national banking association headquartered in Grand Forks, North Dakota, and a wholly-owned subsidiary of Acquiror.
(c)   “Acquiror Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by Acquiror or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Acquiror or any of its Subsidiaries, or any beneficiary thereof.
(d)   “Acquiror Board” means the board of directors of Acquiror.
(e)   “Acquiror Bylaws” means the Alerus Financial Corporation Second Amended and Restated Bylaws, as amended.
(f)   “Acquiror Capital Stock” means the Acquiror Common Stock and the Acquiror Preferred Stock, collectively.
(g)   “Acquiror Common Stock” means the common stock, $1.00 par value per share, of Acquiror.
(h)   “Acquiror Equity Award” means any outstanding stock option, stock appreciation right, restricted stock award, restricted stock unit, or other equity award granted under an Acquiror Stock Plan.
(i)   “Acquiror ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that, at any relevant time, would be treated as a single employer with Acquiror or any of its Subsidiaries for purposes of Section 414 of the Code.
(j)   “Acquiror SEC Reports” means the annual, quarterly and other reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed or furnished by Acquiror with the SEC under the Securities Act, the Exchange Act, or the regulations thereunder, since September 12, 2019.
(k)   “Acquiror Stock Issuance” means the issuance of the Acquiror Common Stock pursuant to this Agreement.
(l)   “Acquiror Stock Plans” means collectively the following:
(i)   Alerus Financial Corporation 2009 Stock Plan;
(ii)   Alerus Financial Long Term Incentive Plan;

(iii)   Alerus Financial Short Term Incentive Plan;
(iv)   Alerus Financial Corporation Deferred Compensation Plan for Directors;
(v)   Alerus Financial Corporation Deferred Compensation Plan for Executives;
(vi)   Alerus Financial Corporation Employee Stock Ownership Plan, as amended; and
(vii)   Alerus Financial Corporation 2019 Equity Incentive Plan.
(m)   “Acquisition Proposal” means a tender or exchange offer to acquire more than 25% of the voting power in the Company or any of its Subsidiaries, a proposal for a merger, consolidation or other business combination involving the Company or any of its Subsidiaries or any other proposal or offer to acquire in any manner more than 25% of the voting power in, or more than 25% of the business, assets or deposits of, the Company or any of its Subsidiaries, other than the transactions contemplated hereby and other than any sale of whole loans and securitizations in the Ordinary Course of Business.
(n)   “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with, such specified Person.
(o)   “ARS” means Title 10 of the Arizona Revised Statutes governing business corporations, limited liability companies and mergers of business entities.
(p)   “Bank” means Metro Phoenix Bank, an Arizona state chartered bank headquartered in Phoenix, Arizona, and a wholly owned subsidiary of the Company.
(q)   “Bank Merger” means the merger of the Bank with and into, and under the charter of, Acquiror Bank.
(r)   “Business Day” means any day except Saturday, Sunday and any day on which banks in Grand Forks, North Dakota, or Phoenix, Arizona, are authorized or required by law or other government action to close.
(s)   “Closing Acquiror Common Stock Price” means the weighted average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the Nasdaq Capital Market for the five (5) consecutive trading days immediately preceding the Closing Date.
(t)   “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder.
(u)   “Company Benefit Plan” means any: (i) qualified or nonqualified “employee pension benefit plan” (as defined in Section 3(2) of ERISA) or other deferred compensation or retirement plan or arrangement; (ii) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or other health, welfare or similar plan or arrangement; (iii) “employee benefit plan” (as defined in Section 3(3) of ERISA); (iv) equity-based compensation plan or arrangement (including any stock option, stock purchase, stock ownership, stock appreciation, restricted stock, restricted stock unit, phantom stock or similar plan, agreement or award); (v) other compensation, severance, bonus, profit-sharing or incentive plan or arrangement; or (vi) change in control agreement or employment or severance agreement, in each case with respect to clauses (i) through (vi) of this definition, that are maintained by, sponsored by, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, or any beneficiary thereof.
(v)   “Company Board” means the board of directors of the Company.
(w)   “Company Bylaws” means the Bylaws of the Company, as amended and restated.
(x)   “Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended.
(y)   “Company Common Stock” means the common stock, $10.00 par value per share, of the Company.

(z)   “Company ERISA Affiliate” means each “person” (as defined in Section 3(9) of ERISA) that is treated as a single employer with the Company or any of its Subsidiaries for purposes of Section 414 of the Code.
(aa)   “Company Stockholder Approval” means the adoption and approval of this Agreement by the stockholders of the Company, in accordance with the ARS and Company Articles of Incorporation.
(bb)   “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including: (i) the Merger (ii) the performance by Acquiror and the Company of their respective covenants and obligations under this Agreement; and (iii) Acquiror’s issuance of shares of Acquiror Common Stock pursuant to the Registration Statement and cash in exchange for shares of Company Common Stock.
(cc)   “Company Transaction Expenses” means all transaction costs of the Company, the Bank and each other Subsidiary of the Company necessary to consummate, or incurred or accrued (or required to be accrued in accordance with GAAP) in connection with, the Contemplated Transactions, including: (i) the aggregate fees and expenses of attorneys, accountants, consultants, brokers, finders, financial advisors and other professional advisors incurred by the Company, the Bank or any other Subsidiary of the Company in connection with this Agreement and the Contemplated Transactions; (ii) the aggregate costs, fees, expenses and Taxes required to be paid by the Company pursuant to this Agreement or in connection with this Agreement and the Contemplated Transactions; (iii) all costs and expenses (other than those described in clause (i), above) incurred in connection with obtaining the Company Stockholder Approval; (iv) any amounts paid or payable to any director, officer or employee of the Company, the Bank or any other Subsidiary of the Company under any Contract, benefit plan or employment practice, or otherwise in connection with or as a result of the Contemplated Transactions, including any CIC Payments but excluding any severance payments pursuant to Section 7.6(d); (v) all contract termination or similar fees that are reasonably expected to become payable in connection with the termination of Contracts that Acquiror intends to terminate following the Effective Time; (vi) all contract termination or similar fees that are reasonably expected to be actually incurred and to become payable prior to, at or following the Effective Time in connection with the termination of all Company Material Contracts that were not listed on Schedule 3.16 of the Company Disclosure Schedules, and (vii) except as expressly provided herein, all other payroll and non-payroll related costs and expenses; in each case of the clauses (i) through (vii), incurred or accrued, or to be incurred or accrued, by the Company, the Bank or any other Subsidiary of the Company in connection with this Agreement and the Contemplated Transactions. Notwithstanding any other provision hereof, all employee benefits of the Company, the Bank or other Subsidiaries of the Company shall be accrued as of and through the Closing Date, with the Company paying any and all such employee benefits accrued on or prior to the Closing Date, and Acquiror paying the cost of any and all such employee benefits accruing thereafter.
(dd)   “Contract” means any agreement, contract, obligation, promise or understanding (whether written or oral and whether express or implied) that is legally binding: (i) under which a Person has or may acquire any rights; (ii) under which such Person has or may become subject to any obligation or liability; or (iii) by which such Person or any of the assets owned or used by such Person is or may become bound.
(ee)   “Control,” “Controlling” or “Controlled” when used with respect to any specified Person, means the power to vote twenty-five percent (25%) or more of any class of voting securities of a Person, the power to control in any manner the election of a majority of the directors or partners of such Person, or the power to exercise a controlling influence over the management or policies of such Person.
(ff)   “CRA” means the Community Reinvestment Act, as amended.
(gg)   “Deposit Insurance Fund” means the fund that is maintained by the FDIC to allow it to make up for any shortfalls from a failed depository institution’s assets.
(hh)   “Derivative Transactions” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or nonfinancial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

(ii)   “DGCL” means the General Corporation Law of the State of Delaware, as amended.
(jj)   “DOL” means the U.S. Department of Labor.
(kk)   “Environment” means surface or subsurface soil or strata, surface waters and sediments, navigable waters, groundwater, drinking water supply and ambient air.
(ll)   “Environmental Laws” means any federal, state or local law, statute, ordinance, rule, regulation, code, order, permit or other legally binding requirement applicable to the business or assets of the Company or any of its Subsidiaries that imposes liability or standards of conduct with respect to the Environment and/or Hazardous Materials.
(mm)   “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(nn)   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(oo)   “FDIC” means the Federal Deposit Insurance Corporation.
(pp)   “Federal Reserve” means the Board of Governors of the Federal Reserve System or the appropriate Federal Reserve Bank acting under delegated authority.
(qq)   “GAAP” means generally accepted accounting principles in the U.S., consistently applied.
(rr)   “Hazardous Materials” means any hazardous, toxic or dangerous substance, waste, contaminant, pollutant, gas or other material that is classified as such under Environmental Laws or is otherwise regulated under Environmental Laws.
(ss)   “ICFR” means internal control over financial reporting.
(tt)   “IRS” means the U.S. Internal Revenue Service.
(uu)   “Immediate Family Member” means a Person’s spouse, parents, stepparents, children, stepchildren, mothers and fathers-in-law, sons and daughters-in-law, siblings, brothers and sisters-in-law, and any other Person (other than a tenant or employee) sharing such Person’s household.
(vv)   “Knowledge” means, assuming due inquiry under the facts or circumstances, the actual knowledge of the chief executive officer, president, chief financial officer, chief credit officer or general counsel of Acquiror or the Company, as the context requires.
(ww)   “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other Order, constitution, law, ordinance, regulation, rule, policy statement, directive, statute or treaty.
(xx)   “Loan Loss Reserve” means the Bank’s allowance for loan and lease losses.
(yy)   “Loan Loss Reserve Threshold” means a Loan Loss Reserve as a percentage of gross Company Loans (excluding Paycheck Protection Program loans) of at least 1.38% as of the Closing Date.
(zz)   “Material Adverse Effect” as used with respect to a party, means an event, circumstance, change, effect or occurrence which, individually or together with any other event, circumstance, change, effect or occurrence: (i) is materially adverse to the business, financial condition, assets, liabilities or results of operations of such party and its Subsidiaries, taken as a whole; or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other Contemplated Transactions on a timely basis; provided that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent attributable to or resulting from: (A) changes in Legal Requirements and the interpretation of such Legal Requirements by courts or governmental authorities; (B) changes in GAAP or regulatory accounting requirements; (C) changes or events generally affecting banks, bank holding companies or financial holding companies, or the economy or the financial, securities or credit markets, including changes in prevailing interest rates, liquidity and quality, currency exchange rates, price levels or trading volumes in the U.S. or foreign securities markets; (D) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States; and (E) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the Contemplated Transactions, including the costs and expenses associated therewith and the response or reaction of customers, vendors, licensors, investors or employees; except with respect to clauses (A), (B), (C) and (D), to the extent that the effects of such change are disproportionately adverse to the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(aaa)   “Nasdaq Rules” means the listing rules of the Nasdaq Capital Market.
(bbb)   “OCC” means the Office of the Comptroller of the Currency.
(ccc)   “Order” means any award, decision, injunction, judgment, order, ruling, extraordinary supervisory letter, policy statement, memorandum of understanding, resolution, agreement, directive, subpoena or verdict entered, issued, made, rendered or required by any court, administrative or other governmental agency, including any Regulatory Authority, or by any arbitrator.
(ddd)   “Ordinary Course of Business” shall include any action taken by a Person only if such action is consistent with the past practices of such Person and is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of such Person.
(eee)   “OREO” means real estate owned by a Person and designated as “other real estate owned.”
(fff)   “Outstanding Company Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.
(ggg)   “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
(hhh)   “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, foundation, joint venture, estate, trust, association, organization, labor union or other entity or Regulatory Authority.
(iii)   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any judicial or governmental authority, including a Regulatory Authority, or arbitrator.
(jjj)   “Proxy Statement” means a proxy statement prepared by the Company for use in connection with the Company Stockholders’ Meeting, all in accordance with the rules and regulations of the SEC.
(kkk)   “Registration Statement” means a registration statement on Form S-4 or other applicable form under the Securities Act covering the shares of Acquiror Common Stock to be issued pursuant to this Agreement, which shall include the Proxy Statement.
(lll)   “Regulatory Authority” means any federal, state or local governmental body, agency, court or authority that, under applicable Legal Requirements: (i) has supervisory, judicial, administrative, police, enforcement, taxing or other power or authority over the Company, Acquiror, or any of their respective Subsidiaries; (ii) is required to approve, or give its consent to, the Contemplated Transactions; or (iii) with which a filing must be made in connection therewith.
(mmm)   “Representative” means with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.
(nnn)   “Requisite Regulatory Approvals” means all necessary permits, consents, approvals and authorizations from all applicable Regulatory Authorities for approval of the Contemplated Transactions, other than the Bank Merger.
(ooo)   “SEC” means the Securities and Exchange Commission.

(ppp)   “Securities Act” means the Securities Act of 1933, as amended.
(qqq)   “Stockholders’ Equity” means the total stockholders’ equity of the Company as of the Closing Date, as reflected on the Company’s balance sheet as of the Closing Date, calculated on a consolidated basis and in accordance with GAAP; but excluding the after-tax accrual of any Company Transaction Expenses up to $2,945,000 on a pre-tax basis; less the after-tax accrual, if any, necessary to increase Loan Loss Reserves as a percentage of total loans excluding Paycheck Protection Loans to an amount equal to the Loan Loss Reserve Threshold.
(rrr)   “Stockholders’ Equity Threshold” means an amount equal to: (a) $43,100,000; plus (b) an additional $596,000 per month for every month that passes from December 31, 2021 to the Closing Date; plus (c) the amount of Stockholders’ Equity attributable to the exercise of Company Stock Options after September 30, 2021.
(sss)   “Stockholders’ Equity Shortfall” means the positive difference between Stockholders’ Equity Threshold and the Stockholders’ Equity.
(ttt)   “Subsidiary” with respect to any Person means an affiliate controlled by such Person directly or indirectly through one or more intermediaries.
(uuu)   “Superior Proposal” means a bona fide written Acquisition Proposal (with all references to “25%” in the definition of Acquisition Proposal being treated as references to “50%” for these purposes) which the Company Board concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisor (which shall be Raymond James & Associates, Inc. or any nationally recognized investment banking firm), (ii) after taking into account the likelihood and timing of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable Legal Requirements.
(vvv)   “Tax” or “Taxes” means any tax of any kind, including, but not limited to, any federal, state, local, non-U.S., income tax or non-income tax, gross receipts, net receipts, license tax, lease tax, service tax, service use tax, alternative or add-on minimum tax, franchise tax, capital gains tax, value-added tax, sales tax, use tax, excise tax, property (real or personal) tax, escheat tax, production tax, ad valorem tax, payroll tax, withholding tax, employment tax, unemployment tax, severance tax, social security or similar tax, gift tax or estate tax, transfer tax, recording tax, documentary tax, levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Regulatory Authority or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency or fee.
(www) “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Regulatory Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.
(xxx)   “Transition Date” means, with respect to any Covered Employee, the date Acquiror commences providing benefits to such employee with respect to each New Plan.
(yyy)   “U.S.” means the United States of America.
Section 12.2   Principles of Construction.
(a)   In this Agreement, unless otherwise stated or the context otherwise requires, the following uses apply: (i) actions permitted under this Agreement may be taken at any time and from time to time in the actor’s sole discretion; (ii) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time; (iii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”; (iv) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality; (v) indications of time of day mean Central Time; (vi) “including” means “including, but not limited to”; (vii) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances and context require; (ix) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (x) any reference to a document or set of documents in this Agreement, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof.
(b)   The schedules of each of the Company and Acquiror referred to in this Agreement (the “Company Disclosure Schedules” and the “Acquiror Disclosure Schedules”, respectively, and collectively the “Schedules”) shall consist of items, the disclosure of which with respect to a specific party is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained herein or to one or more covenants contained herein, which Schedules were delivered by each of the Company and Acquiror to the other before the date of this Agreement; provided, that: (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect; (ii) the mere inclusion of an item in the Company Disclosure Schedules or Acquiror Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission by the Company or Acquiror, as applicable, that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect; and (iii) any disclosures made with respect to a section of the Agreement shall be deemed to qualify (A) any other section of the Agreement specifically referenced or cross-referenced and (B) other sections of the Agreement to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections. In the event of any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as such in the Schedules), the statements in the body of this Agreement will control. For purposes of this Agreement, “Previously Disclosed” means, with respect to the Company, information set forth by the Company in the Company Disclosure Schedules and, with respect to Acquiror, information included in the Acquiror SEC Reports or set forth by Acquiror in the Acquiror Disclosure Schedules.
(c)   All accounting terms not specifically defined herein shall be construed in accordance with GAAP.
(d)   With regard to each and every term and condition of this Agreement and any and all agreements and instruments subject to the terms hereof, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement or any agreement or instrument subject hereto.
[Remainder of Page Intentionally Left Blank]
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers on the day and year first written above.
ACQUIROR: Alerus Financial Corporation	COMPANY: MPB BHC, Inc.
By: /s/ Randy L. Newman	By: /s/ Stephen P. Haggard
Name: Randy L. Newman Title: President and Chief Executive Officer	Name: Stephen P. Haggard Title: President and Chief Executive Officer

Appendix A
Sample Adjusted Exchange Ratio
If Stockholders’ Equity Shortfall is equal to $1,000,000 and the Closing Acquiror Common Stock price is $32.00, then the adjusted exchange ratio would be calculated as follows:
(a)   the difference of: (i) 2,577,758 (plus 0.7400 times the number of shares of Company Common Stock issued by the Company pursuant to the exercise of Company Stock Options between the date of this Agreement and the Closing Date); minus(ii) $1,000,000, divided by $32.00; divided by (b) 3,483,457 (plus the number of Company Stock Options exercised between the date of this Agreement and the Closing Date) = 0.7310

Exhibit A
Form of Voting and Support Agreement

Execution Version
Voting and Support Agreement
This Voting and Support Agreement (this “Agreement”) is entered into as of December 8, 2021, among Alerus Financial Corporation, a Delaware corporation (“Acquiror”), MPB BHC, Inc., an Arizona corporation (the “Company”), and those directors and/or officers of the Company whose names appear on the signature page of this Agreement and who own or control the voting of any shares of common stock of the Company (such stockholders collectively referred to in this Agreement as the “Principal Stockholders,” and individually as a “Principal Stockholder”).
Recitals
A.   As of the date hereof, each Principal Stockholder is the owner or controls the vote of the number of shares of the Company’s common stock, $10.00 par value per share (“Company Stock”), as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto.
B.   Acquiror is contemplating the acquisition of the Company by means of a merger (the “Merger”) of the Company with and into Acquiror, all pursuant to an Agreement and Plan of Merger dated as of December 8, 2021 (the “Merger Agreement”), between Acquiror and the Company.
C.   Acquiror and the Company are unwilling to expend the substantial time, effort and expense necessary to implement the Merger, including applying for and obtaining necessary approvals of regulatory authorities, unless all of the Principal Stockholders enter into this Agreement.
D.   Each Principal Stockholder believes it is in his or her best interest as well as the best interest of the Company for Acquiror and the Company to consummate the Merger.
Agreements
In consideration of the foregoing premises, which are incorporated herein by this reference, and the covenants and agreements of the parties herein contained, and as an inducement to Acquiror and the Company to enter into the Merger Agreement and to incur the expenses associated with the Merger, the parties hereto, intending to be legally bound, hereby agree as follows:
Section 1.   Definitions; Construction.   All terms that are capitalized and used herein (and are not otherwise specifically defined herein) shall be used in this agreement as defined in the merger agreement. The parties hereby incorporate by this reference the principles of construction set forth in Section 12.2 of the merger agreement.
Section 2.   Representations and Warranties.   Each principal stockholder, as to himself or herself and not jointly, represents and warrants that as of the date hereof, he or she:
(a)   owns beneficially and of record the number of shares of Company Stock as is set forth opposite such Principal Stockholder’s name on the signature page attached hereto;
(b)   has the sole, or joint with any other Principal Stockholder, voting power with respect to such shares of Company Stock; and
(c)   has all necessary power and authority to enter into this Agreement and further represents and warrants that this Agreement is the legal, valid and binding agreement of such Principal Stockholder, and is enforceable against such Principal Stockholder in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other Legal Requirements affecting creditors’ rights generally and subject to general principles of equity.
Section 3.   Voting Agreement.   Each Principal Stockholder hereby agrees that at any meeting of the Company’s stockholders however called, and in any action by written consent of the Company’s Stockholders, such Principal Stockholder shall vote, or cause to be voted, all shares of Company Stock now or at any time hereafter owned or controlled by him or her at the time of such meeting of the Company’s Stockholders or action by written consent:

(a)   for the approval and adoption of the Merger Agreement and in favor of the Merger and the other Contemplated Transactions as described in the Merger Agreement;
(b)   against any Acquisition Proposal involving any party other than Acquiror or an Affiliate of Acquiror; and
(c)   against any action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.
Section 4.   Additional Covenants.   Except as required by law, each Principal Stockholder agrees that he or she will:
(a)   not, and will not permit any of his or her Affiliates prior to the Effective Time to, sell, assign, transfer or otherwise dispose of, or permit to be sold, assigned, transferred or otherwise disposed of, any Company Stock owned of record or beneficially by such Principal Stockholder, whether such shares of Company Stock are owned of record or beneficially by such Principal Stockholder on the date of this Agreement or are subsequently acquired by any method, except: (i) for transfers by will or by operation of law (in which case this Agreement shall bind the transferee); (ii) a transfer for estate and tax planning purposes, subject in each case to the transferee agreeing in writing to be bound by the terms of this Agreement; (iii) with the prior written consent of Acquiror (which consent shall not be unreasonably withheld), for any sales, assignments, transfers or other dispositions necessitated by hardship; or (iv) as Acquiror may otherwise agree in writing;
(b)   not vote or execute any action by written consent to rescind or amend in any manner any prior vote or action by written consent to approve or adopt the Merger Agreement or any of the other Contemplated Transactions;
(c)   use his or her best efforts to cause any necessary meeting of the Company’s stockholders to be duly called and held, or any necessary consent of stockholders to be obtained, for the purpose of approving or adopting the Merger Agreement and the Contemplated Transactions;
(d)   cause any of his or her Affiliates to cooperate fully with Acquiror in connection with the Merger Agreement and the Contemplated Transactions; and
(e)   execute and deliver such additional instruments and documents and take such further action as may be reasonably necessary to effectuate and comply with his or her respective obligations under this Agreement.
Section 5.   No Economic Benefit.   Nothing contained in this Agreement shall be deemed to vest in Acquiror any direct or indirect ownership or incidence of ownership of or with respect to any of the Company Stock. All rights, ownership and economic benefits of and relating to the Company Stock shall remain and belong to the applicable stockholder and Acquiror shall have no power or authority to direct any stockholder in the voting of any of the Company Stock or the performance by any stockholder of its duties or responsibilities as a stockholder of the Company, except as otherwise provided herein. For the avoidance of doubt, this is a voting and support agreement only, and is not to be interpreted as a written consent to the Merger or as granting Acquiror a proxy to vote the Company Stock subject to this Agreement.
Section 6.   Termination.   Notwithstanding any other provision of this Agreement, this Agreement shall automatically terminate on the earlier of: (a) the date of termination of the Merger Agreement as set forth in Article 10 thereof, as such termination provisions may be amended by acquiror and the company from time to time; (b) the favorable vote of company stockholders with respect to approval of the Merger Agreement; (c) the date, if any, on which the company publicly discloses that the board of directors of the company has withdrawn, qualified or adversely modified its recommendation to the stockholders of the company that the Company’s Stockholders vote in favor of the adoption of the merger agreement, in each case because the board of directors of the company has determined in good faith, after consultation with outside counsel, that to, or to continue to, recommend the Merger Agreement to the Company’s Stockholders would result in a violation of its fiduciary duties under applicable law; or (d) June 30, 2022.

Section 7.   Amendment and Modification.   This agreement may be amended, modified or supplemented at any time by the written approval of such amendment, modification or supplement by the Company, Acquiror and all of the Principal Stockholders.
Section 8.   Entire Agreement.   This Agreement evidences the entire agreement among the parties hereto with respect to the matters provided for herein and there are no agreements, representations or warranties with respect to the matters provided for herein other than those set forth herein and in the Merger Agreement and any written agreements related thereto. Except for the Merger Agreement, this Agreement supersedes any agreements among any of the Company, its stockholders or Acquiror concerning the acquisition, disposition or control of any Company Stock.
Section 9.   Absence of Control.   Subject to any specific provisions of this agreement, it is the intent of the parties to this Agreement that Acquiror by reason of this Agreement shall not be deemed (until consummation of the Contemplated Transactions) to control, directly or indirectly, the Company and shall not exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
Section 10.   Informed Action.   Each Principal Atockholder acknowledges that he or she has had an opportunity to be advised by counsel of his or her choosing with regard to this Agreement and the transactions and consequences contemplated hereby. Each Principal Stockholder further acknowledges that he or she has received a copy of the Merger Agreement and is familiar with its terms.
Section 11.   Severability.   The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provisions deleted and the rights and obligations of the parties shall be construed and enforced accordingly.
Section 12.   Counterparts; PDF Signatures.   This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and accepted by portable data file (pdf) signature and any such signature shall be of the same force and effect as an original signature.
Section 13.   Governing Law.   All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the state of Delaware applicable to agreements made and wholly to be performed in such state without regard to conflicts of laws.
Section 14.   Successors; Assignment.   This agreement shall be binding upon and inure to the benefit of the Company and Acquiror, and their successors and permitted assigns, and the Principal Stockholders and their respective spouses, executors, personal representatives, administrators, heirs, legatees, guardians and other legal representatives. This Agreement shall survive the death or incapacity of any Principal Stockholder. This Agreement may be assigned only by Acquiror, and then only to an Affiliate of Acquiror.
Section 15.   Directors’ Duties.   The parties hereto acknowledge that each Principal Stockholder is entering into this Agreement solely in his or her capacity as a stockholder of the Company and, notwithstanding anything to the contrary in this Agreement, nothing in this agreement is intended or shall be construed to require any Principal Stockholder, in his or her capacity as a director and/or officer of the Company and/or the bank, as applicable, to act or fail to act in accordance with his or her fiduciary duties in such director and/or officer capacity. Furthermore, no Principal Stockholder makes any agreement or understanding herein in his or her capacity as a director and/or officer of the Company and/or the Bank. For the avoidance of doubt, nothing in this section shall in any way limit, modify or abrogate any of the obligations of the Principal Stockholders hereunder to vote the shares owned by him or her in accordance with the terms of the Agreement and not to transfer any shares except as permitted by this Agreement.
Section 16.    WAIVER OF JURY TRIAL.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR

INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION.
[The Remainder of this Page Is Left Intentionally Blank]
[Signature Page Follows]

In Witness Whereof, the parties hereto have executed this Agreement individually, or have caused this Agreement to be executed by their respective officers, on the day and year first written above.
ACQUIROR: Alerus Financial Corporation	COMPANY: MPB BHC, Inc.
By:	By:
Name: Randy L. Newman Title: President and Chief Executive Officer	Name: Stephen P. Haggard Title: President and Chief Executive Officer

Principal Stockholders	Shares Owned
Name:	[•]
Name:	[•]
Name:	[•]
Name:	[•]
Name:	[•]
Name:	[•]
Name:	[•]
Name:	[•]
Name:	[•]
[Signature Page of Voting and Support Agreement Continued]

Exhibit B
Employment Agreement

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made and entered into by and between Alerus Financial Corporation (the “Company”) and Stephen P. Haggard (“Employee”) for the purpose of setting forth the terms and conditions of Employee’s employment by the Company, and to protect the Company’s interests and confidential information and obtain assurance that Employee will not compete with the Company or solicit its customers or its employees for a reasonable period of time pursuant to this Agreement.
RECITALS
A.   Employee currently is employed as Chief Executive Officer and President of Metro Phoenix Bank (“MPB”).
B.   The Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with MPB BHC, INC (“Parent Company”) and its wholly-owned subsidiary MPB, under which both Parent Company and MPB will merge with and into Alerus (the “Merger”).
C.   Employee’s background, knowledge, skills, and experience are of value to the Company, and the Company therefore wishes to employ Employee upon the closing of the Merger (the “Closing”) on the terms and conditions below.
D.   Employee acknowledges that in connection with his employment with the Company, he will have access to certain confidential and proprietary information (including, but not limited to, confidential and proprietary information acquired from MPB and confidential and proprietary information developed by the Company), and further acknowledges that in the course of his employment he will develop personal and professional relationships with the Company’s customers, business associates, and personnel, which relationships are developed on behalf of the Company and at the Company’s expense, and which are extremely valuable to the Company.
E.   Employee understands that Employee’s employment with the Company is expressly conditioned on the Closing and on Employee’s execution of this Agreement.
F.   The Company desires to employ Employee to render services for the Company on the terms and conditions set forth in this Agreement, and Employee desires to be retained and employed by the Company pursuant to such terms and conditions.
AGREEMENTS
In consideration of Employee’s employment with the Company and the foregoing Recitals, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows:
ARTICLE I.
EMPLOYMENT, TERM, AND DUTIES
1.1   Employment.   The Company shall employ Employee as President, Arizona Market, and Employee shall perform services for the Company for the period and upon the other terms and conditions set forth in this Agreement. Employee’s duties shall include without limitation assisting with the management of MPB’s Arizona Market offices and operations after the Closing; assisting with the conversion and integration of MPB’s Arizona Market operations into those of the Company; assisting with the transfer of MPB’s customer relationships to and retention of those relationships by the Company; assisting with new business development; and such other duties as may be requested from time to time by Company executives and senior managers, in each case as directed by Company executives and senior managers.
1.2   Term.   The “Initial Term” of this Agreement shall commence as of the Closing and, unless earlier terminated in accordance with Article III of this Agreement, shall continue for the twenty-four (24)-month period following the Closing. At the Company’s option, the Initial Term shall be extended for one (1) additional year (the “Term Extension”) following the Initial Term if the Company notifies Employee, by written notice delivered no later than sixty (60) days prior to the end of the Initial Term, that the Initial

Term will be extended for one (1) additional year (the Initial Term and the Term Extension collectively referred to herein as the “Term”). Following the expiration of the Initial Term, and provided the Company does not elect the Term Extension, or following the expiration of the Term, in the event the Company elects the Term Extension, the Company shall employ the Employee and the Employee hereby agrees to be employed by the Company as an “at-will” employee, provided however, that the restrictive covenants contained in Article V shall survive the expiration or termination of this Agreement and shall remain in full force and effect.
1.3   Performance of Duties.   During the Term, Employee shall serve the Company faithfully and to the best of Employee’s ability, and devote Employee’s full business time, attention, and efforts to the business and affairs of the Company during normal business hours. Employee shall comply with all rules, policies, and procedures of the Company for employees as modified from time to time. Employee may perform his job functions from a location or locations of his choosing; provided that he adequately completes all job duties, as determined in the reasonable discretion of the Company.
ARTICLE II.
COMPENSATION AND BENEFITS
2.1   Compensation.
(a)   Base Salary.   During the Initial Term, the Company shall pay Employee an annual base salary of Two Hundred Fifty thousand dollars ($250,000), less applicable withholdings and deductions (the “Base Salary”), which shall be payable in accordance with the Company’s ordinary payroll practices. The Base Salary may be adjusted upward, but not downward, during the Term.
(b)   Performance Bonus.   Employee shall be entitled to consideration for an annual cash bonus (the “Bonus”) based on the Company’s attainment of reasonable financial objectives in accordance with the Company’s Short Term Incentive Plan. During the Initial Term the target annual Bonus will equal thirty percent (30%) of the Employee’s Base Salary and will be payable in accordance with the terms and conditions of the Short Term Incentive Plan. Bonus Compensation shall be subject to any deductions required by law. The decision to award Employee a Bonus shall at all times be discretionary, and the Company may decline to award a Bonus to Employee in any year.
(c)   Restricted Stock Grant.   As a member of the Company’s senior management team, Employee will be eligible for an annual award of restricted stock units pursuant to the Company’s Long Term Incentive Plan. The target award each year shall be equal in value to 10% of his Base Salary for the respective year. Restricted stock units earned under the Long Term Incentive Plan shall be granted under, and subject to the terms and conditions of, the Company’s 2019 Equity Incentive Plan or any successor plan thereto
(d)   Sign On Grant.   As soon as administratively practicable following the Closing, the Company shall grant to Employee 1,500 shares of restricted stock (the “Sign On Grant”) pursuant to the Company’s 2019 Equity Incentive Plan. The terms and conditions of such Sign On Grant shall be substantially the same as the terms and conditions applicable to grants of restricted stock made to other similarly situated Company executives; provided, however, that the Sign On Grant shall vest, based on Employee’s continued employment with the Company, as to 500 shares of restricted stock on each of the first three anniversaries of the Closing.
2.2   Participation in Benefits.   During the Term, Employee shall be entitled to participate in the employee benefits offered generally by the Company to other similarly situated employees. Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time; provided, however, that for purposes of eligibility and vesting, Employee shall receive credit for Employee’s prior years of service at MPB. The Company does not guarantee the adoption or continuance of any particular employee benefit during Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify, or terminate any of its benefits during the Term.

ARTICLE III.
TERMINATION AND COMPENSATION FOLLOWING TERMINATION
3.1   Termination.   Subject to the respective continuing obligations of the parties hereto under this Agreement, Employee’s employment hereunder shall be terminated prior to the end of the Initial Term due to any of the following circumstances:
(a)   Employee’s resignation upon at least sixty (60) days’ prior written notice;
(b)   the mutual, written agreement of the parties hereto to terminate the Agreement;
(c)   Employee’s death;
(d)   Employee’s disability, meaning that (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Company;
(e)   the Company’s termination of this Agreement for Cause at any time effective upon notice to Employee;
(f)   the Company’s termination of this Agreement other than for Cause upon at least sixty (60) days’ prior written notice, or
(g)   Employee’s termination of this Agreement for Good Reason as set forth in Section 3.3 below.
During the Term Extension and thereafter, Employee’s employment hereunder may be terminated by the Company or Employee for any reason upon at least thirty (30) days’ prior written notice, subject to the respective continuing obligations of the parties hereto under this Agreement.
3.2   Cause.   For purposes of this Agreement, “Cause” means:
(a)   the gross neglect or willful failure or refusal by Employee to perform Employee’s material duties hereunder (other than as a result of Employee’s disability), provided that Employee fails to cure any such alleged neglect or failure or refusal within twenty-one (21) days after the Company provides Employee written notice of the same, which written notice shall provide a reasonable summary of the facts supporting Company’s claim of termination for Cause;
(b)   Employee’s perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof;
(c)   any willful or intentional act by Employee that could reasonably be expected to materially injure the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;
(d)   Employee’s conviction of or plea of nolo contendere to a felony or any crime involving fraud, dishonesty, or moral turpitude;
(e)   Employee’s removal or permanent suspension from banking pursuant to Section 8(e) of the Federal Deposit Insurance Act or any other applicable state or federal law;
(f)   a material breach by Employee of Company policies as may be in effect from time to time, provided that Employee fails to cure any such alleged breach within twenty-one (21) days after the Company provides Employee written notice of the same, which written notice shall provide a reasonable summary of facts supporting Company’s claim of termination for a material breach by Employee of the cited Company policies; or
(g)   the breach by Employee of any covenant set forth in this Agreement, including without limitation the confidentiality, noncompetition, or nonsolicitation provisions of this Agreement.

Further, a termination for Cause shall be deemed to have occurred if, following termination, facts and circumstances arising during the course of Employee’s employment are discovered that would have warranted a termination for Cause.
Further, all rights of Employee under this Agreement (other than Employee’s right to receive his Base Salary, to the extent he performs work and consistent with applicable law, and health insurance benefits) shall be suspended automatically during (i) the pendency of any investigation by the Company, or (ii) any negotiations between the Company and Employee regarding any actual or alleged act or omission by Employee of the type that would warrant a termination for Cause. If Employee is placed on administrative leave pending the outcome of any investigation, then, subject to applicable law, it shall be at Company’s discretion whether Employee’s Base Salary will be paid during the leave.
3.3   Termination for Good Reason.   Prior to Employee’s termination for Good Reason (as defined below), Employee shall give the Company written notice of the occurrence of the event or condition that Employee believes constitutes a Good Reason within twenty-one (21) days of the initial existence of such event or condition, which written notice shall provide a reasonable summary of facts to support Employee’s claim of termination for Good Reason. If the Company determines that the events or conditions exist as alleged by Employee, and does not cure such events or conditions within twenty-one (21) days of Employee’s written notice, then this Agreement and Employee’s employment hereunder shall terminate on the twenty-first (21st) day following Employee’s written notice. “Good Reason” means the occurrence of any one (1) or more of the following, without Employee’s prior consent: (i) a material adverse change in the nature, scope or status of Employee’s position, authorities or duties from those in effect in accordance with Section 1.1 immediately following the Closing; (ii) the Company changes the primary location of Employee’s employment to a place that is more than fifty (50) miles from Employee’s primary location of employment as of the Closing; or (iii) the Company otherwise commits a material breach of its obligations under this Agreement.
3.4   Effect of Termination.   Notwithstanding any termination of this Agreement and/or Employee’s employment with the Company at any time, and in consideration of the Recitals set forth in this Agreement including, but not limited to, Employee’s employment hereunder to the date of such termination, and Employee’s execution of this Agreement ancillary to the sale of MPB’s equity interests to the Company, Employee shall remain bound by the provisions of this Agreement that specifically relate to periods, activities, or obligations upon or subsequent to the termination of Employee’s employment, including, but not limited to, the covenants contained in Article IV and Article V of this Agreement.
3.5   Compensation Following Termination by the Company Prior to the End of the Initial Term.   In the event that Employee’s employment hereunder is terminated by the Company without Cause, or by the Employee for Good Reason, prior to the end of the Initial Term, in addition to the payments under Section 3.6, Employee shall be entitled to continued payments of Employee’s then current Base Salary for the remainder of the Initial Term, payable in accordance with the Company’s ordinary payroll practices, commencing on the first payroll day that occurs at least sixty (60) days after the date on which Employee’s employment was terminated; provided, however, that the Company shall not be obligated to make any such payments under this Section 3.5 unless Employee has signed and delivered to the Company a general release and waiver of claims in favor of the Company and its affiliates on a form acceptable to the Company, all applicable consideration and rescission periods provided by law shall have expired, and Employee is in compliance with the terms of this Agreement as of the dates of such payments. The first payment of remaining Base Salary described in this Section 3.5 shall include the normal installment amount of Employee’s then current Base Salary, plus any installment amounts that remained unpaid during the period between Employee’s termination without Cause or for Good Reason and the first payroll day that occurs at least sixty (60) days after the date on which Employee’s employment was terminated.
3.6   All Terminations.   In the event that Employee’s employment hereunder is terminated for any reason, including a termination of employment by the Company without Cause or by the executive for Good Reason prior to the end of the Term, Employee shall be entitled to (a) Employee’s earned but unpaid Base Salary for the period ending on termination of employment, less applicable withholdings and deductions; (b) Employee’s accrued but unpaid vacation pay for the period ending on termination of employment, less applicable withholdings and deductions; and (c) any other benefits to which Employee may be entitled under the express terms of any employee benefit plan or as required by law, and the Company shall have no further obligations to Employee under this Agreement. Any benefits to be provided to Employee pursuant to this Section 3.6 shall be provided in accordance with the Company’s ordinary payroll practices and other policies. Except as specifically provided herein, nothing in this Agreement shall be construed as requiring Employee to be treated as employed by the Company following termination for purposes of any employee benefit plan or arrangement in which Employee may participate at such time.
3.7   No Other Benefits or Compensation.   Except as specifically provided herein, the Company shall have no further obligations to Employee under this Agreement following a termination of employment.
ARTICLE IV.
CONFIDENTIAL INFORMATION
4.1   Confidential Information.   For purposes of this Agreement, “Confidential Information” means any and all information in whatever form, whether written, electronically stored, orally transmitted, or memorized, pertaining to: trade secrets; customer lists, records, and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers, and information; purchase orders, agreements, and related data; business development plans; service pricing; sales and marketing plans; personnel and employment records, files, data, and policies (regardless of whether the information pertains to Employee or other employees of the Company or of MPB); tax or financial information; business and sales methods and operations; business correspondence, memoranda, and other records; inventions, improvements, and discoveries; processes and methods; business operations and related data formulae; computer records and related data; know-how, research, and development; trademarks; technology; technical information; copyrighted material; and any other confidential or proprietary data and information which Employee encountered during his employment with MPB that relates to the business of MPB or which Employee encounters during employment with the Company that relates to the business of the Company, all of which are held, possessed, or owned by the Company. Confidential Information does not include information, which is or becomes known to the public, or generally known within the Company’s industry through no act or omission by Employee; provided, however, that the compilation, manipulation, or other exploitation of generally known information may cause information to constitute Confidential Information.
4.2   Nondisclosure of Confidential Information.   The Company will, and MPB did, in the course of Employee’s employment with MPB and the Company, rely upon Employee for and impart and disclose to Employee in confidence Confidential Information. Employee acknowledges that the Company operates in a competitive environment and that the Company has an interest in protecting its Confidential Information. Employee further acknowledges that the Confidential Information constitutes a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. At all times during Employee’s employment and thereafter, Employee shall hold in the strictest confidence and shall not disclose, use, lecture upon, or publish any of the Confidential Information, except as such disclosure, use, or publication may be required in connection with Employee’s work for the Company or unless the Company expressly authorizes such disclosure in writing. Employee shall obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to Employee’s work at the Company and incorporates any Confidential Information. Employee hereby assigns to the Company any rights Employee may have or acquire in the Confidential Information and recognizes that all of the Confidential Information is and shall be the sole property of the Company and its successors and assigns.
4.3   Return of the Company Documents and Tangible Property.   Upon termination of Employee’s employment with the Company for any reason, or at any other time the Company so requests, Employee shall immediately return to the Company all records, including any and all drafts and duplicates, and any compositions, articles, devices, equipment, software, programs, and other items that are the property of the Company, that relate in any way to the business model, products, practices, or techniques of the Company, or that disclose or contain Confidential Information. Upon termination of Employee’s employment with the Company for any reason, Employee shall refrain from accessing the Company’s nonpublic information and data, including but not limited to the Company’s Confidential Information, via any means whatsoever. Employee shall acknowledge in writing the return of all such materials when requested to do so by the Company.

4.4   No Diminution of Other Obligations.   Nothing in this Agreement is intended to, nor shall it, limit in any way any obligations of Employee to maintain the confidentiality of the Company or other information imposed by any regulatory authority or applicable law, regulation, or rule.
ARTICLE V.
NONCOMPETITION, NONSOLICITATION, AND NONDISPARAGEMENT
5.1   Noncompetition, Nonsolicitation, and Nondisparagement Covenants.   Solely due to Employee’s position with the Company and his previous position with MPB, Employee had and will have access to certain Confidential Information of the Company. Employee acknowledges that the Company will only release Confidential Information to Employee upon the receipt of assurances that Employee will not use the information to the Company’s disadvantage and, accordingly, agrees to the following provisions.
(a)   Agreement Not to Compete.   During the Term and for a period of twelve (12) months following the termination of Employee’s employment with the Company for any reason, whether such termination occurs during the Term or thereafter (the “Restricted Period”), Employee shall not, within the State of Arizona, engage in, carry on, or perform services in any capacity, directly or indirectly, as an owner, director, employee, agent, associate, consultant, or in any other capacity, for a business competitive with that conducted by the Company or by MPB (other than passive ownership of less than 2% of any class of securities of a company). A “business competitive with that conducted by the Company or by MPB” shall mean any business or activity that competes with the Company’s or MPB’s products or services (including, but not limited to, those concerning or related to commercial lending, outdoor media lending, business banking, real estate, wealth management, and retirement services) whether currently offered or previously offered by the Company or MPB at any time within three years preceding Employee’s termination of employment from the Company, announced products or services, or pending products or services that have not yet been announced but which Employee may have knowledge of as of the date of Employee’s termination of employment.
(b)   Agreement Not to Solicit Customers.   During the Term and during the Restricted Period, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly, solicit, divert or take away, or assist in or attempt to solicit, divert or take away, support or endorse the solicitation of, or otherwise promote the solicitation of, any customers or actively sought after potential customers of the Company or of MPB with whom Employee had contact as an employee of the Company or of MPB at any time within three years preceding Employee’s termination of employment from the Company:
(i)
for purposes of providing services or products to or for a business competitive with that conducted by the Company or by MPB; and/or

(ii)
in order to induce or encourage such customers to cease, decline or reduce doing business with the Company or in any way to interfere with the Company’s existing or prospective business relationships with such customers.

(c)   Agreement Not to Solicit Employees.   During the Term and during the Restricted Period, Employee shall not, on Employee’s own behalf or on behalf of any other person or entity, directly or indirectly solicit, divert or take away, or assist in or attempt to solicit, divert or take away, support or endorse the solicitation of, or otherwise promote the solicitation of, any person who is a current employee or agent of the Company or of MPB:
(i)
to leave the employ or service of the Company or to enter into an agreement to do so; and/or

(ii)
to cease, decline or reduce doing business with, or providing services, to the Company or in any way interfere with the Company’s existing or prospective business relationships with such employees and/or agents.

(d)   Agreement Not to Disparage the Company.   During the Term and following the termination of Employee’s employment with the Company for any reason, whether such termination occurs during the Term or thereafter, neither Employee nor the Senior Management Team of the Company shall engage in any disparagement or vilification of the other, and shall refrain from making any statements, implied or expressed, that are false or materially critical, or which impugn, attack, or defame the reputation or character of the other, including without limitation regarding management style, methods of doing business, quality of products or services, role in the community, or treatment of employees; and neither Employee nor the Senior Management Team of the Company shall do anything that would damage the other’s business reputation or goodwill. For purposes of this Section 5.1(d), the term “Senior Management Team” means any individual with a position title of Executive Vice President or higher.
5.2   Acknowledgment.   Employee acknowledges that the restrictions and agreements contained in this Article V are reasonable and necessary to protect the legitimate interests of the Company and that any violation of this Article V by Employee will cause substantial and irreparable harm to the Company that would not be quantifiable and for which no adequate remedy exists at law. Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Employee therefore consents and agrees that in the event of a breach or threatened breach of any of the restrictions contained in this Article V, the Company shall be entitled to seek a temporary, preliminary and/or permanent injunction and/or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, subject to Section 6.4, without the necessity of posting any bond or other security. The aforementioned relief shall be in addition to, and not in lieu of, any other legal remedies, monetary damages or other available forms of relief. If Employee violates the restrictions and agreements contained in this Article V and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of such restrictions and agreements; accordingly, such restrictions and agreements shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the restricted period began to run and the date of the first violation of such restrictions and agreements by Employee. Employee and the Company agree that, if the period of time or the scope of the provisions within this Article V shall be adjudged unreasonably overbroad in any court proceeding, then the period of time and/or scope shall be modified accordingly so that this covenant may be enforced to the fullest extent permissible.
ARTICLE VI.
MISCELLANEOUS PROVISIONS
6.1   Deductions and Withholdings.   The Company may deduct and/or withhold from any amounts and benefits payable under this Agreement all applicable deductions and all federal, state, city, and other taxes as may be required pursuant to any law, governmental regulation, or ruling.
6.2   Code Section 409A.   It is intended that this Agreement will comply with Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments shall be payable hereunder on account of a termination unless such termination constitutes a “separation from service” within the meaning of Section 409A. For purposes of Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Section 6.2 shall not be construed as a guarantee of any particular tax effect for Employee’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Section 409A or any other provision of the Internal Revenue Code.
6.3   Non-Assignability.   This Agreement shall not be assignable, in whole or in part, by Employee without the written consent of the Company. This Agreement is binding upon Employee, Employee’s heirs, and personal representatives. The Company may, without the consent of Employee, assign its rights and obligations under this Agreement to any business entity that has become the successor to the Company in the event of a sale, merger, liquidation, or similar transaction. In the event Employee is or becomes entitled to any payments under this Agreement at or after the time of Employee’s death, such payments shall be made to Employee’s estate (unless Employee elects a different beneficiary in writing on a form acceptable to the Company) at the same time and in the same form as Employee would have been entitled to such payments.

6.4   Choice of Law and Venue.   This Agreement shall be governed by and construed under the laws of the State of Arizona. The parties hereto submit to the exclusive jurisdiction of any state or federal court sitting in Phoenix, Arizona in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of the action or proceeding shall be heard and determined in any such court.
6.5   Severability.   If any provision of this Agreement or the application of any provision hereof to any person or circumstance is held invalid, the remainder of this Agreement and the application of such provision to other persons and circumstances shall not be affected unless the invalid provision substantially impairs the benefits of the remaining portion of this Agreement.
6.6   Entire Agreement.   This Agreement sets forth the entire agreement and understanding of the parties hereto relating to Employee’s employment and supersedes all prior agreements, arrangements, and understandings, written or oral, relating to the subject matter hereof.
6.7   Modification and Waiver.   No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by the Company’s Chief Executive Officer. No waiver by either of the Parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
6.8   Representation of Employee.   Employee represents and warrants to the Company that Employee is free to enter into this Agreement and has no contract, commitment, arrangement, or understanding to or with any party that restrains or is in conflict with Employee’s performance of the covenants, services, and duties provided for in this Agreement.
6.9   Read and Understood.   Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.
6.10   Survival.   Notwithstanding anything herein to the contrary, the provisions of Article V (Noncompetition, Nonsolicitation, and Nondisparagement) shall survive the expiration or termination of this Agreement for any reason.
[Signatures on Following Page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Employee acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the dates set forth below.
ALERUS FINANCIAL CORPORATION	STEPHEN P. HAGGARD
By:	By:
Name: Title: Date:	Date:

Appendix B
Arizona Revised Statutes
TITLE 10 — CORPORATIONS AND ASSOCIATIONS
CHAPTER 13. DISSENTERS’ RIGHTS
Article 1 — Dissent and Payment for Shares
Sections 10-1301 through 10-1303;
Article 2 — Procedure for Exercise of Dissenters’ Rights
Sections 10-1320 through 10-1328; and
Article 3 — Judicial Appraisal of Shares
Sections 10-1330 and 10-1331
Article 1 — Dissent and Payment for Shares
A.R.S. § 10-1301
§ 10-1301. Definitions
In this article, unless the context otherwise requires:
1. “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
2. “Corporation” means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.
3. “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.
4. “Fair value” with respect to a dissenter’s shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.
5. “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.
6. “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
7. “Shareholder” means the record shareholder or the beneficial shareholder.
A.R.S. § 10-1302
§ 10-1302. Right to dissent; applicability
A. A shareholder of a domestic corporation is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:
1. Consummation of a plan of merger to which the corporation is a party if either:
(a) Shareholder approval is required for the merger by § 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.
(b) The corporation is a subsidiary that is merged with its parent under § 10-1104.
2. Consummation of a plan of interest exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.
4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it either:
(a) Alters or abolishes a preferential right of the shares.
(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.
(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.
(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.
(e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 10-604.
5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
6. An election of the shareholders pursuant to § 10-2404 to have benefit corporation status or an election of the shareholders pursuant to § 10-2405 to terminate status as a benefit corporation.
7. Consummation of a plan of domestication if the shareholder does not receive interests in the foreign domesticated entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of the domesticated entity as the shares held by the shareholder before the domestication.
8. Consummation of a plan of conversion if the shareholder does not receive interests in the converted entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of the converted entity as the shares held by the shareholder before the conversion.
9. Consummation of a plan of division if the shareholder does not receive interests in each resulting entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of each resulting entity as the shares held by the shareholder before the division.
B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code § 80a-1 through 80a-64).
D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.
A.R.S. § 10-1303
§ 10-1303. Dissent by nominees and beneficial owners

A. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder’s other shares were registered in the names of different shareholders.
B. A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if both:
1. The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.
2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.
Article 2 — Procedure for Exercise of Dissenters’ Rights
A.R.S. § 10-1320
§ 10-1320. Notice of dissenters’ rights
A. If proposed corporate action creating dissenters’ rights under § 10-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article.
B. If corporate action creating dissenters’ rights under § 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in § 10-1322.
A.R.S. § 10-1321
§ 10-1321. Notice of intent to demand payment
A. If proposed corporate action creating dissenters’ rights under § 10-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall both:
1. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated.
2. Not vote the shares in favor of the proposed action.
B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.
A.R.S. § 10-1322
§ 10-1322. Dissenters’ notice
A. If proposed corporate action creating dissenters’ rights under § 10-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 10-1321.
B. The dissenters’ notice shall be sent no later than ten days after the corporate action is taken and shall:
1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.
2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.
3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.
5. Be accompanied by a copy of this article.
A.R.S. § 10-1323
§ 10-1323. Duty to demand payment
A. A shareholder sent a dissenters’ notice described in § 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 10-1322, subsection B, paragraph 3 and deposit the shareholder’s certificates in accordance with the terms of the notice.
B. A shareholder who demands payment and deposits the shareholder’s certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
C. A shareholder who does not demand payment or does not deposit the shareholder’s certificates if required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this article.
A.R.S. § 10-1324
§ 10-1324. Share restrictions
A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under § 10-1326.
B. The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.
A.R.S. § 10-1325
§ 10-1325. Payment
A. Except as provided in § 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with § 10-1323 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.
B. The payment shall be accompanied by all of the following:
1. The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.
2. A statement of the corporation’s estimate of the fair value of the shares.
3. An explanation of how the interest was calculated.
4. A statement of the dissenter’s right to demand payment under § 10-1328.
5. A copy of this article.
A.R.S. § 10-1326
§ 10-1326. Failure to take action
A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under § 10-1322 and shall repeat the payment demand procedure.

A.R.S. § 10-1327
§ 10-1327. After-acquired shares
A. A corporation may elect to withhold payment required by § 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters’ right to demand payment under § 10-1328.
A.R.S. § 10-1328
§ 10-1328. Procedure if shareholder dissatisfied with payment or offer
A. A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due and either demand payment of the dissenter’s estimate, less any payment under § 10-1325, or reject the corporation’s offer under § 10-1327 and demand payment of the fair value of the dissenter’s shares and interest due, if either:
1. The dissenter believes that the amount paid under § 10-1325 or offered under § 10-1327 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated.
2. The corporation fails to make payment under § 10-1325 within sixty days after the date set for demanding payment.
3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.
Article 3 — Judicial Appraisal of Shares
A.R.S. § 10-1330
§ 10-1330. Court action
A. If a demand for payment under § 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
B. The corporation shall commence the proceeding in the court in the county where a corporation’s principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.
C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.
D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master’s report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
E. Each dissenter made a party to the proceeding is entitled to judgment either:
1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.
2. For the fair value plus accrued interest of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 10-1327.
A.R.S. § 10-1331
§ 10-1331. Court costs and attorney fees
A. The court in an appraisal proceeding commenced under § 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to §§ 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under § 10-1328.
B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:
1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.
2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to §§ 10-1325 and 10-1327.
3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.
C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

Appendix C
December 8, 2021
Board of Directors
MPB BHC, Inc.
4686 East Van Buren Street
Phoenix, AZ 85008
Members of the Board of Directors:
We understand that Alerus Financial Corporation (the “Acquiror”) and MPB BHC, Inc. (the “Company”), propose to enter into the Agreement (defined below) pursuant to which, among other things, the Company will be merged with and into the Acquiror with the Acquiror as the surviving entity (the “Transaction”) and that, in connection with the Transaction, each outstanding share of common stock, par value $10.00 per share, of the Company (the “Common Shares”), other than Excluded Shares (as defined below), will be converted into the right to receive 0.7400 shares of common stock, $1.00 par value per share, of the Acquiror (the “Merger Consideration”) subject to certain adjustments as provided for in the Agreement (as to which adjustments we express no opinion). Cash will be paid in lieu of any fractional share. The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (the “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair from a financial point of view to such holders. For purposes of this Opinion, and with your consent, we have assumed that (i) the Merger Consideration would equate to $23.26 per share based on the Acquiror’s closing stock price of $31.43 on December 7, 2021 and (ii) that there will be no adjustment to the Merger Consideration under Section 2.8 of the Agreement. The term “Excluded Shares” means Dissenters’ Shares (as defined in the Agreement) and Common Shares owned by the Company or the Acquiror (in each case other than Common Shares held in any company benefit plan or related trust accounts or otherwise held in a fiduciary or agency capacity or as a result of debts previously contracted).
In connection with our review of the proposed Transaction and the preparation of this Opinion, we have, among other things:
1.
reviewed the financial terms and conditions as stated in the draft of the Agreement and Plan of Merger dated as of December 7, 2021 (the “Agreement”);

2.
reviewed certain information related to the historical condition and prospects of the Company and the Acquiror, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared by the management of the Company for the periods ending December 31, 2021 through 2025, as approved for our use by management of the Company (the “Projections”);

3.
reviewed the Company’s and the Acquiror’s audited financial statements for years ended December 31, 2020 and unaudited financial statements for the nine month period ended September 30, 2021;

4.
reviewed the Company’s and the Acquiror’s recent public filings and certain other publicly available information regarding the Company and the Acquiror;

5.
reviewed the financial and operating performance of the Company and the Acquiror and those of other selected public companies that we deemed to be relevant;

Board of Directors
MPB BHC, Inc.
December 8, 2021

6.
considered certain publicly available financial terms of certain transactions we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for the Common Shares, the current and historical market prices and trading volume of the publicly traded shares of the Acquiror and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

8.
conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions;

9.
received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

10.
discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we have deemed relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

With your consent, we have assumed and relied upon the accuracy and completeness of all information, whether publicly available, supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or the Acquiror is a party or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company or the Acquiror is a party or may be subject. With your consent, this Opinion makes no assumption concerning, and therefore does not consider, the potential effects of any such litigation, claims or investigations or possible assertions. We have not made or obtained an independent appraisal or valuation of the assets or liabilities (fixed, contingent, derivative, off balance sheet or otherwise) of the Company and have not been furnished or provided with any such appraisals or valuations. We have not evaluated the adequacy of the loan or lease reserves of the Acquiror or the Company, and we have assumed, with your consent, that the Acquiror’s and the Company’s allowances for loan and lease losses are in the aggregate adequate to cover such losses. Accordingly, we express no opinion with respect to the foregoing. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or estimates or the assumptions on which they are based. We have assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us, and that the Transaction will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and

Board of Directors
MPB BHC, Inc.
December 8, 2021

state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion.
Our opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of December 8, 2021 and any material change in such circumstances and conditions would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.
As the Board is aware, there is significant uncertainty as to the potential direct and indirect business, financial, legal, economic and social implications and consequences of the coronavirus and associated illnesses and the actions and measures that countries, governments, regulatory agencies, central banks, international financing and funding organizations, stock markets, businesses and individuals have taken and may take to address the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the “Pandemic Effects”). Raymond James expresses no opinion or view as to the potential impact of the Pandemic Effects on our analysis, this Opinion, the Transaction, the Acquiror, the Company or the value of the Merger Consideration after the date hereof. As the Board is also aware, the credit, financial and stock markets have been experiencing and do experience unusual volatility from time to time and Raymond James expresses no opinion or view as to any potential effects of such volatility on the Transaction, the Acquiror or the Company. This Opinion does not purport to address potential developments in any such credit, financial and stock markets on the value of the Merger Consideration after the date hereof.
We express no opinion as to the underlying business decision to effect the Transaction, the structure or tax consequences of the Transaction or the availability or advisability of any alternatives to the Transaction. We provided advice solely to the Company with respect to the proposed Transaction. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Transaction. This letter does not express any opinion as to the likely trading range of the Aquiror’s common stock following the Transaction or the prices at which the Acquiror’s common stock may be sold at any time, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Acquiror at that time. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the Common Shares (other than Excluded Shares).
We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Transaction. Furthermore, no opinion, counsel or interpretation is intended by Raymond James to apply to matters that require legal, accounting or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the Company’s appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the

Board of Directors
MPB BHC, Inc.
December 8, 2021

Company and its advisors as to all legal, accounting and tax matters with respect to the Company and the Transaction, including, without limitation, that the Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.
In formulating our opinion, we have considered only what we understand to be the Merger Consideration to be received by the holders of Common Shares (other than Excluded Shares) as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the compensation received by the holders of the Common Shares or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Transaction to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Transaction amongst or within such classes or groups of security holders or other constituents). We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or the Acquiror or the ability of the Company or the Acquiror to pay their respective obligations when they come due.
The delivery of this opinion was approved by an opinion committee of Raymond James.
Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Transaction and will receive a fee for such services, $25,000 of which has been paid in the form of a retainer and the remainder of which is contingent upon consummation of the Transaction. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Transaction or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.
In the ordinary course of our business, Raymond James may trade in the securities of the Company and the Acquiror for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of this letter, Raymond James has (i) engaged in certain trading activity with the Acquiror for which Raymond James has earned fees and (ii) engaged in certain trading activity with Alerus Financial, National Association, which is a subsidiary of the Acquiror, for which Raymond James has earned fees. In addition, Raymond James is engaged to provide certain investment banking advisory services to the Acquiror that are unrelated to the Transaction, for which it may receive fees in the future. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or the Acquiror or other participants in the Transaction in the future, for which Raymond James may receive compensation.
It is understood that this letter is for the information of the Board of Directors of the Company (solely in each director’s capacity as such) in evaluating the proposed Transaction and does not constitute a recommendation to the Board of Directors or any shareholder of the Company or the Acquiror regarding how said shareholder should act or vote with respect to the proposed Transaction or any other matter. Furthermore, this letter should not be construed as creating any fiduciary duty on the part of Raymond James to any such party. This Opinion may not be disclosed, published, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Transaction that is required to be

Board of Directors
MPB BHC, Inc.
December 8, 2021

filed by the Company and the Acquiror with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (other than Excluded Shares) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.
Very truly yours,
RAYMOND JAMES & ASSOCIATES, INC.

PART II
Information Not Required in Prospectus
Item 20.    Indemnification of Directors and Officers.
Delaware Law.    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. Alerus’s Certificate of Incorporation provides for such limitation of liability.
Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner such director or officer reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.
Section 145(c) provides that to the extent a present or former director or officer of a corporation has been successful on the merits or in the defense of any action, suit or proceeding referred to above, or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Certificate of Incorporation and Bylaws.    Article VII of Alerus’s certificate of incorporation and Section 6.2 of Alerus’s bylaws provide that, subject to the limits of applicable federal banking laws and regulations, the present and former directors and officers of Alerus shall be indemnified by Alerus to the fullest extent permitted by the DGCL. Section 6.4 of Alerus’s bylaws provides that, subject to the limits of applicable federal banking laws and regulations, Alerus is required to advance certain expenses (including attorneys’ fees) to its current and former directors and officers arising from any pending or threatened action, suit or proceeding related to such officer’s or director’s service to Alerus.
The foregoing description of Alerus’s certificate of incorporation and bylaws is qualified in its entirety by reference to each such document, which are listed as Exhibits 3.1 and 3.2 respectively, hereto.

Liability Insurance.    Alerus maintains directors’ and officers’ liability insurance which covers certain liabilities and expenses of its directors and officers and covers it for reimbursement of payments to its directors and officers in respect of such liabilities and expenses, in each case subject to certain limits and exceptions.
Item 21.    Exhibits and Financial Statement Schedules.
(a)
Exhibits:

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger between Alerus Financial Corporation and MPB BHC, Inc. dated as of December 8, 2021 (included as Appendix A to this proxy statement/prospectus). †
3.1	Third Amended and Restated Certificate of Incorporation of Alerus Financial Corporation (incorporated herein by reference to Exhibit 3.1 on Form S-1 filed on August 16, 2019).
3.2	Second Amended and Restated Bylaws of Alerus Financial Corporation (incorporated herein by reference to Exhibit 3.2 on Form S-1 filed on August 16, 2019).
4.1	Description of Capital Stock (incorporated herein by reference to Exhibit 4.1 on Form 10-K Filed on March 26, 2020).
5.1**	Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
8.1**	Tax Opinion of Barack Ferrazzano Kirschbaum & Nagelberg LLP.
8.2**	Tax Opinion of Robinson, Diss and Clowdus, P.C.
21.1	Subsidiaries of Alerus Financial Corporation (incorporated herein by reference to Exhibit 21.1 on Form S-1 filed on August 16, 2019).
23.1*	Consent of CliftonLarsonAllen LLP.
23.2**	Consent of Raymond James & Associates, Inc.
23.3**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 5.1).
23.4**	Consent of Barack Ferrazzano Kirschbaum & Nagelberg LLP (included in Exhibit 8.1).
23.5**	Consent of Robinson, Diss and Clowdus, P.C. (included in Exhibit 8.2).
24.1**	Powers of Attorney (contained in signature page to this Registration Statement).
99.1**	Form of proxy card of MPB BHC, Inc.
107.1*	Filing fee table

†
Certain schedules and attachments to the merger agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Alerus Financial Corporation agrees to furnish a supplemental copy of any omitted schedule or attachment to the SEC upon request.

*
Filed herewith.

**
Previously filed.

Item 22:    Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   (1)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer/registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(f)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Forks, State of North Dakota, on this 28th day of March, 2022.
ALERUS FINANCIAL CORPORATION
By:
/s/ Katie A. Lorenson

Katie A. Lorenson
Chief Executive Officer and President
Name	Title	Date

/s/ Katie A. Lorenson	Director, Chief Executive Officer and President (principal executive officer, principal financial officer and principal accounting officer)

* Karen M. Bohn	Director

* Daniel E. Coughlin	Director

* Janet O. Estep	Director

* Kevin D. Lemke	Director

* Michael S. Mathews	Director

* Randy L. Newman	Director

* Jill E. Schurtz	Director

* Sally J. Smith	Director

* Galen G. Vetter	Director

Name	Title	Date

* Mary E. Zimmer	Director
By:	/s/ Katie A. Lorenson Katie A. Lorenson Attorney-in-fact March 28, 2022